Exhibit 99.4

Execution Copy

3 March 2025

FRESENIUS SE & CO. KGAA

as Issuer

and

BOFA SECURITIES EUROPE SA

GOLDMAN SACHS BANK EUROPE SE

as Joint Global Coordinators and Joint Bookrunners
and

BNP PARIBAS

DEUTSCHE BANK AKTIENGESELLSCHAFT

as Joint Bookrunners
and

BANCO SANTANDER, S.A.

as Co-Lead Manager

SUBSCRIPTION AGREEMENT

relating to
up to EUR 600,000,000 Exchangeable Bonds due 2028
ISIN DE000A4DFSR9
exchangeable into no par value ordinary bearer shares of
Fresenius Medical Care AG
ISIN DE0005785802

Ref: L-352891

Linklaters LLP

THIS SUBSCRIPTION AGREEMENT (the “Agreement”) is made on 3 March 2025 between:

(1)	Fresenius SE & Co. KGaA, Else-Kröner-Str. 1, 61352 Bad Homburg vor der Höhe, Federal Republic of Germany (the “Issuer”);

(2)	BofA Securities Europe SA, 51 rue La Boétie, 75008 Paris, France (“BofA”);

(3)	Goldman Sachs Bank Europe SE, Marienturm, Taunusanlage 9-10, 60329 Frankfurt am Main, Federal Republic of Germany (“Goldman Sachs”, and together with BofA, the “Joint Global Coordinators”);

(4)	BNP PARIBAS, 16, boulevard des Italiens, 75009 Paris, France (“BNP”);

(5)
Deutsche Bank Aktiengesellschaft, Taunusanlage 12, 60325 Frankfurt am Main, Federal Republic of Germany (“Deutsche Bank”, and together with the Joint Global Coordinators and BNP, the “Joint Bookrunners”); and

(6)
Banco Santander, S.A., Paseo de Pereda 9-12, 39004 Santander, Spain (“Santander” or the “Co-Lead Manager”, and the Co-Lead Manager together with the Joint Bookrunners the “Managers” and each a “Manager”, and the Seller and the Managers each a “Party” and together the “Parties”).

Whereas:

(A)
The Issuer proposes to issue up to EUR 600,000,000 in aggregate principal amount of Exchangeable Bonds due 2028 (the “Bonds”, which expression where the context so admits shall include the Global Bond (as defined below) to be delivered in respect of the Bonds), ISIN DE000A4DFSR9.

(B)	The terms and conditions of the Bonds (the “Terms and Conditions”) will be substantially in the form attached hereto as Schedule 1.

(C)	The Bonds will, subject to and in accordance with the Terms and Conditions, be exchangeable into ordinary bearer shares of Fresenius Medical Care AG (the “Company”), ISIN DE0005785802 (the “Shares”).

(D)
Payments and other functions in respect of the Bonds will be made or performed on behalf of the Issuer by the agents appointed under a paying, exchange and calculation agency agreement expected to be dated on or around the Closing Date (the “Agency Agreement”) between the Issuer, Deutsche Bank Aktiengesellschaft as Principal Paying Agent and Principal Exchange Agent and Conv-Ex Advisors Limited as Calculation Agent.

(E)
The Issuer and Clearstream Banking AG, Frankfurt am Main, Germany (“Clearstream Frankfurt”) will not later than on the Closing Date enter into a book-entry registration agreement pursuant to which the Issuer will appoint Clearstream Frankfurt as its book-entry registrar in respect of the Bonds and will agree to maintain a register showing the aggregate number of the Bonds represented by the Global Bond under the name of Clearstream Frankfurt, and Clearstream Frankfurt will agree, as agent of the Issuer, to maintain records of the Bonds credited to the accounts of the accountholders of Clearstream Frankfurt for the benefit of the holders of the co-ownership interests in the Global Bond, and the Issuer and Clearstream Frankfurt will agree, for the benefit of the holders of co-ownership interests in the Global Bond, that the actual number of Bonds from time to time shall be evidenced by the records of Clearstream Frankfurt (the “Book-Entry Registration Agreement”).

(F)	The Issuer is a partnership limited by shares (Kommanditgesellschaft auf Aktien) with a societas europaea as general partner under German and European law and registered under HRB 11852 with the commercial register (Handelsregister) of the local court (Amtsgericht) in Bad Homburg vor der Höhe (the “Commercial Register”).

(G)
The Managers will offer and sell the Bonds outside the United States of America (the “United States”) in “offshore transactions” (within the meaning of Regulation S) in reliance on Regulation S (“Regulation S”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) (the “Bonds Offering”).

(H)	Concurrently with the Bonds Offering, the following offerings are being contemplated:

(I)
The Issuer intends to sell via the Managers up to 10.5 million Shares (such Shares, the “Seller Placement Shares”) pursuant to an accelerated bookbuilding process (such offering, the “Seller Share Offering”).

(II)
The Joint Bookrunners have further advised the Issuer that the Joint Bookrunners intend to make, offers of Shares held by or procured on behalf of buyers of the Bonds (such Shares, the “Delta Placement Shares” and such offering, the “Delta Share Offering”) in short sales in order to facilitate the hedging of the market risk to which the buyers of Bonds are exposed with respect to the Bonds that they may acquire in the Bonds Offering.

The Seller Placement Shares will be offered and sold on behalf of the Seller, and the Delta Placement Shares will be offered and sold on behalf of the buyers of the Bonds (the Seller Placement Shares and the Delta Placement Shares together the “Private Placement Shares”) (i) outside the United States in “offshore transactions” (within the meaning of Regulation S) in reliance on Regulation S and (ii) within the United States only to persons reasonably believed to be “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) (“QIBs”) in transactions exempt from the registration requirements of the Securities Act (the Seller Share Offering and the Delta Share Offering together the “Concurrent Equity Offering”, and, the Concurrent Equity Offering together with the Bonds Offering, the “Offerings”).

The Concurrent Equity Offering is expected to settle on 6 March 2025 (the “Concurrent Equity Offering Settlement Date”).

(I)	The Bonds shall be admitted to trading on the Open Market (Freiverkehr) segment of the Frankfurt Stock Exchange within one month after the Closing Date.

It is agreed as follows:

1	Certain Definitions

1.1
Definitions and Interpretation: References to capitalized terms not defined in this Agreement are to those terms as defined in the Terms and Conditions, except where the context requires otherwise. Words importing the plural shall include the singular and vice versa.

1.2	In addition, in this Agreement (including the recitals):

“Business Day” means each day (other than a Saturday or Sunday) on which (a)(i) the real-time gross settlement system operated by the Eurosystem (T2) or any successor system and (ii) the Clearing System settle payments, and (b) commercial banks and foreign exchange markets in Frankfurt am Main are open for business;

“Clearing System” means Clearstream Frankfurt;

“Closing Date” means 11 March 2025 or such later date as the Issuer and the Joint Global Coordinators on behalf of the Managers may agree;

“Contracts” means this Agreement, the Pricing Agreement, the Agency Agreement and the Book-Entry Registration Agreement;

“Fresenius Group” means the Issuer and its Subsidiaries taken as a whole;

“General Partner” means Fresenius Management SE;

“Germany” means the Federal Republic of Germany.

“Global Bond” means the permanent global bearer bond representing the Bonds substantially in the form as set forth in Schedule 2 to this Agreement with the Terms and Conditions attached to it. No definitive bonds will be issued;

“IFRS” means the International Financial Reporting Standards as published by the International Accounting Standards Board and endorsed by the European Commission from time to time;

“MAR” means Regulation (EU) No 596/2014, as amended (Market Abuse Regulation);

“Material Adverse Effect” means a material adverse effect on (i) the financial condition (actual or contingent) of the Issuer or the Fresenius Group, respectively, (ii) the ability of the Issuer to perform its respective obligations under this Agreement, the Pricing Agreement and the Bonds;

“Offering Materials” means each of the following documents:

(i)	the launch ad hoc release in connection with the Bonds Offering and the Seller Share Offering prepared by the Issuer, dated the date of this Agreement; and

(ii)
the launch press release and the launch termsheet, each dated the date of this Agreement, and the pricing press release and pricing termsheet, each dated the Pricing Date, each as prepared by the Issuer and provided to the Managers for use by the Managers in connection with the Bonds Offering and the Seller Share Offering.

“Pricing Agreement” means the pricing agreement substantially in the form set forth in Schedule 4 hereto.

“Pricing Date” means the execution date of the Pricing Agreement.

“Settlement Lead Manager” means BofA Securities Europe SA;

“Subsidiary” means any corporation, limited liability company, association, partnership or other business entity whose results of operations are consolidated in accordance with IFRS with those of the Issuer.

2	Offering and Subscription; Commissions and Publicity

2.1
Bonds Offering: The Managers will use reasonable endeavors to offer the Bonds for sale on a best-efforts basis to institutional investors. Offers and sales of the Bonds will be made exclusively outside the United States in an international private offering, in reliance on Regulation S under the Securities Act during the bookbuilding period of the Bonds Offering, which is expected to begin on 3 March 2025.

2.2
Agreement to Issue: Subject to the execution of the Pricing Agreement (as defined below), the Issuer agrees to issue the Bonds to the Managers and to deliver the Bonds to the Managers on the Closing Date.

2.3	Pricing Agreement: The final terms and conditions of the Bonds, i.e.

2.3.1	the final aggregate principal amount of the Bonds to be issued (the “Aggregate Principal Amount”);

2.3.2	the issue price in per cent. of the Aggregate Principal Amount (the “Issue Price”);

2.3.3	the Exchange Premium; and

2.3.4	the Exchange Price,

will be determined in the Bonds Offering and fixed in the pricing agreement to be entered between the Issuer and the Managers immediately following the completion of the Bonds Offering on or around 4 March 2025 (the “Pricing Date”), as the Issuer and the Joint Global Coordinators on behalf of the Managers may agree, substantially in the form as set forth in Schedule 4 (the “Pricing Agreement”).

2.4
Quota: Subject to (i) the execution of the Pricing Agreement by all parties thereto, (ii) the terms and conditions of this Agreement and the Pricing Agreement, and (iii) the satisfaction or waiver of the conditions precedent in accordance with Clause 7.1, each Manager will severally and not jointly subscribe for its Relevant Proportion for which the Managers have successfully procured purchasers at the Issue Price on the Closing Date.

“Relevant Proportion” means such proportion of the Aggregate Principal Amount of the Bonds corresponding to the percentage set forth below:

Manager	Proportion

BofA	32.0 per cent.

Goldman Sachs	32.0 per cent.

BNP	15.5 per cent.

Deutsche Bank	15.5 per cent.

Santander	5.0 per cent.

Total:	100 per cent.

2.5
Liability several and not joint: The Managers will be severally liable (Einzelschuldner) and be neither joint debtors (Schuldner zur gesamten Hand) nor joint and several debtors (Gesamtschuldner) with respect to any of their obligations, nor joint creditors (Gesamthandsgläubiger), nor joint and several creditors (Gesamtgläubiger) with respect to any of their rights, under this Agreement. Each of the Managers will acquire sole title to the Bonds which it subscribes pursuant to Clause 2.4 and there shall be no joint ownership in the Bonds by the Managers.

2.6
The Bonds: The Bonds will be represented by the Global Bond with the Terms and Conditions attached to it. The Issuer will deliver the Global Bond to Clearstream Banking AG, Frankfurt am Main (“Clearstream Frankfurt”) as central securities depositary and book-entry registrar.

2.7	The Agency Agreement: The Issuer will, not later than the Closing Date, enter into the Agency Agreement.

2.8	Book-Entry Registration Agreement: The Issuer and Clearstream Frankfurt will enter into the Book-Entry Registration Agreement on or around the Closing Date.

2.9
Publicity: The Issuer confirms the arrangements made on its behalf by the Managers for announcements in respect of the Bonds to be published on such dates and in such newspapers or other publications as it may agree with the Joint Global Coordinators on behalf of the Managers, including, without limitation, the Offering Materials, the Terms and Conditions or any of the other documents or materials distributed or issued by the Issuer in connection with the Bonds Offering.

2.10	Selling Restrictions: Each Manager severally and not jointly warrants and agrees that it has complied and will comply with the provisions of Schedule 3.

2.11
Proprietary Trading: In connection with the Offerings, the Managers and any of their respective affiliates acting as an investor for its own account may take up Bonds and in that capacity may retain, purchase or sell for its own account the Bonds and any other securities of the Issuer or related investments and may offer or sell such securities or other investments otherwise than in connection with the Offerings. In addition, certain of the Managers or their respective affiliates may enter into financing arrangements with investors. Accordingly, references in this document to the Bonds being offered or placed should be read as including any offering or placement of securities to the Managers and any of their respective affiliates acting in such capacity. The Managers do not intend to disclose the extent of any such investment or transactions otherwise than in accordance with any legal or regulatory obligation to do so.

2.12
Agreement Among Managers: Execution of this Agreement by each Managers constitutes acceptance by it of the ICMA Agreement Among Managers German law Version 2, save that Clause 3 thereof shall not apply and subject to any other amendment agreed in writing at any time prior to the date of this Agreement, and provided that references therein to “Lead Manager” shall be “Joint Global Coordinators” and “Managers” shall be deemed to be to each Manager.

3	Representations and Warranties

The Issuer represents and warrants to each Manager by way of an independent guarantee irrespective of negligence (selbständiges verschuldensunabhängiges Garantieversprechen im Sinne von § 311 BGB) that, as of the date hereof, the Pricing Date, the Concurrent Equity Offering Settlement Date and the Closing Date to each of the Managers:

3.1	Capacity, Validity, Consents

3.1.1
the Issuer is a duly incorporated partnership limited by shares (Kommanditgesellschaft auf Aktien) with a societas europaea as general partner under the laws of Germany and European law with power and authority (corporate and other) to own its properties and conduct its businesses;

3.1.2	the Issuer is not in insolvency or liquidation and no reasons for the opening of insolvency proceedings exist;

3.1.3	the issue of the Bonds and the execution of the Contracts and any other relevant transaction documents have been or will have been duly authorized, executed and delivered by the Issuer or by the General Partner acting on behalf of the Issuer and, in the case of this Agreement, constitutes, and, in the case of the Pricing Agreement, the Agency Agreement, the Book-Entry Registration Agreement and in the case of the Bonds upon due execution, authentication, issue, delivery and payment therefor, as applicable, will constitute, legal, valid, and binding obligations of the Issuer, enforceable in accordance with their respective terms, subject to the laws of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding in equity or at law);

3.1.4
no action or thing is required to be taken, fulfilled or done (including without limitation the obtaining of any consent or licence or the making of any filing or registration) for the issue of the Bonds, the carrying out of the other transactions contemplated by the Contracts or the compliance by the Issuer with the terms of the Bonds and the Contracts, as the case may be;

3.1.5
all licenses, consents, approvals, authorizations, orders, and clearances from all regulatory authorities required by the Issuer for or in connection with, the Bonds Offering, and the execution of, delivery of and compliance with, the terms of, the Contracts (if any), have been obtained and are in full force and effect;

3.1.6
the issue and sale of the Bonds and the execution, delivery and performance of the Contracts by the Issuer or by the General Partner acting on behalf of the Issuer will not conflict with or infringe any applicable law, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Issuer or any of its properties, or any agreement or instrument to which the Issuer is a party or by which the Issuer is bound or to which any of the properties of the Issuer is subject or any provision of the constitutional documents of the Issuer and will not result in any violation of the terms of any material instrument or agreement to which the Issuer is a party or by which the Issuer or its property is bound;

3.1.7
the issue and sale of the Bonds by the Issuer in the manner contemplated hereby will not violate the laws applicable in Germany or any other jurisdiction relevant for the actions of the Issuer restricting or prohibiting insider trading or insider dealing in securities assuming, to the extent relevant, that such laws would be applicable to the issue and sale of the Bonds;

3.2	Underlying Shares

3.2.1
the Shares are fully paid and fully entitled to dividends for the fiscal year 2024 of the Company as well as free from any rights of third parties (except for security interests of the custodian banks) and freely transferable;

3.2.2
upon exchange of the Bonds and delivery of the Shares underlying the Bonds, the Shares will not be subject to any security interests, charges, liens and encumbrances, pre-emptive rights or any other third-party rights (except for any statutory liens in favor of custodial banks in their capacity as “Depotbanken”), and will be freely transferable under applicable German laws under terms as provided in the Company’s articles of association and will rank pari passu in all respects and are fully fungible with the other outstanding ordinary shares of the Company;

3.2.3
the Shares are validly issued and effectively admitted to trading on the regulated market and the sub-segment of the regulated market with additional post admission obligations (Prime Standard) of the Frankfurt Stock Exchange;

3.3	Financial Information, Proceedings

3.3.1
the most recently published IFRS audited consolidated financial statements, together with the related notes, and the most recently published unaudited consolidated interim financial statements, together with the related notes, issued subsequent thereto (if any) of the Issuer present fairly the financial position, results of operations and cash flows of the Issuer and its Subsidiaries at the dates and for the periods to which they relate and have been prepared in accordance with IFRS, applied on a consistent basis, except as otherwise stated therein;

3.3.2
other than as publicly disclosed, there are no pending proceedings, actions or suits against or affecting either the Issuer or the Fresenius Group, which, if determined adversely to it would have a Material Adverse Effect, or which directly relate to the Bonds Offering or the Delta Share Offering; and to the best of its knowledge no such proceedings, actions or suits are threatened or contemplated;

3.4	Bonds, Public Statements and Offering Materials

3.4.1
no stamp duties or similar registration and transfer taxes or other duties are assessable by, or payable in, Germany, and no withholding or deduction for any taxes, duties, assessments or governmental charges of whatever nature is imposed or made for or on account of any income, registration, transfer or turnover taxes, customs or other duties or taxes of any kind, levied, collected, withheld or assessed by or within, Germany, or by any subdivision of or authority therein or thereof having the power to tax in Germany, in connection with (i) the offer, sale, and delivery of the Bonds to or for the respective accounts of the Managers in the manner contemplated in this Agreement, (ii) the offer, sale and delivery by the Managers of the Bonds to the investors in the manner contemplated in this Agreement, (iii) the authorization, execution or delivery of this Agreement and (iv) the performance of the Issuer’s obligations under this Agreement;

3.4.2	upon issuance, the Bonds will constitute senior unsecured obligations of the Issuer and will rank as set forth in § 3 of the Terms and Conditions;

3.4.3
there exists no event or circumstance which is or may (with the passing of time, the giving of notice, the making of any determination, or any combination thereof) constitute, an Event of Default in relation to the Bonds;

3.4.4	Public Statements:

(i)
no Public Statement (as defined below) which is material to an investor in the Bonds contains an untrue statement of material fact or omits to state a fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect;

(ii)
any opinions and beliefs or any forward-looking statements of the Issuer contained in the Public Statements are made in good faith after due and careful consideration and are based upon reasonable assumptions;

(iii)
the Public Statements taken as a whole contain all information with respect to the Bonds, the Issuer and Fresenius Group which, according to the particular nature of the Issuer and of the Bonds, is necessary to enable investors and their investment advisers to make an informed investment decision in relation to the Bonds and an informed assessment of the assets and liabilities, financial position, profits and losses, and prospects of the Issuer;

(iv)
all expressions of opinion, intention or expectation contained in any such Public Statements were truly and honestly held and made on reasonable grounds after due and careful consideration and enquiry.

As used herein, “Public Statements” means (i) any information released to the public or made available to potential investors by or on behalf of the Issuer, whether such information was required to be made public by applicable law and regulation or otherwise, after 30 June 2024 and on or before the payment of the net subscription monies for the Bonds on the Closing Date;

3.4.5
none of the Offering Materials contains as of their date or will contain as at the Pricing Date, the Concurrent Equity Offering Settlement Date and the Closing Date, any untrue, inaccurate, incomplete or misleading statements that are material in the context of the Issuer, the Bonds Offering or the subscription of the Bonds; there are no other facts not disclosed in such documents, as at the dates thereof, at the Pricing Date, the Concurrent Equity Offering Settlement Date and at the Closing Date, the omission of which makes or, as the case may be, will make any statement therein misleading; each of the Term Sheets is a fair and accurate summary of the Terms and Conditions; and the opinions and intentions expressed therein are honestly held and based on reasonable assumptions;

3.5

3.5.1
since 31 December 2024, and save as disclosed in any subsequent announcement by the Issuer, prior to the date of this Agreement, there has not occurred any material adverse change, or any development reasonably likely to involve a material adverse change in the financial condition, business or prospects of the Issuer or the Fresenius Group, whether or not arising in the ordinary course of business, which are material with respect to the Issuer or the Fresenius Group in the context of the Bonds Offering and Delta Share Offering;

3.5.2
the Issuer and Fresenius Group have and the Issuer is satisfied that it and Fresenius Group will have, sufficient working capital for their requirements for at least 12 months following the date of this Agreement.

3.6	Compliance general

3.6.1
none of the Issuer, any of its Subsidiaries, directors, officers or, to the best knowledge of the Issuer, employees or any agent, affiliate or representative of the Issuer is an individual or entity (a “Issuer Person”) currently the subject of any Sanctions. In this clause “Sanctions” shall be defined collectively as any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States Government, including, without limitation, the U.S. Department of Treasury’s Office of the Foreign Assets Control (“OFAC”), the U.S. Department of State; the United Nations Security Council (“UNSC”); the European Union; United

Kingdom’s His Majesty’s Treasury (“HMT”); Germany or any other relevant sanctions authority, including the United Nations.

None of the Issuer, any of its Subsidiaries, directors, officers or, to the best knowledge of the Issuer, employees, any agent, affiliate or representative of the Issuer is owned 50% or more by or otherwise controlled by, or acting on behalf of, one or more Issuer Persons subject to Sanctions.

Neither the Issuer nor any of its Subsidiaries is located, organized, resident or operating in Afghanistan or a country, region or territory that is the subject or the target of comprehensive, country-wide geographic Sanctions which as of the date of this Agreement include the Crimea, the “Donetsk People’s Republic”, the “Luhansk People’s Republic”, Cuba, Iran, North Korea and Syria as well as the Zaporizhzhia and Kherson regions (each a “Sanctioned Country”) in violation of Sanctions.

The Issuer has instituted and maintains policies and procedures designed to prevent violations of Sanctions by the Issuer and by persons directly associated with the Issuer.

The Issuer does not have and do not intend to have any business operations or other dealings in any Sanctioned Country, with any Specially Designated National (SDN) on OFAC’s SDN list or with a designated person targeted by asset freeze sanctions imposed by the United Nations, the European Union or HMT, (i) involving commodities or services of a Sanctioned Country origin, or (ii) shipped to, through, or from a Sanctioned Country, or (iii) shipped on a Sanctioned Country owned or registered vessels or aircraft, or (iv) financing or subsidizing any of the foregoing (i) to (iii), exceeding 5% aggregated in comparison to the Issuer’s consolidated total assets or revenues.

The Issuer neither knows nor has reason to believe that it or any of its Subsidiaries, directors, officers or employees is or may become subject of Sanctions-related investigations or juridical proceedings.

The performance of this Agreement and any other agreements and documents delivered or executed in connection herewith will not result in a violation of any applicable Sanctions.

It is acknowledged and agreed that the representation and undertaking in this Clause 3.6.1 shall not be given if and to the extent that it would result in a breach of (i) any provision of Council Regulation (EC) No 2271/1996 of November 22, 1996 (or any law or regulation implementing such regulation in any member state of the European Union), (ii) § 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung – AWV) or (iii) the UK Blocking Regulation as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 or (iv) any similar blocking or anti-boycott law in the United Kingdom or elsewhere. The representation in this Clause 3.6.1 is only sought by and given to any Managers incorporated in or organized under the laws of Germany to the extent that to do so would not result in a violation of or a conflict with the German Foreign Trade Regulation (Außenwirtschaftsverordnung – AWV);

3.6.2
the operations of the Issuer and, to the best knowledge of the Issuer, its Subsidiaries are and have been conducted at all times in compliance with the applicable financial recordkeeping and reporting requirements of the money laundering statutes of all applicable jurisdictions, the money laundering statutes themselves and the rules and regulations thereunder administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) in all material respects and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Issuer or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Issuer, threatened;

3.6.3	Anti-Bribery and Anti-Corruption Laws

(i)
neither the Issuer nor any of its Subsidiaries or, to the best knowledge of the Issuer, any director, officer, agent, employee or affiliate (except for Else Kröner-Fresenius-Stiftung and the Company as to which no representation is being made) of the Issuer, or any of its Subsidiaries has taken any action, directly or indirectly, that would result in a violation by such persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), the UK Bribery Act or any other applicable anti-bribery law or statute, except for such violations, if any, that, as of the date this representation is given, are not expected to result, individually or in the aggregate, in a Material Adverse Effect or would otherwise be material in the context of the Placement;

(ii)
neither the Issuer nor, to the best knowledge of the Issuer, its Subsidiaries, is currently in breach of the FCPA, to the extent the FCPA is applicable to the Issuer and its Subsidiaries, the UK Bribery Act and any other applicable anti-bribery law or statute, that would, or could reasonably be expected to, result in a Material Adverse Effect or would otherwise be material in the context of the Placement; and

(iii)
the Issuer and, to the best knowledge of the Issuer, its Subsidiaries have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith and compliance with, as applicable, the FCPA, the UK Bribery Act, the OECD Convention on Bribery of Foreign Public Officials in International Transactions or similar laws or regulations of any other relevant jurisdiction;

3.6.4
except for the Offering, the Issuer is not aware of any inside information as defined in Art. 7 MAR and in other applicable laws with respect to the Issuer, the Company, the Bonds or the Shares which is required to be published in accordance with Art. 17(1) MAR or other applicable laws, it being understood, in each case, that the representation in this Clause 3.6.4 shall not oblige any board member, director, officer or employee of the Issuer or the General Partner to disclose any circumstances regarding the Company or its consolidated subsidiaries to the Managers in contradiction of non-disclosure requirements imposed by applicable statutory law or by contractual agreement in connection with his membership/participation in the activities of the supervisory board (Aufsichtsrat) of the Company; the Issuer makes no use of its rights under Art. 17(4) MAR and other applicable laws to temporarily exempt itself from its obligation to publicly disclose inside information relating to itself;

3.6.5	the Issuer has not manipulated, and will not manipulate, the price of any of the Shares or any other security of the Company in violation of MAR or other laws applicable to the Issuer;

3.6.6
none of the Issuer, any of its Affiliates or any person acting on its or their behalf (except for the Managers, as to whom no representation or warranty is made) has distributed and, prior to the later to occur of (i) the Closing Date and (ii) completion of the distribution of the Bonds, none of the Issuer, any of its Affiliates or any person acting on its or their behalf (except for the Managers, as to whom no representation is made) shall distribute, any offering or sales materials in connection with the offering and sale of the Bonds;

3.6.7	the Issuer has not taken, directly or indirectly, any action to facilitate the sale or resale of the Bonds through stabilization of the price of any security of the Company; and

3.7	Compliance with U.S. law

3.7.1
none of the Issuer, any of its affiliates (as defined in Rule 501(b) of Regulation D (“Regulation D”) under the Securities Act, an “Affiliate”) or any person acting on its or their behalf (other than the Managers, as to whom no representation or warranty is made) has taken or will take, directly or indirectly, any action to facilitate the sale or resale of the Bonds or the Shares through stabilization of the price of any security of the Issuer or the Company;

3.7.2	none of the Issuer, any of its Affiliates or any person acting on its or their behalf (other than the Managers, as to whom no representation or warranty is made):

(i)
has made or will make, directly or indirectly, offers or sales of any security, or has solicited or will solicit, directly or indirectly, offers to buy any security, or has otherwise negotiated or will negotiate in respect of any security under circumstances that would require the registration of any of the Bonds or the Shares under the Securities Act; or

(ii)	has engaged or will engage in any “general solicitation” or “general advertising” (within the meaning of Rule 502(c) of Regulation D) with respect to the Bonds or the Shares; or

(iii)	has engaged or will engage in “directed selling efforts” (within the meaning of Rule 902(c) of Regulation S) with respect to the Bonds or the Shares;

3.7.3
each of the Issuer and the Company is a “foreign issuer” (as defined in Rule 405 under the Securities Act) and the Issuer reasonably believes that there is no “substantial U.S. market interest” (as defined in Rule 902(j) of Regulation S) in the Issuer’s debt securities or the class of securities of which the Shares are part.

4	Indemnification

4.1
Without prejudice to the other rights or remedies of the Managers, the Issuer agrees with the Managers to indemnify the Managers and any of their affiliates, and each person who controls such Manager (within the meaning of section 15 of the Securities Act or section 20 of the U.S. Securities Exchange Act of 1934) and each of their directors, officers, employees, and agents (“Indemnified Persons” and each an “Indemnified Person”) from and against any losses, claims, damages, liabilities, charges, expenses or demands (or actions in respect thereof, whether threatened or pending), in each case including VAT, if applicable, to which they or any of them may become subject, arising out of, or in relation to, or in connection with

(i)	any actual breach of the representations, warranties, obligations or undertakings contained in or made by the Issuer pursuant to this Agreement; or

(ii)
any facts and/or circumstances alleged by a third party which, if accurate, would constitute a breach by the Issuer of any of its representations, warranties, obligations or undertakings set out in this Agreement.

In each such case, the Issuer agrees to reimburse each such Indemnified Person for any legal or other expenses properly incurred by it in connection with investigating, preparing or defending any such loss, claim, damage, liability or action.

4.2	The following shall apply:

4.2.1
Promptly after receipt by an Indemnified Person under this Clause 4 of notice of the commencement of any action, such Indemnified Person will, if a claim in respect thereof is to be made against the indemnifying party under this Clause 4, notify the indemnifying party in writing of the commencement thereof.

4.2.2
The failure so to notify the indemnifying party (i) will not relieve it from liability under this Clause 4 unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any Indemnified Person other than the indemnification obligation provided in this Clause 4.

4.2.3
The Indemnified Person shall be entitled to appoint counsel (including local counsel) at the indemnifying party’s expense to represent the Indemnified Person in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel, retained by the Indemnified Person or parties except as set forth below); provided, however, that the indemnifying party shall be entitled to reject such appointment for cause (wichtigem Grund) within 10 days of receiving notice of such appointment.

4.3
An Indemnified Person shall not be entitled to any indemnification under Clause 4.1 to the extent that the relevant losses, claims, damages or liabilities have been finally judicially determined to have been caused by such Indemnified Person’s willful (Vorsatz) or grossly negligent (grobe Fahrlässigkeit) violation of its warranties, undertakings or other obligations under this Agreement.

4.4
No indemnifying party shall, without the written consent of the Indemnified Person (such consent not to be unreasonably withheld or delayed), effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action, suit, proceeding (including any governmental or regulatory investigation), claim or demand (“Action”) in respect of which indemnification or contribution may be sought under this Agreement, unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified Person from all liability arising out of such Action and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

4.5	Without the written consent of the indemnifying party, such consent not to be unreasonably withheld, an Indemnified Person shall not be entitled to effect the settlement of any Action in respect of which indemnification is being sought hereunder. However, an Indemnified Person may settle such Action without such written consent if (i) the indemnifying party has not within 30 calendar days from the date of receipt of the indemnifying party of the aforementioned request, communicated either the granting or the withholding of its consent or (ii) the indemnifying party is in default with its obligation under Clause 4.1 above, to reimburse the Indemnified Person’s legal or other expenses in relation to the Action and such default has continued for 30 calendar days.

4.6	The foregoing indemnities shall remain unaffected by any termination of this Agreement or the completion of the Offering.

5	Undertakings

The Issuer undertakes with the Managers and each of them as follows:

5.1
Supplemental Information: if at any time prior to the payment of the net subscription monies for the Bonds on the Closing Date, any event shall have occurred as a result of which the Public Statements or Press Releases, as then amended or supplemented, would include an untrue statement of a material fact or omit to state any fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect or if for any other reason it shall be necessary to amend or supplement the Public Statements or Press Releases, the Issuer will promptly notify the Managers and will prepare and publish promptly such announcements as may be agreed with the Managers which will correct such statement or omission.

5.2
Taxes: (1) it will pay any stamp, issue, registration, documentary or other similar taxes and duties, if any, including any interest and penalties arising in respect thereof, if any, payable in connection with the creation, issue and offering of the Bonds, the execution or delivery of the Contracts; and (2) all sums payable by the Issuer under the Contracts are (unless expressly stated otherwise) exclusive of any applicable value added tax, which shall be payable in addition on presentation of an appropriate value added tax invoice.

5.3
Warranties: it will forthwith notify the Managers if at any time prior to payment of the net subscription monies for the Bonds on the Closing Date anything occurs which renders or which it is aware is likely to render untrue or incorrect in any respect any of the representations and warranties contained in Clause 3 and will forthwith take such steps as the Managers may reasonably require to remedy and/or publicise the fact.

5.4
Publicity: between the date hereof and the earlier of (A) the completion (in the determination of the Joint Global Coordinators, acting on behalf of the Managers) of the distribution of the Bonds or (B) 30 days after the Closing Date (both dates inclusive), it will, and it will cause its Subsidiaries and all other parties acting on its behalf to, subject to applicable laws and regulations, notify and consult with, and take account of the comments reasonable in the circumstances of, the Managers prior to issuing any announcement concerning, or which could be material in the context of, the Issuer, the Fresenius Group, the Offerings or the subscription of the Bonds, except to the extent such announcement is required by law or regulation in which case the Issuer will, if and to the extent permitted by law or regulation and practicable, give prior notice to the Joint Global Coordinators, acting on behalf of the Managers.

5.5
Lock-up: The Issuer undertakes that during the period commencing on the Pricing Date and ending 180 days after the Closing Date (the “Lock-up Period”) it will not, without the prior written consent of the Joint Global Coordinators on behalf of the Managers, at any time, sell, contract to sell, offer, pledge, assign, grant any option over or otherwise transfer or dispose of, directly or indirectly, any Shares or any securities exchangeable for or convertible into, or substantially similar to, Shares, or enter into any other transaction with the same economic effect.

The foregoing restrictions shall not apply to

5.5.1	the transfer (sale/assignment) of the Private Placement Shares in connection with this Agreement;

5.5.2	the issue by the Issuer of the Bonds and the delivery of Shares under the Bonds upon their exchange;

5.5.3	any sale, transfer or disposal of Shares held by the Issuer to any of its affiliates, provided that such affiliate agrees to the lock-up undertaking provided herein;

5.5.4	any sale, transfer or disposal of Shares to the Company in connection with any share buyback by the Company in whichever form; and

5.5.5
the (i) concurrent accelerated bookbuilding offering with respect to the Seller Placement Shares and (ii) any potential collar transaction with respect to the Buyer Placement Shares during the Lock-up Period.

The foregoing provision shall survive any modification, completion or termination of this Agreement.

5.6
Compliance: The Issuer undertakes that it will at all times ensure, that all necessary action is taken and all necessary conditions are fulfilled (including, without limitation, the obtaining of all necessary consents) so that they may lawfully comply with their obligations under the Bonds and the Contracts, as the case may be, and, so that they may comply with any applicable laws and regulations from time to time promulgated by any governmental and regulatory authorities relevant in the context of the issue of the Bonds.

5.7
Use of Proceeds: The Issuer will use the net proceeds of the Bonds Offering in line with the #FutureFresenius strategy and the Issuer’s stated capital allocation priorities, including further strengthening the balance sheet, reducing leverage, and delivering long-term growth and shareholder value. The Issuer undertakes that it will use the proceeds from the issuance of Bonds only for purposes that comply with the laws applicable to the Issuer at that time. The undertaking set out in this Clause 5.7 shall only apply if and to the extent that they do not result in a violation of the Council Regulation (EC) No. 2271/1996 (or any law or regulation implementing such Regulation in any member state of the European Union or the United Kingdom), § 7 of the German Foreign Trade and Payments Ordinance (Außenwirtschaftsverordnung - AWV) or any other similar and applicable anti-boycott law or regulation, each as amended from time to time.

5.8
Stabilisation: during the period commencing the date hereof and ending 30 days after the last date on which the Bonds are issued, it will not (and will cause its affiliates not to) engage, directly or indirectly, in any transaction for the purpose of creating actual, or apparent, active trading in or raising, stabilising or maintaining the price of the Bonds or the Shares.

6	Trading of Bonds

The Issuer will with assistance of a listing agent as introduced by the Joint Global Coordinators and at the expense of the Issuer, cause to be made an application for the Bonds to be traded on the Open Market (Freiverkehr) segment of the Frankfurt Stock

Exchange at the latest within one month after the Closing Date. In connection with such application, the Issuer shall provide the applicant with all information or acts necessary to obtain such inclusion as promptly as practicable and take such other steps as may be required for the purpose of obtaining and maintaining such admission. The Issuer will obtain and maintain such trading for as long as any Bond is outstanding.

7	Conditions Precedent

7.1	The several obligations of the Managers under this Agreement and the Pricing Agreement are conditional upon:

7.1.1	Other Contracts: the execution and delivery on or before the Closing Date of the Contracts by the respective parties thereto;

7.1.2	Global Bond: the Issuer having signed the Global Bond and delivered it to Clearstream Frankfurt in accordance with Clause 2.6;

7.1.3
Compliance: on each of the date hereof, the Pricing Date, the Concurrent Equity Offering Settlement Date and on the Closing Date (i) the representations and warranties of the Issuer in this Agreement being true, accurate and correct at, and as if made on, such date, and (ii) the Issuer having performed all of its obligations under this Agreement or the Pricing Agreement to be performed on or before such date and on the Closing Date there having been delivered to the Joint Global Coordinators on behalf of the Managers, a certificate, dated the Closing Date, signed by or on behalf of the Issuer to such effect, substantially in the form set out in Schedule 5 (the “Closing Certificate”);

7.1.4
Legal Opinions: on or before the Closing Date, there having been delivered to the Joint Global Coordinators on behalf of the Managers legal opinions as to German law, in form and substance satisfactory to the Joint Global Coordinators on behalf of the Managers, dated the Closing Date of Linklaters LLP, legal advisers to the Issuer, and Latham & Watkins LLP, legal advisers to the Managers as to German law;

7.1.5
Consents and Approvals: a confirmation that all corporate and other consents, approvals or authorisations required in connection with the issue of the Bonds and the entry into the Contracts and the performance by the Issuer of its obligations under the Bonds and the Contracts have been obtained and are in full force and effect being delivered only to Latham & Watkins LLP, legal advisors to the Managers as to German law, on or before the Closing Date;

7.1.6
Issuer Documents: a copy of each of the following documents relating to the Issuer, certified by a duly authorized signatory of the Issuer as being current, being delivered to the Joint Global Coordinators on behalf of the Managers on or before the Closing Date:

(i)	the current articles of association of the Issuer;

(ii)	an excerpt from the Commercial Register with respect to the Issuer; and

(iii)	a list of the names and titles and specimen signatures of the persons authorised to sign on behalf of the Issuer (Unterschriftenverzeichnis);

7.1.7
No Material Adverse Change: compared to the situation as per the date of the signing of this Agreement there having been at the Closing Date no adverse change, nor any development that could reasonably be expected to result in an adverse change in the condition (financial or otherwise) of the Issuer and the Fresenius Group, which, in any case, is material in the context of the Offerings;

7.1.8	No Supplemental Information: there having been no event which would require notice or information to be given by the Issuer to the Managers under Clause 5.1 since the date of this Agreement; and

7.1.9
No order or lawsuit: no action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any governmental or regulatory authority that would prevent the issuance and sale or delivery of the Bonds; and no preliminary injunction or order of any court shall have been applied for or served on the Issuer prohibiting or substantially inhibiting the Issuer to consummate the transactions contemplated in this Agreement.

7.2	Waiver: The Joint Global Coordinators on behalf of the Managers may, at their discretion and upon such terms as they think fit, waive compliance with the whole or any part of Clause 7.1.

8	Closing

8.1
Issue of Bonds: At 10:00 a.m. (Frankfurt am Main time) (or such other time as may be agreed between the Issuer and the Joint Global Coordinators on behalf of the Managers) on the Closing Date, the Issuer will cause all Bonds to be transferred to the Settlement Lead Manager on behalf of the Managers, by way of book-entry transfer to the relevant account of the Settlement Lead Manager maintained with Clearstream Frankfurt (as separately notified by the Settlement Lead Manager to the Issuer prior to the Closing Date) or as the Settlement Lead Manager may otherwise direct the Issuer no later than two Business Days prior to the Closing Date.

8.2
Payment: Against transfer of the Bonds in accordance with Clause 8.1, the Managers will pay or cause to be paid to the Issuer the aggregate net subscription monies for the Bonds (being the aggregate amount payable for the Bonds, calculated at the Issue Price, less the fee referred to in Clause 9.1 in respect of the Bonds). Such payment shall be made by the Settlement Lead Manager on behalf of the Managers, in euro in immediately available funds to such account as shall be notified by the Issuer to the Managers.

9	Fees and Expenses

9.1	Fees

9.1.1	The Issuer will pay to the Managers a base fee as separately agreed (the “Base Fee”), which will be split among the Managers pro-rata according to their Relevant Proportion.

9.1.2
In addition, the Issuer, in its sole discretion, may pay to the Joint Bookrunners an additional fee as separately agreed (the “Additional Fee”) which will be split between the Joint Bookrunners by the Issuer in its sole discretion. The Issuer shall decide upon the payment of the Additional Fee at its sole discretion based upon the performance of the Joint Bookrunners within seven Business Days following the Pricing Date and pay the Additional Fee, if any, within 30 days following the Closing Date.

9.1.3	The Base Fee and the Additional Fee (if any) (together the “Fees”) are payable plus VAT (if applicable).

9.2	Expenses

9.2.1
The Managers shall be responsible for their own costs and expenses, except that the Issuer will reimburse the Managers for the costs and expenses for the Managers’ legal advisors to the extent as separately agreed and the costs and expenses of the Joint Bookrunners for Dealogic/Dealaxis up to a total amount of per Joint Bookrunner to the extent as separately agreed.

9.2.2	The foregoing provision shall survive any completion or termination of this Agreement.

10	Termination

10.1	If the Joint Global Coordinators are, in their discretion, acting in good faith, of the opinion that

10.1.1
at 10:00 a.m. (Frankfurt am Main time) on the Closing Date (i) any of the representations and warranties made by the Issuer is inaccurate or the Issuer has not performed all of its obligations hereunder, or (ii) there shall have been any failure in any material respect to perform any of the Issuer’s undertakings or obligations in this Agreement, or

10.1.2
compared to the situation as per the date of the signing of this Agreement there has been any material adverse change, or development reasonably likely to involve a material adverse change, in the condition, business, results of operations or prospects of (i) the Issuer or the Fresenius Group, or (ii) the Company, or the Company and its subsidiaries taken as a whole, which occurs or is made public on or after the date of this Agreement, provided that the effect of such change makes it, in the good faith judgement of the Joint Global Coordinators on behalf of the Managers, impracticable or inadvisable to offer the Bonds for sale or to enforce contracts for the offer and sale of the Bonds, or

10.1.3
a suspension, limitation or interruption of the trading of the financial instruments issued by the Issuer or more generally of the financial instruments negotiated in the regulated market at the Frankfurt Stock Exchange, the London Stock Exchange or the New York Stock Exchange, or

10.1.4	a suspension, by a competent authority, of the banking activities or securities settlement or clearance in Germany, the United States or the United Kingdom, or

10.1.5
a suspension, limitation or interruption of the clearing and/or of the settlement/delivery systems on the regulated market at the Frankfurt Stock Exchange, the London Stock Exchange or the New York Stock Exchange, or

10.1.6	any outbreak or escalation of hostilities, act of terrorism, or the declaration by the United States, Germany or the United Kingdom of a national emergency or war or other calamity or crisis, or

10.1.7
any material adverse change or development involving a prospective material adverse change in or affecting the financial markets in the United States, the United Kingdom or the EEA or in international financial, political or economic conditions, currency exchange rates or exchange controls, which, in the circumstances of Clause 10.1.2 through 10.1.7, in the good faith judgment of the Joint Global Coordinators, upon consultation of the Issuer (to the extent practicable),

would make impracticable or would prejudice materially the Bonds Offering and the Seller Share Offering and/or the settlement/delivery of the Bonds, the Joint Global Coordinators on behalf of the Managers shall be entitled to terminate this Agreement by written notice to the Issuer until 10:00 a.m. (Frankfurt am Main time) on the Closing Date.

10.2
Upon such termination, no Party shall be under any liability to any other Party in respect of this Agreement, except that all provisions in Clause 4, 9.2, 14, 15 and 16 this Agreement shall continue in full force and effect.

11	Survival of Representations and Obligations

The representations and warranties, in each case given as of the dates as set forth in this Agreement, and the agreements, undertakings and indemnities in this Agreement shall continue in full force and effect in relation to each Manager despite completion of the arrangements for the subscription and issue of the Bonds or any investigation made by any of them.

12	Communications

12.1	Addresses: Any notice or communication relating to this Agreement shall be given in written form to the following addresses:

(a)	if to the Issuer, to it at: Fresenius SE & Co. KGaA Else-Kröner-Str. 1 61352 Bad Homburg vor der Höhe Germany

Attention:	Juliane Beckmann
Telephone:	+ 49 (0) 6172 608 5118

(b)	if to the Joint Bookrunners, to them at: BNP PARIBAS 16, rue des Italiens 75009 Paris France

Attention:	Head of EQL
Email:	ecm.coo.office@uk.bnpparibas.com

BofA Securities Europe SA 51 rue La Boétie 75008 Paris France

Attention:	Equity Capital Markets Syndicate Desk
Email:	ecm_paris@bofa.com

Deutsche Bank Aktiengesellschaft
Taunusanlage 12
60325 Frankfurt am Main
Federal Republic of Germany

Attention:	Josef Ritter
Email:	Josef.Ritter@db.com

Goldman Sachs Bank Europe SE
Marienturm
Taunusanlage 9-10
60329 Frankfurt am Main
Federal Republic of Germany

Attention:	Equity Capital Markets
Email:	eq-synd-GSBE@ny.email.gs.com

(c)	if to the Co-Lead Manager, to it at:

Banco Santander, S.A.
Paseo de Pereda 9-12
39004 Santander
Spain

Attention:	Fabrizio Giordano, Javier Mata
Email:	dlecmeurope@gruposantander.com;
Fabrizio.Giordano@santandercib.co.uk;
franjmata@gruposantander.com

12.2	Effectiveness: Any such communication shall take effect upon actual receipt (Zugang).

13	Product Governance

13.1
Solely for the purposes of the requirements of Article 9(8) of the MiFID Product Governance rules under EU Delegated Directive 2017/593 (the “Product Governance Rules”) regarding the mutual responsibilities of manufacturers under the product governance requirements contained within: (a) Directive 2014/65/EU on markets in financial instruments, as amended (“MiFID II”); (b) Articles 9 and 10 of the Delegated Directive; and (c) local implementing measures (the “MiFID II Product Governance Requirements”):

13.1.1
Each of the Joint Bookrunners (each a “Manufacturer” and together the “Manufacturers”) acknowledges to each other Manufacturer that it understands the responsibilities conferred upon it under the Product Governance Rules relating to each of the product approval process, the target market and the proposed distribution channels as applying to the Bonds.

13.1.2
Each of the Issuer and the Co-Lead Managers notes the application of the Product Governance Rules and acknowledges the target market and distribution channels identified as applying to the Bonds by the Manufacturers.

13.2
Solely for the purposes of the requirements of 3.2.7R of the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) regarding the mutual responsibilities of manufacturers under the UK MiFIR Product Governance Rules:

13.2.1
Goldman Sachs (the “UK Manufacturer”) acknowledges that it understands the responsibilities conferred upon it under the UK MiFIR Product Governance Rules relating to each of the product approval process, the target market and the proposed distribution channels as applying to the Bonds.

13.2.2
Each of the Managers, except for Goldman Sachs, and the Issuer note the application of the UK MiFIR Product Governance Rules and acknowledge the target market and distribution channels identified as applying to the Bonds by the UK Manufacturer.

14	Recognition of U.S. Special Resolution Regimes

14.1
In the event that any Manager that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from any such Manager of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

14.2
In the event that any Manager that is a Covered Entity or a Covered Affiliate of such Manager becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Manager are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

14.3	For the purposes of this Clause 14, the following definitions shall apply:

“Covered Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k);

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b);

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable;

“U.S. Special Resolution Regime” means each of (i) the U.S. Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

15	Final Clauses

15.1	This Agreement shall be governed by, and construed in accordance with, the laws of Germany.

15.2	Any non-contractual rights and obligations arising out of or in connection with this Agreement shall also be governed by the laws of Germany.

15.3	Place of performance is Frankfurt am Main, Germany.

15.4	Any action or other legal proceedings (the “Proceedings”) arising out of or in connection with this Agreement shall be brought in the district court (Landgericht) in Frankfurt am Main,

Germany. Nothing contained herein shall limit the right of any party hereto to take Proceedings against any other party hereto in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not.

15.5	Any provision of this Agreement, including this Clause 15.5, may be amended or supplemented only if the Issuer and the Managers so agree in writing.

16	No Fiduciary Duties

The Issuer acknowledges and agrees that the Managers are acting solely pursuant to a contractual relationship with the Issuer on an arm’s length basis with respect to the issue of the Bonds and not as a financial advisor, agent or a fiduciary to the Issuer or any other person. Additionally, the Issuer acknowledges that no Manager is advising the Issuer or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Issuer shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby and the Managers shall have no responsibility and liability to the Issuer with respect thereto. The Issuer further acknowledges and agrees that any review by the Managers of the Issuer, the issue of the Bonds and the Offering and other matters relating thereto will be performed solely for the benefit of the Managers and shall not be on behalf of the Issuer or any other person. The Issuer confirms that it will not claim or allege that a Manager is liable for the timing, terms or structure of the Offering, or for the pricing of the Bonds in the Offering or the price at which the Private Placement Shares are sold in the Concurrent Equity Offering.

17	Headings

Headings shall be ignored in construing this Agreement.

18	Schedules

The Schedules to this Agreement form part of this Agreement.

19	Entire Agreement

This Agreement contains the whole agreement between the parties relating to the subject matter of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and each party hereto acknowledges that it has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly incorporated into it.

20	Partial Invalidity

Should any provision contained in this Agreement be or become invalid, illegal or unenforceable or incomplete in any jurisdiction, the validity, legality and enforceability of the remaining provisions (or of such provision in any other jurisdiction) will not in any way be affected or impaired thereby with respect to any other party or parties hereto to the fullest extent legally possible. Such invalid, illegal or unenforceable provision shall be replaced by means of supplementary interpretation (ergänzende Vertragsauslegung) by a valid, legal and enforceable provision, which most closely approximates the parties’ commercial intention. This shall also apply mutatis mutandis to any gaps (Vertragslücken) in this Agreement.

21	Counterparts

This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

Schedule 1

Terms and Conditions of the Bonds

Bedingungen der Umtauschschuldverschreibungen (die “Emissionsbedingungen”)	Terms and Conditions of the Exchangeable Bonds (the “Terms and Conditions”)

Die deutsche Version dieser Emissionsbedingungen ist bindend. Die englische Übersetzung dient nur zu Informationszwecken.	The German text of these Terms and Conditions is binding. The English translation is for information purposes only.

§ 1 Bestimmte Definitionen	§ 1 Certain Definitions

In diesen Emissionsbedingungen haben die folgenden Begriffe die ihnen nachfolgend zugewiesenen Bedeutungen:	In these Terms and Conditions, the following terms will have the following meanings:

“AktG” bezeichnet das Aktiengesetz in seiner jeweils gültigen Fassung.	“AktG” means the German Stock Corporation Act (Aktiengesetz), as amended.

“Aktie” bezeichnet die auf den Inhaber lautende Stammaktie ohne Nennbetrag (Stückaktie) der Gesellschaft, ISIN DE0005785802.	“Share” means the no par value ordinary bearer share of the Company, ISIN DE0005785802.

“Aktienkurs” an einem Handelstag ist:	“Share Price” means, as at any Trading Day:

(i)     der volumengewichtete durchschnittliche Kurs für die Aktie an dem Relevanten Markt an dem betreffenden Handelstag, wie er auf der Bloomberg Bildschirmseite HP für die Aktie (Einstellung “PR094 VWAP (Vol Weighted Average Price)”) in dem Bloomberg Informationssystem (oder auf einer Nachfolgeseite bzw. unter einer Nachfolge-Einstellung) angezeigt wird (am Tag der Begebung der Schuldverschreibungen ist dies die Bloomberg Bildschirmseite FME GY Equity HP); bzw.

(i)      the volume-weighted average price of the Share on the Relevant Market as at the relevant Trading Day as appearing on Bloomberg screen page HP in respect of the Share (setting “PR094 VWAP (Vol Weighted Average Price)”) on the Bloomberg information system (or any successor screen page or setting) (such Bloomberg page being, as at the date of issue of the Bonds, FME GY Equity HP); or

(ii)    falls kein volumengewichteter durchschnittlicher Kurs für die Aktie von dem Bloomberg Informationssystem wie in der vorstehenden Ziffer (i) beschrieben erhältlich ist, der volumengewichtete durchschnittliche Kurs für die Aktie an dem Relevanten Markt an dem betreffenden Handelstag, wie er von dem Relevanten Markt (oder einer anderen, von einem Unabhängigen Sachverständigen festgelegten, adäquaten Quelle) hergeleitet wird; bzw.

(ii)     if no volume-weighted average price of the Share is available from the Bloomberg information system as described in clause (i) above, the volume-weighted average price of the Share on the Relevant Market as at the relevant Trading Day as derived from such Relevant Market (or other appropriate source as determined by an Independent Expert); or

(iii) falls der volumengewichtete durchschnittliche Kurs für die Aktie so nicht festgestellt werden kann, der an dem Relevanten Markt	(iii) if no volume-weighted average price of the Share can be so determined, the official closing price (Börsenschlusskurs) of the Share as at the

veröffentlichte Börsenschlusskurs für die Aktie an dem betreffenden Handelstag; bzw.	relevant Trading Day as reported on the Relevant Market; or

(iv) falls der Börsenschlusskurs für die Aktie so nicht festgestellt werden kann, der letzte veröffentlichte Kurs der Aktie an dem Relevanten Markt am betreffenden Handelstag; bzw.	(iv) if no such official closing price of the Share can be so determined, the last reported official quotation of the Share on the Relevant Market as at the relevant Trading Day; or

(v)      falls der Aktienkurs nicht gemäß den vorstehenden Ziffern (i) bis (iv) festgestellt werden kann, der von einem Unabhängigen Sachverständigen auf der Basis solcher Notierungen oder anderer Informationen, die dieser Unabhängige Sachverständige für maßgeblich hält, festgelegte Aktienkurs; diese Festlegung ist abschließend. Falls die Feststellung des Aktienkurses aufgegeben wird, bezieht sich der Begriff Aktienkurs in diesen Emissionsbedingungen auf einen Kurs, der den Aktienkurs (x) kraft Gesetzes oder (y) aufgrund einer allgemein anerkannten Marktpraxis ersetzt,

(v)     if the Share Price cannot be determined in accordance with clauses (i) to (iv) above, the Share Price as determined by an Independent Expert on the basis of such quotations or other information as such Independent Expert considers appropriate; any such determination will be conclusive. Any reference in these Terms and Conditions to the Share Price will include, if the reporting of the Share Price is discontinued, a reference to a quotation which replaces the Share Price (x) by operation of law or (y) on the basis of generally accepted market practice,

jeweils (sofern erforderlich) umgerechnet in EUR mit dem an dem betreffenden Handelstag geltenden Maßgeblichen Wechselkurs, der von der Berechnungsstelle festgestellt wird.	in each case converted (if necessary) into EUR at the Relevant FX Rate in effect as at the relevant Trading Day as determined by the Calculation Agent.

“Angepasster Aktienkurs” an einem Handelstag bezeichnet den Aktienkurs an diesem Handelstag, wobei:	“Adjusted Share Price” means, as at any Trading Day, the Share Price as at such Trading Day, provided that:

(i) für Zwecke der Bestimmung des Barausgleichsbetrags,	(i) for purposes of the determination of the Cash Alternative Amount,

(A) wenn dieser Handelstag auf den Ex-Tag eines Anpassungsereignisses fällt oder diesem nachfolgt; und	(A) if such Trading Day falls on or after the Ex-Date of an Adjustment Event, and

(B)     wenn an diesem Handelstag die Anpassung des Umtauschpreises gemäß § 10(k) noch nicht wirksam ist (wobei für diesen Zweck unterstellt wird, dass der Liefertag, auf den in § 10 Bezug genommen wird, der Barausgleichstag ist),

(B)     if on such Trading Day such adjustment to the Exchange Price is not yet effective in accordance with § 10(k) (assuming for this purpose that the Settlement Date referred to in § 10 is the Cash Settlement Date), dann wird die Berechnungsstelle den Angepassten Aktienkurs an diesem Handelstag bestimmen, indem sie den Aktienkurs durch den für die betreffende Anpassung auf den Umtauschpreis angewendeten Anpassungsfaktor teilt.

then the Calculation Agent will determine the Adjusted Share Price as at such Trading Day by dividing the Share Price as at such Trading Day by the adjustment factor applied to the Exchange Price in respect of such adjustment.

Für Zwecke dieser Ziffer (i) und ausschließlich für die Bestimmung des Barausgleichsbetrages gilt dies mit folgender Maßgabe: Wenn der Angepasste Aktienkurs nicht wie zuvor vorgesehen an oder vor dem dritten Geschäftstag vor dem Barausgleichstag bestimmt werden kann, dann wird ein Unabhängiger Sachverständiger (an oder vor dem dritten Geschäftstag vor dem Barausgleichstag) den Angepassten Aktienkurs zu einem solchen Tag in einer Weise bestimmen, die er für angemessen hält;

Solely for purposes of this clause (i) and the determination of the Cash Alternative Amount, this is subject to the following proviso: If the Adjusted Share Price cannot be determined as provided above on or before the third Business Day prior to the Cash Settlement Date, an Independent Expert will (on or before the third Business Day prior to the Cash Settlement Date) determine the Adjusted Share Price as at such day in such manner as it considers to be appropriate;

und	and

(ii) für Zwecke der Bestimmung des Zusätzlichen Geldbetrags,	(ii) for purposes of the determination of the Additional Cash Amount,

(A)     wenn dieser Handelstag auf einen Tag fällt, der vor dem Ex-Tag in Bezug auf ein Anpassungsereignis liegt, dessen Stichtag vor dem betreffenden ARO-Liefertag liegt, entspricht der Angepasste Aktienkurs an dem betreffenden Handelstag dem Aktienkurs an diesem Handelstag multipliziert mit dem Anpassungsfaktor, der auf den Umtauschpreis gemäß § 10 in Bezug auf dieses Ereignis angewendet worden wäre, wenn eine solche Anpassung erforderlich gewesen wäre; oder

(A)     if such Trading Day falls on a day before the Ex-Date in respect of any Adjustment Event the Record Date of which falls prior to the relevant SRO Settlement Date, then the Adjusted Share Price as at the relevant Trading Day will be the Share Price as at such Trading Day multiplied by the adjustment factor that would have been applied to the Exchange Price pursuant to § 10 in respect of such event had such adjustment been required to be made; or

(B)     wenn dieser Handelstag auf den Ex-Tag in Bezug auf ein Anpassungsereignis fällt oder diesem nachfolgt, dessen Stichtag an oder nach dem betreffenden ARO-Liefertag liegt, entspricht der Angepasste Aktienkurs an dem betreffenden Handelstag dem Aktienkurs an diesem Handelstag geteilt durch den Anpassungsfaktor, der auf den Umtauschpreis gemäß § 10 in Bezug auf dieses Ereignis angewendet worden wäre, wenn eine solche Anpassung erforderlich gewesen wäre.

(B)     if such Trading Day falls on or after the Ex-Date in respect of any Adjustment Event the Record Date of which falls on or after the relevant SRO Settlement Date, then the Adjusted Share Price as at the relevant Trading Day will be the Share Price as at such Trading Day divided by the adjustment factor that would have been applied to the Exchange Price pursuant to § 10 in respect of such event had such adjustment been required to be made.

Für Zwecke dieser Ziffer (ii) gilt dies mit folgender Maßgabe: Wenn der Angepasste Aktienkurs nicht wie zuvor vorgesehen an oder vor dem dritten Geschäftstag vor dem Endfälligkeitstag bestimmt werden kann, dann wird ein unabhängiger Sachverständiger (an oder vor dem dritten Geschäftstag vor dem Endfälligkeitstag) den

For purposes of this clause (ii) this is subject to the following proviso: If the Adjusted Share Price as at such Trading Day cannot be determined as provided above on or before the third Business Day prior to the Maturity Date, an Independent Expert will (on or before the third Business Day prior to the Maturity Date) determine the Adjusted

Angepassten Aktienkurs zu einem solchen Tag in einer Weise bestimmt, die er für angemessen hält.	Share Price as at such day in such manner as it considers to be appropriate.

“Anleihegläubiger” bezeichnet den Inhaber eines Miteigentumsanteils oder ähnlichen Rechts an der Globalurkunde.	“Bondholder” means the holder of a co-ownership interest or similar right in the Global Bond.

“Anpassungsereignis” bezeichnet ein Ereignis, das zu einer Anpassung des Umtauschpreises gemäß § 10 führt.	“Adjustment Event” means any event which would result in an adjustment of the Exchange Price in accordance with § 10.

“Anpassungstag” hat die in § 10(k) festgelegte Bedeutung.	“Adjustment Date” has the meaning set out in § 10(k).

“Barausgleichstag” bezeichnet im Hinblick auf die Zahlung des Barausgleichsbetrags den fünften Geschäftstag nach dem letzten Tag des Berechnungszeitraums.	“Cash Settlement Date” means with respect to the payment of the Cash Alternative Amount the fifth Business Day following the last day of the Calculation Period.

“Berechnungsstelle” hat die in § 13(a) festgelegte Bedeutung.	“Calculation Agent” has the meaning set out in § 13(a).

“Berechnungszeitraum” bezeichnet	“Calculation Period” means,

(i)     für Zwecke der Bestimmung des Barausgleichsbetrags den Zeitraum von 20 aufeinander folgenden Handelstagen, der an dem zweiten auf den Bar-ausgleichs-options-Benach-richtigungs-tag folgenden Handelstag beginnt; oder

(i)     for purposes of the determination of the Cash Alternative Amount, the period of 20 consecutive Trading Days commencing on the second Trading Day after the relevant Cash Alternative Election Notice Date; or

(ii)    für Zwecke der Bestimmung des Zusätzlichen Geldbetrags den Zeitraum von (x) 20 aufeinander folgenden Handelstagen, der an dem 27. Vorgese-henen Handelstag vor dem Endfälligkeitstag (bzw. wenn der 27. Vorgesehene Handelstag vor dem End-fälligkeitstag kein Handelstag ist, dem ersten darauffolgenden Handelstag) (einschließlich) beginnt, bzw. (y) die geringere Anzahl von Handelstagen, die in dem Zeitraum enthalten sind, der an dem 27. Vorgesehenen Handelstag vor dem Endfälligkeitstag (einschließlich) beginnt und an dem sechsten Vorgesehenen Handelstag vor dem Endfälligkeitstag (einschließlich) endet.

(ii)    for purposes of the determination of the Additional Cash Amount, the period of (x) 20 consecutive Trading Days commencing on and including the 27th Scheduled Trading Day prior to the Maturity Date (or, if such 27th Scheduled Trading Day prior to the Maturity Date is not a Trading Day, the immediately succeeding Trading Day), or (y) such lesser number of Trading Days as are comprised in the period commencing on and including the 27th Scheduled Trading Day prior to the Maturity Date and ending on and including the sixth Scheduled Trading Day prior to the Maturity Date.

Dabei gilt Folgendes:	Where:

“Vorgesehener Handelstag” bezeichnet jeden Tag (außer einem Samstag oder Sonntag), an dem der Relevante Markt für die Aktie gemäß dem erstmals für das betreffende Kalenderjahr veröffentlichten
“Scheduled Trading Day” means each day (other than a Saturday or a Sunday) on which the Relevant Market for the Share is scheduled to be open for business as set out in the trading calendar first published by

Handelskalender des Relevanten Markts zur Öffnung vorgesehen ist, unabhängig davon, ob (i) der Relevante Markt an diesem Tag tatsächlich geöffnet ist oder (ii) dieser Tag ein Handelstag für die Aktie ist.
such Relevant Market in respect of the relevant calendar year, regardless of whether (i) the Relevant Market is actually open for business on such day, or (ii) such day is a Trading Day for the Share.

“BGB” bezeichnet das Bürgerliche Gesetzbuch in seiner jeweils gültigen Fassung.	“BGB” means the German Civil Code (Bürgerliches Gesetzbuch), as amended.

“Bedingter Umtauschzeitraum” bezeichnet, in Bezug auf eine Schuldverschreibung, jeden der folgenden Zeiträume:	“Contingent Exchange Period” means, in respect of any Bond, any of the following periods:

(i)     falls die Schuldverschreibungen durch die Emittentin gemäß § 5(b) oder § 5(c) gekündigt werden, den Zeitraum ab dem Tag, an dem die Emit-tentin die Kün-digungserklärung gemäß § 5(b) oder § 5(c) veröffentlicht (einschließlich), bis zu dem 35. Geschäftstag, der dem Vorzeitigen Rückzahlungstag vorausgeht (ein-schließlich);

(i)      if the Bonds are called by the Issuer for redemption in accordance with § 5(b) or § 5(c), the period from and including the date on which the call notice pursuant to § 5(b) or § 5(c) is published to and including the 35th Business Day prior to the Early Redemption Date;

(ii)     falls ein Kündigungsgrund (wie in § 12(a) definiert) eintritt, den Zeitraum ab dem Tag, an dem der Kündigungsgrund eingetreten ist (einschließlich), bis zu dem Geschäftstag, der gegebenenfalls dem Tag, an dem der Kündigungsgrund geheilt wurde, unmittelbar vorausgeht (einschließlich);

(ii)     if any Event of Default (as defined in § 12(a)) occurs, the period from and including the date on which the Event of Default occurs to and including the Business Day immediately preceding the date, if any, on which such Event of Default will have been cured or waived;

(iii)   falls ein Put-Ereignis (wie in § 5(d)(i) definiert) eintritt, den Zeitraum ab dem Tag, an dem die Emittentin den Anleihegläubigern den Eintritt eines Put-Ereignisses mitgeteilt hat (einschließlich), bis zu dem Tag, der 10 Geschäftstage vor dem Put-Wirksamkeitstag (wie in § 5(d)(i) definiert) liegt (einschließlich);

(iii)    if a Put Event (as defined in § 5(d)(i)) occurs, the period from and including the day on which the Issuer gives notice to the Bondholders of the occurrence of a Put Event to and including the date falling 10 Business Days prior to the Put Effective Date (as defined in § 5(d)(i));

(iv)    wenn die Gesellschaft ankündigt, ihren Aktionären Wertpapiere, Rechte oder sonstige Ver-mö-gensgegenstände (ein-schließ-lich Geldbeträge) auszuschütten, zu-zu-teilen oder zu gewähren, und wenn der Angemessene Markt-wert an dem CoEx-Referenztag der je Aktie ausgeschütteten, zugeteilten oder gewährten Wertpapiere, Rechte oder sonstigen Vermögensgegen-stände, wie von der Berechnungsstelle festgestellt, größer ist als 20 % des rechnerischen Durchschnitts der Aktien-kurse an jedem Handels-tag während eines Zeitraums von 20 aufeinander-folgenden Han-dels-

(iv)    if the Company announces a distribution, allotment or grant to its shareholders of any securities, rights or other assets (including cash amounts), and if the Fair Market Value on the CoEx Reference Date of such securities, rights or other assets distributed, allotted or granted per Share, as determined by the Calculation Agent, is greater than 20 per cent. of the arithmetic average of the Share Prices on each Trading Day during the period of 20 consecutive Trading Days ending on and including the last Trading Day prior to the

tagen, endend an dem letzten Handelstag vor dem CoEx-Referenztag (bzw., soweit anwendbar, vor dem Angepassten FMV-Tag) (ein-schließ-lich), den Zeitraum:	CoEx Reference Date (or the Adjusted FMV Date, if applicable), the period:

(A) ab dem Geschäftstag (einschließ-lich), der unmittelbar auf den späteren der folgenden Tage folgt:	(A) from and including the Business Day immediately following the later of the following days:

(I) dem CoEx-Referenztag; bzw.	(I) the CoEx Reference Date; and

(II) dem Tag, an dem der Angemessene Marktwert festgestellt werden kann,	(II) the date on which the Fair Market Value can be determined,

(B) bis zu dem Geschäftstag (einschließlich), der dem späteren der folgenden Tage unmittelbar vorausgeht:	(B) to and including the Business Day immediately preceding the later of the following days:

(I) dem Ex-Tag der betreffenden Ausschüt-tung, Zuteilung oder Gewährung; bzw.	(I) the Ex-Date of such distri-bution, allotment or grant; and

(II) dem 10. Geschäftstag nach dem gemäß dem vorstehenden Buchstaben (A) festgestellten Tag;	(II) the 10th Business Day following the date determined to be applicable pursuant to clause (A) above;

(v)    wenn ein Paritätsereignis bzw. ein IA-Paritätsereignis eingetreten ist (oder als eingetreten gilt), den Zeitraum von 10 Ge-schäftstagen ab dem ersten Geschäftstag nach dem betreffenden Emittenten-Mitteilungstag (wie in § 8(e) definiert) (ein-schließ-lich);

(v)     if a Parity Event or an IA Parity Event has (or is deemed to have) occurred, the period of 10 Business Days from and including the first Business Day following the relevant Issuer Notice Date (as defined in § 8(e));

(vi) im Falle der Veröffentlichung eines Übernahmeangebots, der Zeitraum ab dem auf den Vollzugstag folgenden Tag bis zu dem 10. darauffolgenden Geschäftstag (jeweils einschließlich),	(vi) in case of the publication of a Take-over Offer, the period from and including the day immediately following the Offer Settlement Date to and including the 10th Business Day thereafter, wobei in jeder der vorgenannten Ziffern (i) bis (vi) der Bedingte Umtauschzeitraum jeweils bereits an dem CoEx-Zeitraum-Beendigungstag (einschließlich) endet, wenn der CoEx-Zeitraum-Beendigungstag vor dem letzten Tag des betreffenden Zeitraums gemäß den vorstehenden Ziffern (i) bis (vi) liegt.

provided that, in each of the clauses (i) to (vi) above, the Contingent Exchange Period shall end on and including the CoEx Period Termination Date if the CoEx Period Termination Date falls prior to the last day of the relevant period pursuant to clauses (i) to (vi) above.

Weder die Emittentin noch die Berechnungsstelle ist verpflichtet, zu überwachen, ob ein Bedingter Umtauschzeitraum eintritt. Ferner ist (mit Ausnahme der in den nachstehend in § 8(e) ausdrücklich anders geregelten Fälle) weder die Emittentin noch die Berechnungsstelle verpflichtet, die Anleihegläubiger

Neither the Issuer nor the Calculation Agent will be under any duty to monitor the occurrence of a Contingent Exchange Period. In addition, neither the Issuer nor the Calculation Agent will be under any duty to notify (other than where specifically provided otherwise in § 8(e) below) Bondholders of the occurrence of a Contingent Exchange Period.

darüber zu benachrichtigen, ob ein Bedingter Umtauschzeitraum eingetreten ist.

Der relevante Investoren-Mitteilungstag und ob ein Paritätsereignis oder ein IA-Paritätsereignis eingetreten ist (oder als eingetreten gilt), wird gemäß § 8(e) festgestellt.	The relevant Investor Notice Date and whether a Parity Event or an IA Parity Event has (or is deemed to have) occurred will be determined in accordance with § 8(e).

“Clearingsystem” bezeichnet die Clearstream Banking AG, Frankfurt am Main (“Clearstream Frankfurt”) oder jeden Funktionsnachfolger.	“Clearing System” means Clearstream Banking AG, Frankfurt am Main (“Clearstream Frankfurt”) or any successor in such capacity.

“CoEx-Referenztag” bezeichnet den Tag, an dem die Gesellschaft erstmalig die Bedingungen einer Ausschüttung, Zuteilung oder Gewährung von Wertpapieren, Rechten oder sonstigen Vermögensgegenständen an ihre Aktionäre (einschließlich Geldbeträge) öffentlich bekanntmacht.

“CoEx Reference Date” means the date on which the Company for the first time publicly announces the terms of the distribution, allotment or grant to its shareholders of any securities, rights or other assets (including cash amounts).

“Depotbank” bezeichnet ein Bank- oder sonstiges Finanzinstitut, bei dem der Anleihegläubiger Schuldverschreibungen auf einem Wertpapierdepotkonto verwahren lässt und das ein Konto bei dem Clearingsystem hat, und schließt Clearstream Frankfurt ein.

“Custodian” means any bank or other financial institution with which the Bondholder maintains a securities account in respect of any Bonds and having an account maintained with the Clearing System and includes Clearstream Frankfurt.

“Emittentin” ist die Fresenius SE & Co. KGaA.	“Issuer” means Fresenius SE & Co. KGaA.

“Endfälligkeitstag” ist der 11. März 2028.	“Maturity Date” means 11 March 2028.

“EUREX” bezeichnet die EUREX Deutschland oder deren Rechts- oder Funktionsnachfolgerin.	“EUREX” means EUREX Deutschland or any legal or functional successor thereof.

“Ex-Tag” hat die in § 10(n) festgelegte Bedeutung.	“Ex-Date” has the meaning set out in § 10(n).

“Festgelegter Nennbetrag” hat die in § 2(a) festgelegte Bedeutung.	“Principal Amount” has the meaning set out in § 2(a).

“Gesamtumtauschnennbetrag” bezeichnet den Gesamtnennbetrag der von einem Anleihegläubiger mit einer einzelnen Umtauscherklärung zum Umtausch eingereichten Schuldverschreibungen, der von der Umtauschstelle gemäß § 8(b)(iii) festgestellt wird.

“Aggregate Exchange Principal Amount” means the aggregate principal amount of Bonds delivered by a Bondholder for exchange with a single Exchange Notice as determined by the Exchange Agent in accordance with § 8(b)(iii).

“Geschäftsjahr” bezeichnet das satzungsmäßige Geschäftsjahr der Gesellschaft.	“Financial Year” means the financial year as set out in the articles of association of the Company.

“Geschäftstag” bezeichnet jeden Tag (außer einem Samstag oder Sonntag), an dem (a)(i) das Real-time Gross Settlement System des Eurosystems (T2) oder dessen Nachfolgesystem und (ii) das Clearingsystem Zahlungen abwickeln, und (b) Geschäftsbanken und Devisenmärkte in Frankfurt am Main geöffnet sind.

“Business Day” means each day (other than a Saturday or Sunday) on which (a)(i) the real-time gross settlement system operated by the Eurosystem (T2) or any successor system and (ii) the Clearing System settle payments, and (b) commercial banks and foreign exchange markets in Frankfurt am Main are open for business.

“Gesellschaft” bezeichnet die Fresenius Medical Care AG.	“Company” means Fresenius Medical Care AG.

“Globalurkunde” hat die in § 2(b) festgelegte Bedeutung.	“Global Bond” has the meaning set out in § 2(b).

“Gruppe” bezeichnet die Emittentin und ihre jeweils konsolidierten Tochtergesellschaften.	“Group” means the Issuer and all of its consolidated Subsidiaries from time to time.

“Handelstag” bezeichnet	“Trading Day” means,

(i)     für Zwecke der Bestimmung des Aktienkurses jeden Tag, an dem der Relevante Markt für die Aktie für den Handel geöffnet ist und der Aktienkurs gemäß den Ziffern (i) bis (iv) der Definition dieses Begriffs ermittelt werden kann; bzw.

(i)     for purposes of the determination of the Share Price, each day on which the Relevant Market for the Share is open for business and the Share Price can be determined in accordance with clauses (i) to (iv) of the definition of such term; or

(ii)    für Zwecke der Bestimmung eines Wertpapierkurses jeden Tag, an dem der Relevante Markt für andere Wertpapiere, Rechte oder sonstige Vermögensgegenstände für den Handel geöffnet ist und Wertpapierkurse gemäß den Ziffern (i) bis (iii) der Definition dieses Begriffs ermittelt werden können.

(ii)    for purposes of the determination of any Security Price, each day on which the Relevant Market for any other securities, rights or other assets is open for business and Security Prices can be determined in accordance with clauses (i) to (iii) of the definition of such term.

“IA-Paritätsereignis” hat die in § 8(e) festgelegte Bedeutung.	“IA Parity Event” has the meaning set out in § 8(e).

“IFRS” bezeichnet die International Financial Reporting Standards des International Accounting Standards Board, wie sie von der Europäischen Union anerkannt werden.	“IFRS” means the International Financial Reporting Standards of the International Accounting Standards Board, as adopted by the European Union.

“Kündigungsgrund” hat die in § 12(a) festgelegte Bedeutung.	“Event of Default” has the meaning set out in § 12(a).

“Liefertag” bezeichnet den Tag, an dem die Emittentin die betreffenden Aktien nach Maßgabe dieser Emissionsbedingungen liefert.	“Settlement Date” means the date on which the Issuer delivers the relevant Shares in accordance with these Terms and Conditions.

“Maßgeblicher Wechselkurs” für die Umrechnung von einer Währung in EUR an einem bestimmten Tag bezeichnet den Kassa-Wechselmittelkurs (spot mid-rate) zwischen den betreffenden Währungen um 13:00 Uhr Frankfurter Zeit an diesem Tag, wie er auf der Bloomberg Bildschirmseite BFIX (oder einer Nachfolger-Bildschirmseite) erscheint oder von dieser hergeleitet wird.

“Relevant FX Rate” means on any day, and, in respect of the conversion of any currency into EUR, the spot mid-rate of exchange at 1:00 p.m. Frankfurt time on that day for such pair of currencies as appearing on or derived from Bloomberg page BFIX (or any successor page thereto).

Falls der Maßgebliche Wechselkurs nicht gemäß den vorstehenden Bestimmungen ermittelt werden kann, ist der Maßgebliche Wechselkurs der in entsprechender Anwendung der vorstehenden Regelungen bestimmte	If the Relevant FX Rate cannot be determined in accordance with the foregoing provisions, the Relevant FX Rate will be the exchange rate determined in accordance with the foregoing provisions mutatis

Wechselkurs an dem letzten Tag vor dem betreffenden Tag, an dem der Wechselkurs ermittelt werden kann. Wenn der Maßgebliche Wechselkurs nicht auf diese Weise ermittelt werden kann, dann wird ein Unabhängiger Sachverständiger den Maßgeblichen Wechselkurs auf der Basis solcher Notierungen oder anderer Informationen bestimmen, die dieser Unabhängige Sachverständige für maßgeblich hält; diese Bestimmung ist abschließend.

mutandis but with respect to the last day preceding such day on which such rate can be determined. If the Relevant FX Rate cannot be so determined, an Independent Expert will determine the Relevant FX Rate on the basis of such quotations or other information as such Independent Expert considers appropriate; any such determination will be conclusive.

“Maßgebliches Umtauschverhältnis” bezeichnet das Ergeb-nis (ohne Rundung und einschließlich Bruchteilen von Aktien) aus der Division (i) des Gesamtumtausch-nenn-be-trags durch (ii) den an dem betreffenden Umtauschtag maßgeblichen Umtauschpreis (vorbehaltlich etwaiger nachfolgender Anpassungen des Umtauschpreises gemäß § 10). Das Maßgebliche Umtauschverhältnis wird von der Berechnungsstelle berechnet.

“Relevant Exchange Ratio” means the result (without rounding and including fractions of Shares) of the division of (i) the Aggregate Exchange Principal Amount by (ii) the Exchange Price in effect as at the relevant Exchange Date (subject to any subsequent Exchange Price adjustment in accordance with § 10). The Relevant Exchange Ratio will be determined by the Calculation Agent.

“Paritätsereignis” hat die in § 8(e) festgelegte Bedeutung.	“Parity Event” has the meaning set out in § 8(e).

“Person” bezeichnet eine natürliche Person, eine Körperschaft, eine Personengesellschaft, ein Joint Venture, eine Vereinigung, eine Aktiengesellschaft, einen Trust, eine Einrichtung ohne eigene Rechtspersönlichkeit, eine staatliche Stelle oder Behörde, eine Gebietskörperschaft oder einen sonstigen Rechtsträger.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organisation, government or any agency, instrumentality or political subdivision thereof, or any other entity.

“Prämienausgleichsbetrag” hat die in § 11(e) festgelegte Bedeutung.	“Premium Compensation Amount” has the meaning set out in § 11(e).

“Put-Wirksamkeitstag” hat die in § 5(d)(i) festgelegte Bedeutung.	“Put Effective Date” has the meaning set out in § 5(d)(i).

“QIB” bezeichnet einen “qualifizierten institutionellen Käufer” gemäß der Definition in Rule 144A des Securities Act.	“QIB” means a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

“Regulation S” bezeichnet Regulation S des Securities Act.	“Regulation S” means Regulation S under the Securities Act.

“Relevanter Markt” bezeichnet	“Relevant Market” means

(i)      im Falle der Aktie, XETRA oder, falls die Aktie im betreffenden Zeitpunkt nicht mehr in XETRA gehandelt wird, eine andere Wertpapierbörse oder einen anderen Wertpapier-Markt, an der bzw. dem die Aktie im betreffenden Zeitpunkt hauptsächlich gehandelt wird; und

(i)      in the case of the Share, XETRA, or if at the relevant time the Share is no longer traded on XETRA, such other stock exchange or securities market on which the Share is mainly traded at the relevant time; and

(ii)    im Falle anderer Wertpapiere, Rechte oder sonstiger Vermögensgegenstände, eine andere Wertpapierbörse oder einen anderen Wertpapier-Markt, an der bzw. dem die Wertpapiere, Rechte oder sonstigen Vermögensgegenstände im betreffenden Zeitpunkt hauptsächlich gehandelt werden.

(ii)    in the case of any other securities, rights or other assets, such stock exchange or securities market on which such other securities, rights or other assets are mainly traded at the relevant time.

“Schuldverschreibung(en)” hat die in § 2(a) festgelegte Bedeutung.	“Bond(s)” has the meaning set out in § 2(a).

“Securities Act” bezeichnet den U.S. Securities Act of 1933 in seiner jeweils gültigen Fassung.	“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Stichtag” hat die in § 10(n) festgelegte Bedeutung.	“Record Date” has the meaning set out in § 10(n).

“Tochtergesellschaft” bezeichnet eine Kapitalgesellschaft, eine Gesellschaft mit Haftungsbeschränkung, eine Vereinigung, eine Personengesellschaft oder ein sonstiges Unternehmen, deren bzw. dessen Ergebnisse gemäß IFRS mit den Ergebnissen folgender Personen konsolidiert werden:
“Subsidiary” means any corporation, limited liability company, association, partnership or other business entity whose results of operations are consolidated in accordance with IFRS with those of:

(i) der Emittentin;	(i) the Issuer;

(ii) der Emittentin und einer oder mehrerer Tochtergesellschaften der Emittentin; oder	(ii) the Issuer and one or more Subsidiaries of the Issuer; or

(iii) einer oder mehrerer Tochtergesellschaften der Emittentin.	(iii) one or more Subsidiaries of the Issuer.

“Umtauscherklärung” hat die in § 8(b)(i) festgelegte Bedeutung.	“Exchange Notice” has the meaning set out in § 8(b)(i).

“Umtauschpreis” bezeichnet anfänglich € [●], wobei dieser Betrag gegebenenfalls jeweils nach Maßgabe dieser Emissionsbedingungen angepasst wird.	“Exchange Price” means initially € [●], which amount is subject to adjustment from time to time in accordance with these Terms and Conditions.

“Umtauschrecht” hat die in § 8(a)(i) festgelegte Bedeutung.	“Exchange Right” has the meaning set out in § 8(a)(i).

“Umtauschstelle(n)” hat die in § 13(a) festgelegte Bedeutung.	“Exchange Agent(s)” has the meaning set out in § 13(a).

“Umtauschtag” hat die in § 8(b)(iv) festgelegte Bedeutung.	“Exchange Date” has the meaning set out in § 8(b)(iv).

“Umtauschverhältnis” je Schuldverschreibung an einem Tag ist gleich der Festgelegte Nennbetrag geteilt durch den an diesem Tag maßgeblichen Umtauschpreis.	“Exchange Ratio” per Bond as at any day is equal to the Principal Amount divided by the Exchange Price in effect as at such day.

“Umtauschzeitraum” bezeichnet	“Exchange Period” means

(i) gegebenenfalls jeden etwaigen Bedingten Umtauschzeitraum, der innerhalb des Zeitraums ab dem 21. April 2025 (einschließlich) bis zum CoEx-Zeitraum-Beendigungstag (einschließlich) beginnt; und	(i) each Contingent Exchange Period (if any) commencing during the period from and including 21 April 2025 to and including the CoEx Period Termination Date; and

(ii) gegebenenfalls den Zeitraum ab dem 11. September 2027 (einschließlich) bis zu dem Umtausch-zeitraum-Ablauf-tag (einschließlich).	(ii) the period (if any) from and including 11 September 2027 to and including the Exchange Period Expiry Date.

Dabei gilt Folgendes:	Where:

“CoEx-Zeitraum-Beendigungstag” bezeichnet, im Hinblick auf jede Schuldverschreibung, den früheren der folgenden Tage:	“CoEx Period Termination Date” means, in respect of any Bond, the earlier of the following dates:

(x) den Geschäftstag, der dem 11. September 2027 unmittelbar vorausgeht; bzw.	(x) the Business Day immediately preceding 11 September 2027; and

(y) den Vorzeitigen Umtausch-zeitraum-Ablauf-tag.	(y) the Early Exchange Period Expiry Date.

“Umtausch-zeitraum-Ablauf-tag” bezeichnet den früheren der folgenden Tage:	“Exchange Period Expiry Date” means the earlier of the following dates:

(x) den 35. Geschäftstag vor dem Endfälligkeitstag; bzw.	(x) the 35th Business Day prior to the Maturity Date; and

(y) den Vorzeitigen Umtausch-zeitraum-Ablauf-tag.	(y) the Early Exchange Period Expiry Date.

“Vorzeitiger Umtausch-zeitraum-Ablauf-tag” bezeichnet, im Hinblick auf jede Schuldverschreibung, den früheren der folgenden Tage:	“Early Exchange Period Expiry Date” means, in respect of any Bond, the earlier of the following dates:

(x) falls die Schuldverschreibungen durch die Emittentin gemäß § 5(b) oder § 5(c) gekündigt werden, dem 35. Geschäftstag, der dem Vorzeitigen Rückzahlungstag vorausgeht; bzw.	(x) if the Bonds are redeemed by the Issuer in accordance with § 5(b) or § 5(c), the 35th Business Day prior to the Early Redemption Date; and

(y)     wenn ein Kündigungsgrund (wie in § 12(a) definiert) eintritt und der Anleihegläubiger gemäß § 12(b) mitteilt, dass er die Schuldverschreibung für fällig erklärt und sofortige Rückzahlung verlangt, der Geschäftstag, der dem Tag unmittelbar vorausgeht, an dem diese Mitteilung erfolgt ist.

(y)     if any Event of Default (as defined in § 12(a)) occurs and the Bondholder gives notice in accordance with § 12(b) that it declares such Bond due and demands immediate redemption thereof, the Business Day immediately preceding the date on which such notice is so given.

“UmwG” bezeichnet das Umwandlungsgesetz in seiner jeweils gültigen Fassung.	“UmwG” means the German Transformation Act (Umwandlungsgesetz), as amended.

“Unabhängiger Sachverständiger” bezeichnet eine unabhängige international anerkannte Bank oder einen unabhängigen Finanzberater mit einschlägiger Expertise, die bzw. der von der Emittentin auf eigene Kosten bestellt wird, wobei die Berechnungsstelle der Unabhängige Sachverständige sein kann.

“Independent Expert” means an independent bank of international standing or an independent financial adviser with relevant expertise appointed by the Issuer at its own expense, which may be the Calculation Agent.

“Verbundenes Unternehmen” einer bestimmten Person bezeichnet:	“Affiliate” of any specified Person means:

(i) jede andere Person, die diese Person direkt oder indirekt kontrolliert bzw. direkt oder indirekt von ihr kontrolliert wird, oder	(i) any other Person, directly or indirectly, controlling or controlled by, or

(ii) mit dieser bestimmten Person unter direkter oder indirekter gemeinsamer Kontrolle steht.	(ii) under direct or indirect common control with such specified Person.

Für den Zweck dieser Definition bezeichnet “gemeinsame Kontrolle” bei Verwendung in Bezug auf eine Person die Befugnis, deren Geschäftsführung und Unternehmenspolitik direkt oder indirekt zu bestimmen (§ 15 AktG), sei es durch den Besitz von stimmberechtigten Kapitalanteilen, eine vertragliche Festlegung oder anderweitig, und die Bedeutung der Begriffe “kontrolliert” und “kontrollieren” ist entsprechend zu verstehen.

For the purposes of this definition, “common control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise (§ 15 AktG); and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Vereinigte Staaten” bezeichnet die Vereinigten Staaten von Amerika (einschließlich deren Bundesstaaten und des District of Columbia) sowie deren Territorien (einschließlich Puerto Rico, der U.S. Virgin Islands, Guam, American Samoa, Wake Island und Northern Mariana Islands).

“United States” means the United States of America (including the States thereof and the District of Columbia) and its possessions (including Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and Northern Mariana Islands).

“Verwaltungsstelle(n)” hat die in § 13(a) festgelegte Bedeutung.	“Agent(s)” has the meaning set out in § 13(a).

“Vorgesehener Liefertag” bezeichnet	“Scheduled Settlement Date” means

(i) den fünften Geschäftstag nach dem betreffenden Umtauschtag; und	(i) the fifth Business Day following the relevant Exchange Date; and

(ii) im Falle der Ausübung der Aktienrückzahlungsoption den betreffenden ARO-Liefertag.	(ii) in the case of an exercise of the Share Redemption Option, the relevant SRO Settlement Date.

“Vorzeitiger Rückzahlungstag” bezeichnet den jeweils von der Emittentin in der Mitteilung gemäß und vorbehaltlich § 5(b) oder § 5(c) für die Rückzahlung der Schuldverschreibungen festgelegten Tag, der ein Zahlungsgeschäftstag sein muss.
“Early Redemption Date” means the date fixed for redemption of the Bonds in the Issuer’s notice in accordance with and subject to § 5(b) or § 5(c), which must be a Payment Business Day.

“Wertpapierkurs” hat die in § 10(n) festgelegte Bedeutung.	“Security Price” has the meaning set out in § 10(n).

“Wesentliche Tochtergesellschaft” bezeichnet eine Tochtergesellschaft der Fresenius SE & Co. KGaA:	“Material Subsidiary” means any Subsidiary of Fresenius SE & Co. KGaA which:

(i) deren unkonsolidiertes EBITDA 5 % oder mehr des EBITDA der Fresenius SE & Co. KGaA und ihrer Tochtergesellschaften auf einer konsolidierten Basis darstellt, oder	(i) has unconsolidated EBITDA representing 5 % or more of the EBITDA of Fresenius SE & Co. KGaA and its Subsidiaries on a consolidated basis; or

(ii) deren unkonsolidiertes Bruttovermögen 5 % oder mehr des Bruttovermögens der Fresenius SE & Co. KGaA und ihrer Tochtergesellschaften auf einer konsolidierten Basis darstellt,	(ii) has unconsolidated gross assets representing 5 % or more of the gross assets of Fresenius SE & Co. KGaA and its Subsidiaries on a consolidated basis,

(iii) in allen Fällen bestimmt nach dem letzten geprüften Jahresabschluss, der in Übereinstimmung mit IFRS erstellt wurde.	(iii) in each case as determined by reference to the latest audited annual financial statements prepared in accordance with IFRS.

Dabei entspricht “EBITDA” dem Operativen Ergebnis zuzüglich Abschreibungen und wird von dem nach IFRS ermittelten Operativen Ergebnis abgeleitet.	Where “EBITDA” means operating income plus depreciation and amortisation and is derived from the operating income determined in accordance with IFRS.

“WpHG” bezeichnet das Wertpapierhandelsgesetz in seiner jeweils gültigen Fassung.	“WpHG” means the German Securities Trading Act (Wertpapierhandelsgesetz), as amended.

“WpÜG” bezeichnet das Wertpapiererwerbs- und Übernahmegesetz in seiner jeweils gültigen Fassung.	“WpÜG” means the German Securities Acquisition and Take-Over Act (Wertpapiererwerbs- und Übernahmegesetz), as amended.

“XETRA” bezeichnet das elektronische XETRA Handelssystem der Deutsche Börse AG oder dessen Rechts- oder Funktionsnachfolger.	“XETRA” means the electronic XETRA trading system of Deutsche Börse AG or any legal or functional successor thereof.

“Zahlstelle(n)” hat die in § 13(a) festgelegte Bedeutung.	“Paying Agent(s)” has the meaning set out in § 13(a).

“Zahlungsgeschäftstag” ist jeder Tag (außer einem Samstag oder Sonntag), an dem (i) das Real-time Gross Settlement System des Eurosystems (T2) oder dessen Nachfolgesystem und (ii) das Clearingsystem Zahlungen abwickeln.

“Payment Business Day” means each day (other than a Saturday or Sunday) on which (i) the real-time gross settlement system operated by the Eurosystem (T2) or any successor system and (ii) the Clearing System settle payments.

§ 2 Form und Nennbetrag	§ 2 Form and Denomination

(a) Die Emission der Emittentin von Umtauschschuldverschreibungen im Gesamtnennbetrag von	(a) The issue by the Issuer of exchangeable bonds in the aggregate principal amount of

€ [●]	€ [●]

(in Worten: EUR [●])	(in words: EUR [●])

ist in untereinander gleichrangige, auf den Inhaber lautende Schuldverschreibungen (die “Schuldverschreibungen” und jeweils eine “Schuldverschreibung”) im Nennbetrag von jeweils € 100.000 (der “Festgelegte Nennbetrag”) eingeteilt.
is divided into bonds in bearer form with a principal amount of € 100,000 (the “Principal Amount”) each, which rank pari passu among themselves (the “Bonds” and each a “Bond”).

(b)     Die Schuldverschreibungen sind durch eine Globalurkunde (die “Globalurkunde”) verbrieft. Die Globalurkunde trägt die eigenhändigen Unterschriften zweier ordnungsgemäß bevollmächtigter Vertreter der Emittentin und ist von der Zahlstelle oder in deren Namen mit einer Kontrollunterschrift versehen.

(b)     The Bonds are represented by a global bond (the “Global Bond”). The Global Bond will be signed manually by two authorised signatories of the Issuer and will be authenticated by or on behalf of the Paying Agent.

Einzelurkunden werden nicht ausgegeben. Der Anspruch der Anleihegläubiger auf die physische Herausgabe der Globalurkunde und die Ausgabe einzelner Schuldverschreibungen ist ausgeschlossen.	Definitive bond certificates will not be issued. The Bondholders will have no right to request physical delivery of the Global Bond or to require the issue of definitive bond certificates.

Die Globalurkunde wird bei Clearstream Frankfurt hinterlegt, wird so lange von Clearstream Frankfurt verwahrt und darf von Clearstream Frankfurt nicht übertragen werden, bis sämtliche Verbindlichkeiten der Emittentin aus den Schuldverschreibungen erfüllt sind. Die Emittentin räumt Clearstream Frankfurt ein dauerhaftes, unwiderrufliches und absolutes Besitzrecht an der Globalurkunde ein. Kopien der Globalurkunde können von jedem Anleihegläubiger bei der Zahlstelle bezogen werden, wobei die jeweilige Kopie nicht selbst ein durchsetzbares Inhaberpapier darstellt.

The Global Bond will be deposited with Clearstream Frankfurt, will be held by Clearstream Frankfurt and may not be transferred by Clearstream Frankfurt until the Issuer has satisfied and discharged all its obligations under the Bonds. The Issuer grants Clearstream Frankfurt a permanent, irrevocable and absolute possession right in the Global Bond. Copies of the Global Bond are available for each Bondholder at the Paying Agent, where no such copy is itself an enforceable bearer instrument.

(c)     Den Anleihegläubigern stehen Miteigentumsanteile bzw. Rechte an der Globalurkunde zu, die nach Maßgabe des anwendbaren Rechts und der Regeln und Bestimmungen des Clearingsystems übertragen werden können.

(c)     The Bondholders will receive proportional co-ownership interests or rights in the Global Bond, which are transferable in accordance with applicable law and the rules and regulations of the Clearing System.

(d) Die Globalurkunde wird eine Legende in englischer Sprache tragen, die im Wesentlichen der nachfolgenden Form entspricht:	(d) The Global Bond will bear an English legend substantially the form set forth below:

“WEDER DIE DURCH DIESE GLOBALURKUNDE VERBRIEFTEN SCHULDVERSCHREIBUNGEN NOCH DIE WERTPAPIERE, IN DIE DIESE SCHULDVERSCHREIBUNGEN UMGETAUSCHT WERDEN KÖNNEN, SIND BEI	“NEITHER THE BONDS REPRESENTED BY THIS GLOBAL BOND NOR THE SECURITIES INTO WHICH SUCH BONDS ARE EXCHANGEABLE HAVE BEEN REGISTERED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES

DER U.S. SECURITIES AND EXCHANGE COMMISSION ODER DER WERTPAPIERAUFSICHT EINES BUNDESSTAATS DER VEREINIGTEN STAATEN REGISTRIERT. DIE DURCH DIESE GLOBALURKUNDE VERBRIEFTEN SCHULDVERSCHREIBUNGEN WURDEN UNTER BERUFUNG AUF EINE AUSNAHMEREGELUNG VON DER REGISTRIERUNG GEMÄSS DEM U.S. SECURITIES ACT VON 1933 IN DER JEWEILS GÜLTIGEN FASSUNG (DER “SECURITIES ACT”) VERKAUFT UND DÜRFEN DAHER NUR GEMÄSS EINER WIRKSAMEN REGISTRIERUNGSERKLÄRUNG GEMÄSS DEM SECURITIES ACT ODER GEMÄSS EINER VERFÜGBAREN AUSNAHMEREGELUNG VON DEN REGISTRIERUNGSANFORDERUNGEN DES SECURITIES ACT ODER IN EINER TRANSAKTION, DIE NICHT DEN REGISTRIERUNGSANFORDERUNGEN DES SECURITIES ACT UNTERLIEGT, UND IN ÜBEREINSTIMMUNG MIT DEN GELTENDEN WERTPAPIERGESETZEN DER U.S.-BUNDESSTAATEN VERKAUFT ODER ANGEBOTEN WERDEN.”

COMMISSION OF ANY STATE OF THE UNITED STATES. THE BONDS REPRESENTED BY THIS GLOBAL BOND HAVE BEEN SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE U.S. STATE SECURITIES LAWS.”

§ 3 Status der Schuldverschreibungen; Negativverpflichtung	§ 3 Status of the Bonds; Negative Pledge

(a) Status der Schuldverschreibungen.	(a) Status of the Bonds.

Die Schuldverschreibungen begründen nicht nachrangige und nicht besicherte Verbindlichkeiten der Emittentin, die im gleichen Rang untereinander und, im Falle der Auflösung, der Liquidation oder der Insolvenz der Emittentin oder eines der Abwendung der Insolvenz der Emittentin dienenden Verfahrens, im gleichen Rang mit allen anderen gegenwärtigen und zukünftigen nicht besicherten und nicht nachrangigen Verbindlichkeiten der Emittentin stehen, mit Ausnahme von Verbindlichkeiten, die nach geltenden Rechtsvorschriften vorrangig sind.

The Bonds constitute unsubordinated and unsecured obligations of the Issuer ranking pari passu among themselves and, in the event of the dissolution, liquidation or insolvency of the Issuer or any proceeding to avoid insolvency of the Issuer, pari passu with all other present and future unsubordinated and unsecured obligations of the Issuer, save for such obligations which may be preferred by applicable law.

(b) Negativerklärung.	(b) Negative Pledge.

Die Emittentin verpflichtet sich, solange Schuldverschreibungen ausstehen, jedoch nur bis zu dem Zeitpunkt, an dem alle Beträge an	So long as any of the Bonds remain outstanding, but only up to the time all amounts of principal

Kapital dem Clearingsystem zur Verfügung gestellt worden sind,	have been placed at the disposal of the Clearing System, the Issuer undertakes

(i)     keine Grundpfandrechte, Pfandrechte oder sonstigen dinglichen Sicherungsrechte (ein “Sicherungsrecht”) an gegenwärtigen oder zukünftigen Teilen ihres Vermögens oder ihres Vermögens insgesamt zur Sicherung der gegenwärtigen oder zukünftigen Kapitalmarktverbindlichkeiten zu bestellen oder fortbestehen zu lassen, und

(i)     not to grant or permit to subsist any mortgage, land charge, lien or any other security right in rem (dingliches Sicherungsrecht) (the “Security Interest”) over any or all of its present or future assets, as security for any present or future Capital Market Indebtedness; and

(ii)    soweit rechtlich möglich, zu veranlassen, dass keine ihrer Tochtergesellschaften Sicherungsrechte an gegenwärtigen oder zukünftigen Teilen ihres Vermögens oder ihres Vermögens insgesamt zur Sicherung der gegenwärtigen oder zukünftigen Kapitalmarktverbindlichkeiten bestellt oder fortbestehen lässt,

(ii)    to procure, to the extent legally possible, that none of its Subsidiaries will grant or permit to subsist any Security Interest over any or all of its present or future assets, as security for any present or future Capital Market Indebtedness,

ohne jeweils die Anleihegläubiger zur gleichen Zeit auf gleiche Weise und anteilig an diesen Sicherungsrechten teilhaben zu lassen.	without at the same time having the Bondholders share equally and ratably in such Security Interest.

Diese Verpflichtung gilt nicht in Bezug auf Sicherungsrechte, die:	This undertaking shall not apply with respect to any Security Interest which:

(i)     an gegenwärtigen oder zukünftigen Ansprüchen der Emittentin oder Ansprüchen einer ihrer Tochtergesellschaften gegen verbundene Unternehmen im Sinne der §§ 15 f. AktG oder gegen Dritte aufgrund von einer Übertragung von Erlösen aus dem Verkauf von Wertpapieren bestehen, soweit diese Sicherheiten zur Sicherung von Verpflichtungen aus diesen durch die Emittentin oder durch eine ihrer Tochtergesellschaften ausgegebenen Wertpapieren dienen;

(i)      is provided over any of the Issuer’s claims or claims of any of its Subsidiaries against any affiliated companies within the meaning of § 15 et seq. AktG or any third party, which claims exist now or arise at any time in the future, as a result of the passing on of the proceeds from the sale by the Issuer of any securities, provided that any such security serves to secure obligations under such securities issued by the Issuer or by any of its Subsidiaries;

(ii)     an Vermögensgegenständen bestellt sind, die bereits zum Zeitpunkt des Erwerbs des betreffenden Vermögensgegenstandes durch die Emittentin oder durch eine ihrer Tochtergesellschaften bestanden, oder am Vermögen einer neu erworbenen Gesellschaft bestehen, die Mitglied der Gruppe wird;

(ii)      is existing on assets at the time of the acquisition thereof by the Issuer or by any of its Subsidiaries or is existing over assets of a newly acquired company which becomes a member of the Group;

(iii) zum Ausgabetag der Schuldverschreibungen bestehen;	(iii) is existing on the date of issue of the Bonds;

(iv)    eine im Zeitpunkt einer Akquisition bestehende Kapitalmarktverbindlichkeit besichern, die infolge der Akquisition eine Verpflichtung der Emittentin oder einer Gesellschaft der Gruppe wird, sofern diese Kapitalmarktverbindlichkeit nicht im Hinblick auf diese Akquisition begründet wurde;

(iv)    secures a Capital Market Indebtedness existing at the time of acquisition that becomes an obligation of the Issuer or of any company within the Group as a consequence of such acquisition, provided that such Capital Market Indebtedness was not created in contemplation of such acquisition;

(v) aufgrund anwendbaren Rechts gesetzlich vorgeschriebene Sicherheiten sind oder solche, deren Bestehen eine Voraussetzung zur Erteilung einer behördlichen Genehmigung sind;	(v) is mandatory pursuant to applicable laws or required as a prerequisite for obtaining any governmental approvals;

(vi) im Zusammenhang mit durch die Emittentin oder durch eine ihrer Tochtergesellschaften begebenen asset backed securities (ABS) stehen;	(vi) is provided in connection with any issuance of asset backed securities by the Issuer or by any of its Subsidiaries;

(vii)   im Zusammenhang mit durch Zweckgesellschaften begebenen asset backed securities (ABS) stehen, bei denen die Emittentin oder eine ihrer Tochtergesellschaften der Originator der zugrundeliegenden Vermögensgegenstände ist;
(vii) is provided in respect of any issuance of asset backed securities made by a special purpose vehicle where the Issuer or any of its Subsidiaries is the originator of the underlying assets;

(viii) der Erneuerung, Verlängerung oder dem Austausch irgendeiner Sicherheit gemäß vorstehend (i) bis (vii) dienen; oder	(viii) is provided in connection with the renewal, extension or replacement of any security pursuant to foregoing (i) through (vii); or

(ix)    Kapitalmarktverbindlichkeiten besichern, deren Kapitalbetrag (bei Aufaddierung auf den Kapitalbetrag sonstiger Kapitalmarktverbindlichkeiten, für die andere Sicherheiten als die nach (i) bis (viii) zulässigen bestehen) EUR 100.000.000 (oder deren jeweiligen Gegenwert in anderen Währungen) nicht überschreitet.

(ix)    secures Capital Market Indebtedness the principal amount of which (when aggregated with the principal amount of any other Capital Market Indebtedness which has the benefit of a security other than any permitted under the sub-paragraphs (i) to (viii) above) does not exceed EUR 100,000,000 (or its equivalent in other currencies at any time).

Ein nach diesem § 3(b) zu leistendes Sicherungsrecht kann auch zu Gunsten eines Treuhänders der Anleihegläubiger bestellt werden.	Any Security Interest which is to be provided pursuant to this § 3(b) may also be provided to a person acting as trustee for the Bondholders.

“Kapitalmarktverbindlichkeit” bezeichnet jede Verbindlichkeit zur Rückzahlung aufgenommener Geldbeträge, die durch Schuldscheindarlehen	“Capital Market Indebtedness” means any obligation for the payment of borrowed money which is evidenced by a certificate of dokumentiert ist oder durch Schuldverschreibungen oder sonstige Wertpapiere mit einer ursprünglichen Laufzeit von mehr als einem Jahr, die an einer Börse oder an einem anderen anerkannten Wertpapiermarkt zugelassen oder gehandelt werden oder zugelassen oder gehandelt werden können, verbrieft, verkörpert oder dokumentiert ist.

indebtedness (Schuldscheindarlehen) or which is represented by any bond or debt security with an original maturity of more than one year which is, or is intended to be, or is capable of being listed or traded on a stock exchange or other recognised securities market.

§ 4 Keine Zinsen	§ 4 No Interest

(a) Auf die Schuldverschreibungen werden keine periodischen Zinszahlungen geleistet.	(a) There will not be any periodic payments of interest on the Bonds.

(b)      Falls die Emittentin die Schuld-ver-schrei-bun-gen bei Fälligkeit nicht zurückzahlt, ist der Festgelegte Nennbetrag jeder Schuld-ver-schrei-bun-gen ab dem Tag der Fälligkeit (einschließlich) bis zu dem Tag der tatsächlichen Rückzahlung der Schuld-ver-schrei-bun-gen (ausschließlich) in Höhe des gesetzlich festgelegten Zinssatzes für Verzugszinsen zu verzinsen.

(b)    If the Issuer fails to redeem the Bonds when due (fällig), each Bond will bear interest on its Principal Amount from and including the due date to but excluding the day of actual redemption of the Bonds at the statutory default rate of interest.

§ 5 Fälligkeit, Rückzahlung und Erwerb	§ 5 Maturity, Redemption and Purchase

(a)     Die Emittentin hat die Schuldverschreibungen an dem Endfälligkeitstag zu ihrem Festgelegten Nennbetrag zurückzuzahlen, soweit sie nicht vorher zurückgezahlt, umgetauscht, oder zurückgekauft und entwertet worden sind.
(a) On the Maturity Date, the Issuer will redeem the Bonds at their Principal Amount, to the extent the Bonds have not previously been redeemed, exchanged or repurchased and cancelled.

Die Emittentin ist berechtigt, die Schuldverschreibungen (insgesamt, jedoch nicht nur teilweise) nach Maßgabe des § 5(e) zurückzuzahlen, anstatt ihre Verpflichtung gemäß diesem § 5(a) zur Rückzahlung der Schuldverschreibungen durch Zahlung eines Geldbetrags zu erfüllen.
The Issuer will be entitled to fulfil its obligation to redeem the Bonds in cash under this § 5(a) by redeeming all, but not some only, of the Bonds in accordance with § 5(e) instead.

(b)     Die Emittentin ist berechtigt, die ausstehenden Schuldverschreibungen (insgesamt jedoch nicht nur teilweise) durch Mitteilung an die Anleihegläubiger gemäß § 14 unter Einhaltung einer Frist von mindestens 45 und höchstens 60 Geschäftstagen mit Wirkung zu dem Vorzeitigen Rückzahlungstag (der frühestens auf den 11. März 2027 und spätestens auf den letzten Tag des Umtauschzeitraums gemäß Absatz (x) der Definition des Begriffs “Umtausch-zeitraum-Ablauf-tag” fallen darf) zu kündigen. Voraussetzung einer solchen Kündigung ist, dass der Aktienkurs an mindestens 20 Handelstagen

(b)     The Issuer may, on giving not less than 45 and no more than 60 Business Days’ prior notice to the Bondholders in accordance with § 14, redeem all, but not some only, of the outstanding Bonds with effect on the Early Redemption Date (which will be no earlier than 11 March 2027 and no later than the last day of the Exchange Period in accordance with clause (x) of the definition of the term “Exchange Period Expiry Date”). However, such notice may only be given if the Share Price on not less than 20 Trading Days during an observation period of 30 consecutive Trading Days is equal to or exceeds 130 per cent. of the

innerhalb eines Beobachtungszeitraums von 30 aufeinander folgenden Handelstagen mindestens 130 % des an diesen Handelstagen jeweils geltenden Umtauschpreises beträgt.	Exchange Price in effect as at each such Trading Day.

Im Falle einer solchen Kündigung hat die Emittentin die Schuldverschreibungen an dem Vorzeitigen Rückzahlungstag zu ihrem Festgelegten Nennbetrag zurückzuzahlen.	In the case such notice is given, the Issuer will redeem the Bonds, on the Early Redemption Date, at their Principal Amount.

Die Emittentin hat die Mitteilung der vorzeitigen Rückzahlung spätestens an dem fünften Geschäftstag nach dem letzten Tag des betreffenden Beobachtungszeitraums von 30 aufeinander folgenden Handelstagen zu veröffentlichen.
The Issuer must publish the notice of early redemption no later than on the fifth Business Day after the last day of the relevant observation period of 30 consecutive Trading Days.

Die Mitteilung der vorzeitigen Rückzahlung ist unwiderruflich und hat folgende Informationen anzugeben: (i) den Vorzeitigen Rückzahlungstag, (ii) den letzten Tag des Umtauschzeitraums gemäß Absatz (x) der Definition des Begriffs “Vorzeitiger Umtausch-zeitraum-Ablauf-tag”, und (iii) die Tatsachen, die das Kündigungsrecht der Emittentin begründen.

The notice of early redemption is irrevocable and must specify (i) the Early Redemption Date, (ii) the last day of the Exchange Period in accordance with clause (x) of the definition of the term “Early Exchange Period Expiry Date”, and (iii) the facts which establish the right of the Issuer to redeem the Bonds.

(c)     Die Emittentin ist berechtigt, die ausstehenden Schuldverschreibungen (insgesamt, jedoch nicht nur teilweise) durch Mitteilung an die Anleihegläubiger gemäß § 14 unter Einhaltung einer Frist von mindestens 45 und höchstens 60 Geschäftstagen mit Wirkung zu dem Vorzeitigen Rückzahlungstag (der spätestens auf den letzten Tag des Umtauschzeitraums gemäß Absatz (x) der Definition des Begriffs “Umtausch-zeitraum-Ablauf-tag” fallen darf) zu kündigen, und zwar

(c)     The Issuer may, on giving not less than 45 and no more than 60 Business Days’ prior notice to the Bondholders in accordance with § 14, redeem all, but not some only, of the outstanding Bonds with effect on the Early Redemption Date (which may fall no later than on the last day of the Exchange Period in accordance with clause (x) of the definition of the term “Exchange Period Expiry Date”)

(i)      wenn zu irgendeinem Zeitpunkt der Gesamtnennbetrag der ausstehenden und nicht von der Emittentin und ihren Tochtergesellschaften gehaltenen Schuldverschreibungen auf 20 % oder weniger des Gesamtnennbetrags der Schuldverschreibungen, die ursprünglich ausgegeben wurden (einschließlich Schuldverschreibungen, die gemäß § 15 zusätzlich begeben worden sind), gefallen ist; oder

(i)      if at any time the aggregate principal amount of the Bonds outstanding and held by persons other than the Issuer and its Subsidiaries has fallen to 20 per cent. or less of the aggregate principal amount of the Bonds originally issued (including any Bonds additionally issued in accordance with § 15); or

(ii) während eines Zeitraums von 30 Geschäftstagen nach dem Vollzugstag (wie in § 11(e) definiert) des Ausschließlichen	(ii) during a period of 30 Business Days following the Offer Settlement Date (as defined in § 11(e)) of an All Cash Offer if an

Barangebots, wenn ein Ausschließliches Barangebot (wie in § 11(e) definiert) veröffentlicht wird.	All Cash Offer (as defined in § 11(e)) is published.

Im Falle einer solchen Kündigung hat die Emittentin die Schuldverschreibungen an dem Vorzeitigen Rückzahlungstag zu ihrem Festgelegten Nennbetrag zurückzuzahlen.	In the case such notice is given, the Issuer will redeem the Bonds, on the Early Redemption Date, at their Principal Amount.

Die Mitteilung der vorzeitigen Rückzahlung ist unwiderruflich und hat folgende Informationen anzugeben: (i) den Vorzeitigen Rückzahlungstag, (ii) den letzten Tag des Umtauschzeitraums gemäß Absatz (x) der Definition des Begriffs “Vorzeitiger Umtausch-zeitraum-Ablauf-tag”, und (iii) die Tatsachen, die das Kündigungsrecht der Emittentin begründen.

The notice of early redemption is irrevocable and must specify (i) the Early Redemption Date, (ii) the last day of the Exchange Period in accordance with clause (x) of the definition of the term “Early Exchange Period Expiry Date”, and (iii) the facts which establish the right of the Issuer to redeem the Bonds.

(d) Put-Ereignis	(d) Put Event

(i) Wenn ein Put-Ereignis eintritt, wird die Emittentin:	(i) If a Put Event occurs, the Issuer will:

(A) unverzüglich, nachdem sie Kenntnis von dem Put-Ereignis erhalten hat, diese Tatsache gemäß § 14 mitteilen; und	(A) without undue delay after becoming aware of the Put Event, give notice to the Bondholders in accordance with § 14; and

(B) den Put-Wirksamkeitstag bestimmen und den Anleihegläubigern gemäß § 14 mitteilen.	(B) determine, and give notice to the Bondholders in accordance with § 14 of, the Put Effective Date.

Dabei gilt Folgendes:	Where:

“Put-Ereignis” bezeichnet den Eintritt eines der folgenden Ereignisse:	“Put Event” means the occurrence of any of the following:

(i) ein Delisting-Event; oder	(i) a Delisting Event; or

(ii) ein Kontrollwechselereignis bezüglich der Emittentin.	(ii) a Change of Control Event in respect of the Issuer.

“Put-Wirksamkeitstag” bezeichnet den von der Emittentin gemäß § 5(d)(i)(B) festgelegten Geschäftstag, der frühestens 30 und spätestens 60 Tage nach dem Tag, an dem die Mitteilung des Put-Ereignisses gemäß § 5(d)(i)(A) veröffentlicht worden ist, liegen darf.

“Put Effective Date” means the Business Day fixed by the Issuer in accordance with § 5(d)(i)(B) which will be not less than 30 and no more than 60 days after the date on which the notice of the Put Event is published in accordance with § 5(d)(i)(A).

(ii)    Wenn die Emittentin gemäß § 5(d)(i)(B) ein Put-Ereignis mitgeteilt hat, ist jeder Anleihe-gläubiger nach seiner Wahl berechtigt, während des Zeitraums ab dem Tag dieser Mitteilung (einschließlich) bis 16:00 Uhr

(ii)     If the Issuer gives notice in accordance with § 5(d)(i)(B) of a Put Event, each Bondholder may, at their option, during the period from and including the date on which such notice is given and ending at 4:00 p.m. (Frankfurt

(Frankfurter Zeit) an dem Tag, der 10 Geschäftstage vor dem Put-Wirksamkeitstag liegt, mit Wirkung zum Put-Wirksamkeitstag alle oder einzelne seiner Schuldverschreibungen, die noch nicht gewandelt oder zurückgezahlt wurden, durch Erklärung gemäß § 5(d)(iii) fällig zu stellen.

time) on the date falling 10 Business Days prior to the Put Effective Date, declare all or some only of their Bonds not previously exchanged or redeemed due by giving notice in accordance with § 5(d)(iii) which notice will take effect on the Put Effective Date.

(iii)   Der betreffende Anleihegläubiger hat seine Kündigungserklärung in Textform unter Verwendung des dann gültigen Vordrucks, der bei der Zahlstelle erhältlich ist, über seine Depotbank gegenüber der Zahlstelle gemäß den Regeln und Verfahren des Clearingsystems vor Ablauf der Frist gemäß § 5(d)(ii) abzugeben. Die Erklärung ist unwiderruflich. Der betreffende Anleihegläubiger hat dabei seine Schuldverschreibung(en), für die das Kündigungsrecht ausgeübt wird, vor Ablauf der Frist gemäß § 5(d)(ii) an die Zahlstelle zu liefern.

(iii)   The relevant Bondholder must give the notice by delivering it in text form using the then valid form obtainable from the Paying Agent via their Custodian to the Paying Agent in accordance with the rules and procedures of the Clearing System before the end of the period referred to in § 5(d)(ii). The notice is irrevocable. The relevant Bondholder must deliver to the Paying Agent their Bond(s) for which the put right is being exercised before the end of the period referred to in § 5(d)(ii).

Wenn ein Anleihegläubiger die Schuldverschreibungen gemäß diesem § 5(d)(iii) kündigt, hat die Emittentin die Schuldverschreibung(en), für die das Kündigungsrecht ausgeübt wird, an dem Put-Wirksamkeitstag zu ihrem Festgelegten Nennbetrag zurückzuzahlen.
If a Bondholder gives notice in accordance with this § 5(d)(iii), the Issuer must redeem, on the Put Effective Date, the Bond(s) for which the put right is being exercised at their Principal Amount.

(iv) Definitionen	(iv) Definitions

“Delisting-Event” bezeichnet eines der folgenden Ereignisse:	“Delisting Event” means the occurrence of any of the following:

(i) die Aktien sind nicht mehr an einer anerkannten nationalen oder internationalen Wertpapierbörse notiert und in den Handel einbezogen; oder	(i) the Shares cease to be listed and admitted to trading on a recognised national or international stock exchange; or

(ii)     der Handel in den Aktien an dem Relevanten Markt für die Aktien ist für einen Zeitraum von 10 aufeinanderfolgenden Handelstagen oder für mehr als 15 Handelstage in einem Zeitraum von 30 aufeinanderfolgenden Handelstagen ausgesetzt, wobei der Handel in den Aktien an dem Relevanten Markt an

(ii)    trading of the Shares on the Relevant Market for the Shares is suspended for a period of 10 consecutive Trading Days or for more than 15 Trading Days in any period of 30 consecutive Trading Days, provided trading of the Shares on the Relevant Market is not considered to be suspended on any day on which a general suspension of

einem Tag nicht als ausgesetzt gilt, falls eine allgemeine Aussetzung des Handels an dem Relevanten Markt vorliegt.	trading on the Relevant Market has occurred.

“Kontrollwechselereignis” liegt vor, wenn ein Kontrollwechsel zusammen mit einer Ratingherabstufung eintritt.	“Change of Control Event” means the occurrence of a Change of Control together with a Ratings Decline.

Dabei gilt Folgendes:	Where:

“Investment Grade” bezeichnet ein Rating von (i) BBB- oder höher im Fall von S&P und Fitch und (ii) Baa3 oder höher im Fall von Moody’s, oder das entsprechende Äquivalent dieser Ratings im Fall von S&P, Moody’s oder Fitch sowie das entsprechende Äquivalent in den Ratingkategorien einer anderen Ratingagentur, durch die S&P, Moody’s oder Fitch ersetzt wurde.

“Investment Grade” means a rating of (i) BBB- or higher by S&P and Fitch and, (ii) Baa3 or higher by Moody’s, or the equivalent of such ratings by S&P, Moody’s or Fitch and the equivalent in respect of rating categories of any Rating Agencies substituted for S&P, Moody’s or Fitch.

“Komplementär” bezeichnet die Fresenius Management SE, eine societas europaea nach deutschem Recht, sowie ihre Nachfolger, Abtretungsempfänger und sonstige Personen, die zum jeweiligen Zeitpunkt als persönlich haftender Gesellschafter von Fresenius SE & Co. KGaA auftreten.

“General Partner” means Fresenius Management SE, a societas europaea organised under the laws of Germany, including its successors and assigns and other Persons, in each case who serve as the general partner (persönlich haftender Gesellschafter) of Fresenius SE & Co. KGaA from time to time.

“Kontrollwechsel” bezeichnet den Eintritt eines oder mehrerer der folgenden Ereignisse:	A “Change of Control” means the occurrence of one or more of the following events:

(i)     so lange Fresenius SE & Co. KGaA die Rechtsform einer KGaA hat: Wenn es sich bei dem mit der Geschäftsführung von Fresenius SE & Co. KGaA beauftragten Komplementär der Gesellschaft zu irgendeinem Zeitpunkt nicht um eine Tochtergesellschaft der Else Kröner-Fresenius-Stiftung handelt oder wenn die Else Kröner-Fresenius-Stiftung zu irgendeinem Zeitpunkt nicht mehr als 10 % des stimmberechtigten

(i)     so long as Fresenius SE & Co. KGaA is organised as a KGaA, if the General Partner of Fresenius SE & Co. KGaA charged with the management of Fresenius SE & Co. KGaA shall at any time fail to be a Subsidiary of Else Kröner-Fresenius-Stiftung, or if Else Kröner-Fresenius-Stiftung shall fail at any time to own or control more than 10 % of the capital stock with ordinary voting power in Fresenius SE & Co. KGaA;

Grundkapitals an Fresenius SE & Co. KGaA hält und kontrolliert;

(ii)    wenn Fresenius SE & Co. KGaA nicht mehr die Rechtsform einer KGaA hat, ein Ereignis, in dessen Folge (A) eine Person oder mehrere Personen (“Relevante Personen”), die abgestimmt handeln (wie in § 30(2) WpÜG definiert), oder einer oder mehrere Dritte, die im Auftrag einer solchen Relevanten Personen handeln, mit Ausnahme des Zulässigen Inhabers, unmittelbar oder mittelbar rechtliches oder wirtschaftliches Eigentum in jedweder Form bzw. die unmittelbare oder mittelbare rechtliche oder wirtschaftliche Verfügungsbefugnis in jedweder Form (wie in § 34 WpHG beschrieben) an insgesamt mehr als 50 % der stimmberechtigten Aktien der Fresenius SE & Co. KGaA erlangen; oder

(ii)    if Fresenius SE & Co. KGaA is no longer organised as a KGaA, any event the result of which is that (A) any person or group (“Relevant Person(s)”) acting in concert (as defined in § 30(2) WpÜG) or any person or group acting on behalf of any such Relevant Person(s), other than the Permitted Holder, is or becomes the direct or indirect legal or beneficial ownership or any legal or beneficial entitlement (as defined in § 34 WpHG) of, in the aggregate, more than 50 % of the voting shares of Fresenius SE & Co. KGaA; or

(iii)   ein Verkauf, ein Leasing, ein Tausch oder eine sonstige Übertragung (im Rahmen einer einzigen Transaktion oder einer Reihe miteinander zusammenhängender Transaktionen) aller oder aller wesentlichen Vermögenswerte der Fresenius SE & Co. KGaA an eine oder mehrere Relevante Personen, oder einen oder mehrere Dritte, die im Auftrag solcher Relevanten Personen handeln.

(iii)    any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Fresenius SE & Co. KGaA to any Relevant Person or any person or group acting on behalf of any such Relevant Person(s).

“Ratingagentur” bezeichnet (i) S&P Global Ratings Europe Limited sowie deren Tochter- oder Nachfolgegesellschaften (“S&P”), (ii) Moody’s Deutschland GmbH sowie deren Tochter- oder
“Rating Agency” means (i) S&P Global Ratings Europe Limited and its subsidiaries or successors (“S&P”), (ii) Moody’s Deutschland GmbH and its subsidiaries or successors (“Moody’s”), and (iii) Fitch Ratings

Nachfolgegesellschaften (“Moody’s”), (iii) Fitch Ratings Ireland Limited sowie deren Tochter- oder Nachfolgegesellschaften (“Fitch”), oder (iv) falls S&P, Moody’s oder Fitch oder alle drei kein Rating für Fresenius SE & Co. KGaA öffentlich zur Verfügung stellen, eine Ratingagentur oder Ratingagenturen mit europaweitem Ansehen, die von Fresenius SE & Co. KGaA ausgewählt wird und S&P, Moody’s oder Fitch oder alle diese Agenturen ersetzt.

Ireland Limited and its subsidiaries or successors (“Fitch”), or (iv) if S&P, Moody’s or Fitch, or all three shall not make a rating of Fresenius SE & Co. KGaA publicly available, a European-wide reputable securities rating agency or agencies, as the case may be, selected by Fresenius SE & Co. KGaA, which shall be substituted for S&P, Moody’s or Fitch or all three, as the case may be.

Eine “Ratingherabstufung” liegt vor, falls Fresenius SE & Co. KGaA (aufgrund einer Beauftragung durch Fresenius SE & Co. KGaA) bei Eintritt des Kontrollwechsels von einer Ratingagentur (i) mit Investment Grade bewertet ist und dieses Rating von einer Ratingagentur innerhalb von 120 Tagen nach dem Kontrollwechsel zu einem non-investment grade Rating herabgestuft oder das Rating zurückgezogen wurde und nicht innerhalb dieser 120-Tagesperiode anschließend (im Falle einer Herabstufung) durch diese Ratingagentur wieder auf ein Investment Grade Rating heraufgestuft oder (im Falle eines Zurückziehens) durch das Investment Grade Rating einer anderen Ratingagentur ersetzt wurde; oder (ii) unterhalb von Investment Grade bewertet ist und dieses Rating von einer Ratingagentur innerhalb von 120 Tagen nach dem Kontrollwechsel um eine oder mehrere Stufen (einschließlich Untergliederungen innerhalb von sowie zwischen Ratingkategorien) herabgestuft und nicht innerhalb dieser 120-Tagesperiode anschließend wieder auf das ursprüngliche oder ein besseres Rating durch diese Ratingagentur heraufgestuft wurde;

“Ratings Decline” means that if, at the time of the occurrence of a Change of Control, Fresenius SE & Co. KGaA has been, from any Rating Agency it has solicited, (i) rated Investment Grade and such rating from any Rating Agency is, within 120 days from such time, either downgraded to a non-investment grade rating or withdrawn and is not within such 120-day period subsequently (in the case of a downgrade) upgraded to Investment Grade by such Rating Agency or (in the case of withdrawal) replaced by an Investment Grade rating from any other Rating Agency; or (ii) rated below Investment Grade and such rating from any Rating Agency is, within 120 days from such time, downgraded by one or more gradations (including gradations within Rating Categories as well as between Rating Categories) and is not within such 120-day period subsequently upgraded to its earlier credit rating or better by such Rating Agency, provided that if at the time of the occurrence of the Change of Control Fresenius SE & Co. KGaA carries a rating from more than one Rating Agency, at least one of which is Investment Grade, then sub-paragraph (i) will apply; and in making wobei, falls Fresenius SE & Co. KGaA zum Zeitpunkt des Eintritts des Kontrollwechsels über ein Rating von mehr als einer Ratingagentur verfügt, von denen mindestens eines ein Investment Grade Rating ist, Absatz (i) Anwendung findet; und im Zusammenhang mit einer der oben genannten Entscheidungen die betreffende Ratingagentur öffentlich bekannt macht oder gegenüber Fresenius SE & Co. KGaA schriftlich bestätigt, dass diese Entscheidung ganz oder teilweise auf den Kontrollwechsel zurückzuführen ist.

the relevant decision(s) referred to above, the relevant Rating Agency announces publicly or confirms in writing to Fresenius SE & Co. KGaA that such decision(s) resulted, in whole or in part, from the occurrence of the Change of Control.

Eine Ratingherabstufung liegt jedoch nicht vor, falls Fresenius SE & Co. KGaA (aufgrund einer Beauftragung durch Fresenius SE & Co. KGaA) am Ende der 120-Tagesperiode von mindestens zwei Ratingagenturen mit Investment Grade bewertet wird.
Provided however that, no Ratings Decline will occur if at the end of the 120-day period Fresenius SE & Co. KGaA has been rated Investment Grade by at least two Rating Agencies, it has solicited.

“Ratingkategorie” bezeichnet:	“Rating Category” means:

(i) in Bezug auf S&P oder Fitch eine der folgenden Kategorien: BB, B, CCC, CC, C und D (bzw. entsprechende Nachfolgekategorien);	(i) with respect to S&P or Fitch, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories);

(ii) in Bezug auf Moody’s eine der folgenden Kategorien: Ba, B, Caa, Ca, C und D (bzw. entsprechende Nachfolgekategorien); und	(ii) with respect to Moody’s, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories), and

(iii)   diesen Kategorien von S&P oder Moody’s oder Fitch entsprechende Ratingkategorien einer anderen Ratingagentur. Bei der Bestimmung, ob das Rating von Fresenius SE & Co. KGaA um eine oder mehrere Stufen herabgestuft wurde, werden die jeweiligen Ratingkategorien weiter untergliedernde Zusätze (“+” und “-” bei S&P, “1”, “2” und “3” bei Moody’s, “+” und “-” bei

(iii)   the equivalent of any such category of S&P, Moody’s or Fitch used by another rating agency in determining whether the rating of Fresenius SE & Co. KGaA has decreased by one or more gradations, gradations within rating categories (“+” and “-” for S&P, “1”, “2” and “3” for Moody’s, “+” and “-” for Fitch; or the equivalent gradations for another rating agency) shall be taken into account (e.g., with

Fitch bzw. entsprechende Zusätze anderer Ratingagenturen) berücksichtigt (z. B. entspricht bei S&P eine Ratingänderung von BB+ auf BB oder von BB- auf B+ jeweils einer Herabstufung um eine Stufe).	respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

“Zulässiger Inhaber” bezeichnet die Else Kröner-Fresenius-Stiftung und alle mit ihr Verbundenen Unternehmen.	“Permitted Holder” means Else Kröner-Fresenius-Stiftung and any of its Affiliates.

(e) Aktienrückzahlungsoption.	(e) Share Redemption Option.

(i)     Vorbehaltlich § 5(e)(ii) ist die Emittentin berechtigt (die “Aktienrückzahlungs-option” oder “ARO”), den Festgelegten Nennbetrag jeder an dem Endfällig-keitstag zurückzu-zahlenden Schuldverschreibung in zwei Schritten wie folgt zurückzuzahlen:

(i)      Subject to § 5(e)(ii) the Issuer will have the right (the “Share Redemption Option” or “SRO”) to redeem the Principal Amount of each Bond to be redeemed on the Maturity Date, in two steps as follows:

(A)     Erster Schritt: An dem betreffenden ARO-Liefertag liefert die Emittentin eine Anzahl von Aktien je Schuldverschreibung, die der Anzahl der Rückzahlungs-Aktien abgerundet auf die nächste ganze Aktie, entspricht.
(A) First Step: On the relevant SRO Settlement Date, the Issuer will deliver such number of Shares per Bond as is equal to the Number of Redemption Shares, rounded down to the nearest full Share.

(B) Zweiter und letzter Schritt: An dem Endfälligkeitstag zahlt die Emittentin die Schuldverschreibungen zurück, indem sie den Zusätzlichen Geldbetrag zahlt.	(B) Second and last Step: On the Maturity Date, the Issuer will redeem the Bond by paying the Additional Cash Amount.

Ferner zahlt die Emittentin an dem Endfälligkeitstag anstatt der Lieferung eines etwaigen aufgrund der Rundung gemäß § 5(e)(i)(A) verbleibenden Bruchteils einer Aktie, einen Betrag in Geld je Schuldverschreibung, der dem Produkt (gerundet auf den nächsten vollen Cent, wobei ab € 0,005 aufgerundet wird) des entsprechenden Bruchteils und des Aktienkurses an dem Handelstag unmittelbar vor dem ARO-Ausübungstag, wie von der Berechnungsstelle berechnet, entspricht. Auf diesen Geldbetrag sind keine Zinsen zu zahlen.

In addition, on the Maturity Date, the Issuer will pay in lieu of the fraction (if any) of a Share resulting from the rounding as set out in§ 5(e)(i)(A), an amount in cash per Bond equal to the product (rounded to the nearest full Cent with € 0.005 being rounded upwards) of the relevant fraction and the Share Price as at the Trading Day immediately preceding the SRO Exercise Date, as determined by the Calculation Agent. No interest will accrue on such cash amount.

(ii) Die Emittentin ist nicht berechtigt, die Aktienrückzahlungsoption auszuüben, wenn an dem Tag, an dem die Emittentin ihre ARO-Ausübungserklärung gemäß § 14 veröffentlicht,	(ii) The Issuer will not be entitled to exercise the Share Redemption Option if on the date on which the Issuer publishes the SRO Exercise Notice in accordance with § 14

(A) die Aktie der Gesellschaft nicht an einer anerkannten nationalen oder internationalen Wertpapierbörse notiert oder gehandelt wird; oder	(A) the Share of the Company is not listed or traded on a recognised national or international stock exchange; or

(B) ein Kündigungsgrund gemäß § 12(a) eingetreten ist und andauert; oder	(B) an Event of Default in accordance with § 12(a) has occurred and is continuing; or

(C) ein Übernahmeangebot (wie in § 11(e) definiert) abgegeben worden ist und andauert; oder	(C) a Take-over Offer (as defined in § 11(e)) has been made and is continuing; or

(D) ein Kontrollwechselereignis eingetreten ist.	(D) a Change of Control Event has occurred.

(iii)    Die Emittentin ist berechtigt, die Aktienrückzahlungsoption mit Wirkung zum ARO-Ausübungstag auszuüben, indem sie eine Erklärung (die “ARO-Ausübungserklärung”) durch Mitteilung gemäß § 14 frühestens 60 Geschäftstage vor dem Endfälligkeitstag und spätestens an dem ARO-Ausübungstag veröffentlicht.

(iii)    The Issuer may exercise the Share Redemption Option with effect on the SRO Exercise Date by giving notice (the “SRO Exercise Notice”) by publication in accordance with § 14 not earlier than 60 Business Days prior to the Maturity Date, and not later than on the SRO Exercise Date.

(iv)    Die ARO-Ausübungserklärung hat den Festgelegten Anteil, die Anzahl der an dem betreffenden ARO-Liefertag zu liefernden Aktien, die (im Zeitpunkt der Abgabe der ARO-Ausübungserklärung) voraussichtlich der Anzahl der Rückzahlungs-Aktien entspricht, und den Zeitraum, der (an dem Tag, an dem die ARO-Ausübungserklärung veröffent-licht wird) der erwartete Berechnungszeitraum ist, anzugeben.

(iv)    The SRO Exercise Notice must specify the Specified Proportion, the number of Shares to be delivered on the relevant SRO Settlement Date, which is expected to be (as at the date on which the SRO Exercise Notice is given) equal to the Number of Redemption Shares, and the period which is expected to be (as at the date on which the SRO Exercise Notice is given) the relevant Calculation Period.

(v) Auf den Zusätzlichen Geldbetrag sind keine Zinsen zu zahlen.	(v) No interest will accrue on the Additional Cash Amount.

(vi)    Die Emittentin ist zur Rückzahlung der Schuldverschreibung gemäß § 5(e)(i) nicht berechtigt, wenn an oder vor dem betreffenden ARO-Liefertag eines der in § 5(e)(ii) genannten Ereignisse eingetreten ist und fortdauert (auflösende Bedingung). In einem solchen Falle werden die ausstehenden Schuldverschreibungen in

(vi)    The Issuer will not be entitled to redeem the Bonds in accordance with § 5(e)(i) if any of the events specified in § 5(e)(ii) has occurred and is continuing on or prior to the relevant SRO Settlement Date (condition subsequent). In such case the outstanding Bonds will be redeemed for cash in accordance with the first paragraph of

Geld gemäß dem ersten Absatz von § 5(a) zurückgezahlt; die Zahlung ist gemäß § 6 zu leisten.	§ 5(a), and payment in respect thereof will be made in accordance with § 6.

(vii)   Die Emittentin hat die Anleihegläubiger spätestens an dem dritten Geschäftstag vor dem Endfälligkeitstag durch Mitteilung gemäß § 14 über den auf jede Schuldverschreibung zu zahlenden Zusätzlichen Geldbetrag zu benachrichtigen.

(vii)    No later than on the third Business Day prior to the Maturity Date, the Issuer will notify the Bondholders in accordance with § 14 of the Additional Cash Amount to be paid in relation to each Bond.

(viii)  Die Emittentin ist berechtigt, jederzeit vor Ausübung der Aktienrückzahlungsoption durch eine Mitteilung gemäß § 14 auf das Recht zur Ausübung der Aktienrückzahlungsoption zu verzichten; ein solcher Verzicht ist unwiderruflich.

(viii)   The Issuer will be entitled to waive at any time prior to the exercise of the Share Redemption Option the right to exercise the Share Redemption Option by giving notice in accordance with § 14; such notice will be irrevocable.

(ix) In diesem § 5(e) haben die folgenden Begriffe die ihnen nachfolgend zugewiesene Bedeutung:	(ix) In this § 5(e) the following terms will have the following meaning:

“Aktien-Marktwert” je Schuldverschreibung bezeichnet den rechnerischen Durchschnitt der Täglichen Aktien-Marktwerte an jedem Handelstag des betreffenden Berechnungszeitraums.	“Share Market Value” per Bond means the arithmetic average of the Daily Share Market Values on each Trading Day of the relevant Calculation Period.

“Anzahl der Rückzahlungs-Aktien” je Schuldverschreibung bezeichnet die Anzahl von Aktien, die dem Festgelegten Anteil multipliziert mit dem Festgelegten Nennbetrag geteilt durch den ARO-Umtauschpreis entspricht.
“Number of Redemption Shares” per Bond means the number of Shares as is equal to the Specified Proportion multiplied by the Principal Amount divided by the SRO Exchange Price.

“ARO-Ausübungstag” bezeichnet den 35. Geschäftstag vor dem Endfälligkeitstag.	“SRO Exercise Date” means the 35th Business Day prior to the Maturity Date.

“ARO-Liefertag” den 29. Geschäftstag vor dem Endfälligkeitstag.	“SRO Settlement Date” means the 29th Business Day prior to the Maturity Date.

“ARO-Umtauschpreis” bezeichnet den an dem ARO-Ausübungstag maßgeblichen Umtauschpreis, der (unabhängig davon, ob das Umtauschrecht an diesem Tag ausübbar ist) gegebenenfalls gemäß § 10 angepasst wird, wobei § 10 entsprechend für die Anpassung des ARO-Umtauschpreises gilt, wobei für diese Zwecke unterstellt wird, dass (i) der Liefertag, auf den in § 10 Bezug genommen wird, der betreffende ARO-Liefertag ist,

“SRO Exchange Price” means the Exchange Price in effect on the SRO Exercise Date, as adjusted from time to time (regardless of whether the Exchange Right is exercisable on such date) in accordance with § 10, where § 10 will apply mutatis mutandis to adjustments of the SRO Exchange Price and assuming for this purpose that (i) the Settlement Date referred to in § 10 is the relevant SRO Settlement Date, (ii) references in § 10 to

(ii)    die Bezugnahme in § 10 auf die Ausübung des Umtauschrechts durch einen Anleihegläubiger als Bezugnahme auf die Ausübung der Aktienrückzahlungsoption durch die Emittentin gilt, und (iii) die Bezugnahmen in § 10(m) auf den Umtauschtag und das Maßgebliche Umtauschverhältnis als Bezugnahmen auf den ARO-Ausübungstag bzw. die Anzahl der Rückzahlungs-Aktien gelten, wobei die Berechnungsstelle alle Feststellungen trifft.

the exercise of the Exchange Right by a Bondholder will be deemed to be references to the exercise of the Share Redemption Option by the Issuer, and (iii) references in § 10(m) to the Exchange Date and the Relevant Exchange Ratio will be deemed to be references to the SRO Exercise Date and the Number of Redemption Shares respectively, all as determined by the Calculation Agent.

“Festgelegter Anteil” bezeichnet den von der Emittentin in der ARO-Ausübungserklärung festgelegten Anteil zwischen 1 % und 150% (der von der Emittentin nach freiem Ermessen festgelegt wird).	“Specified Proportion” means a proportion between 1 per cent. and 150 per cent. (as determined by the Issuer in its sole discretion) as specified by the Issuer in the SRO Exercise Notice.

“Täglicher Aktien-Marktwert” je Schuldverschreibung an jedem Handelstag des betreffenden Berechnungszeitraums bezeichnet das Produkt aus (i) dem Angepassten Aktienkurs an diesem Handelstag und (ii) der Zahl, die dem Festgelegten Nennbetrag geteilt durch den ARO-Umtauschpreis entspricht.

“Daily Share Market Value” per Bond on each Trading Day of the relevant Calculation Period means the product of (i) the Adjusted Share Price on such Trading Day and (ii) such number as is equal to the Principal Amount divided by the SRO Exchange Price.

“Zusätzlicher Geldbetrag” bezeichnet den Betrag je Schuldverschreibung, der der Differenz zwischen (i) dem Festgelegten Nennbetrag und (ii) dem Produkt aus (A) dem Festgelegten Anteil und (B) 99 % des Aktien-Marktwerts entspricht, gerundet auf den nächsten vollen Cent (wobei ab € 0,005 aufgerundet wird), und beträgt mindestens null (0) EUR.

“Additional Cash Amount” means the amount per Bond corresponding to the difference between (i) the Principal Amount and (ii) the product of (A) the Specified Proportion and (B) 99 per cent. of the Share Market Value (rounded to the nearest full Cent with € 0.005 being rounded upwards) subject to a minimum of zero (0) EUR.

(x)      Zur Durchführung der Lieferung von Aktien im Falle der Ausübung der Aktienrückzahlungsoption werden die Aktien von Clearstream Frankfurt über die jeweiligen Depotbanken der Anleihegläubiger gemäß den Regeln und Verfahren des Clearingsystems an dem vorgesehenen Liefertag eingebucht. An dem Endfälligkeitstag werden die Schuldverschreibungen von Clearstream Frankfurt über die jeweiligen Depotbanken der Anleihegläubiger gemäß den Regeln und Verfahren des Clearingsystems gegen

(x)     In order to effect the delivery of Shares in case of the exercise of the Share Redemption Option, the Shares are delivered by Clearstream Frankfurt via the Bondholders’ respective Custodians in accordance with the rules and procedures of the Clearing System on the Scheduled Settlement Date. On the Maturity Date the Bonds are collected by Clearstream Frankfurt via the Bondholders’ respective Custodians in accordance with the rules and procedures of the Clearing System against credit per Bond of the Additional Cash

Einbuchung je Schuldverschreibung des Zusätzlichen Geldbetrags eingezogen. Hierzu gelten die jeweilige Depotbank des Anleihegläubigers und Clearstream Frankfurt mit dem Erwerb der Schuldverschreibungen durch den Anleihegläubiger und deren Verbuchung auf einem Wertpapierdepotkonto des Anleihegläubigers oder der von ihm zu diesem Zweck benannten Person bei der Depotbank als ermächtigt, soweit nicht bereits eine allgemeine Ermächtigung vorliegt, so dass der Einzug durch Clearstream Frankfurt, wie in diesem § 5(e)(x) vorgesehen, zulässig ist, ohne dass es dazu einer vorherigen gesonderten Mitteilung an den Anleihegläubiger bedarf.

Amount. Upon acquisition of the Bonds by the Bondholder and their book-entry transfer to a securities account of the Bondholder or their nominee at the Custodian, the respective Custodian and Clearstream Frankfurt will be deemed authorised by the Bondholder to this effect (if a general authorisation is not already applicable), so that the collection by Clearstream Frankfurt, as provided for in this § 5(e)(x), is permitted without any need to give any separate prior notice to the Bondholder.

(xi) Die gemäß § 5(e)(x) der jeweiligen Depotbank, Clearstream Frankfurt und der Umtauschstelle erteilten Ermächtigungen sind unbedingt und unwiderruflich und wirken gegenüber jedem Anleihegläubiger.
(xi)    The authorisations to the relevant Custodian, Clearstream Frankfurt and the Exchange Agent given in accordance with § 5(e)(x) are unconditional and irrevocable and are binding upon each Bondholder.

(xii) Hinsichtlich der Lieferung der Anzahl der Rückzahlungs-Aktien gilt § 9 entsprechend.	(xii) In relation to delivery of the Number of Redemption Shares § 9 will apply mutatis mutandis.

(f) Die Emittentin und ihre Tochtergesellschaften sind jederzeit berechtigt, Schuldverschreibungen am Markt oder auf sonstige Weise zu kaufen.	(f) The Issuer and any of its Subsidiaries may at any time purchase Bonds, in the open market or otherwise.

Schuldverschreibungen, die die Emittentin oder eine ihrer Tochtergesellschaften gekauft haben, können diese einziehen oder halten und wiederveräußern.	Any Bonds purchased by the Issuer or any of its Subsidiaries may be cancelled or held and resold.

§ 6 Zahlungen	§ 6 Payments

(a)      Alle Zahlungen auf die Schuldverschreibungen erfolgen an die Zahlstelle zur Weiterleitung an das Clearingsystem oder dessen Order zur Gutschrift auf den Konten der jeweiligen Kontoinhaber des Clearingsystems außerhalb der Vereinigten Staaten. Zahlungen auf die Schuldverschreibungen an das Clearingsystem oder an dessen Order befreien die Emittentin in Höhe der geleisteten Zahlungen von ihren Verbindlichkeiten aus den Schuldverschreibungen.

(a)      All payments on the Bonds will be made to the Paying Agent for transfer to the Clearing System or to its order for credit to the accounts of the relevant account holders of the Clearing System outside the United States. Payments on the Bonds made to the Clearing System or to its order will discharge the liability of the Issuer under the Bonds to the extent of the sums so paid.

(b)     Alle auf die Schuldverschreibungen zu leistenden Zahlungen erfolgen in EUR und stehen unter dem Vorbehalt (i) geltender steuerlicher und sonstiger gesetzlicher Regelungen und Vorschriften und (ii) eines Einbehalts oder Abzugs aufgrund eines Vertrags wie in Section 1471(b) des US Internal Revenue Code von 1986 (der “Code”) beschrieben bzw. anderweit gemäß Section 1471 bis Section 1474 des Code auferlegt, etwaigen aufgrund dessen getroffener Regelungen oder geschlossener Abkommen, etwaiger offizieller Auslegungen davon, oder von Gesetzen zur Umsetzung einer Regierungszusammenarbeit dazu.

(b)     All payments of amounts due in respect of the Bonds will be made in EUR and will be subject to (i) applicable fiscal and other laws and regulations, and (ii) any withholding or deduction required pursuant to an agreement described in Section 1471(b) of the US Internal Revenue Code of 1986 (the “Code”) or otherwise imposed pursuant to Sections 1471 through 1474 of the Code, any regulations or agreements thereunder, any official interpretations thereof, or any law implementing an intergovernmental approach thereto.

(c)     Wenn eine Zahlung in Bezug auf die Schuldverschreibungen an einem Tag fällig wird, der kein Zahlungsgeschäftstag ist, so hat der Anleihegläubiger keinen Anspruch auf Zahlung vor dem nachfolgenden Zahlungsgeschäftstag. In diesem Falle stehen den Anleihegläubigern keine Ansprüche auf Zinsen oder eine andere Ersatzleistung wegen dieser Verzögerung zu.

(c)      If the due date for payment of any amount in respect of the Bonds is not a Payment Business Day, then the Bondholder will not be entitled to payment until the next day which is a Payment Business Day. In such case the Bondholders will not be entitled to any interest or to any other compensation on account of such delay.

§ 7 Steuern	§ 7 Taxes

Sämtliche auf die Schuldverschreibungen zu zahlenden Beträge werden ohne Einbehalt oder Abzug von Steuern oder sonstigen Abgaben geleistet, sofern nicht ein solcher Einbehalt oder Abzug gesetzlich vorgeschrieben ist.
All payments in respect of the Bonds will be made without withholding or deduction of taxes or other duties, unless such withholding or deduction is required by law.

Die Emittentin ist nicht verpflichtet, wegen eines solchen Einbehalts oder Abzugs zusätzliche Beträge an Kapital zu zahlen.	The Issuer will not be obliged to pay any additional amounts of principal as a result of any such withholding or deduction.

§ 8 Umtausch	§ 8 Exchange

(a) Umtauschrecht.	(a) Exchange Right.

(i)     Die Emittentin gewährt jedem Anleihegläubiger das Recht (das “Umtauschrecht”), nach Maßgabe dieses § 8 an jedem Geschäftstag während des betreffenden Umtauschzeitraums jede Schuldverschreibung ganz, nicht jedoch teilweise, zum Umtauschpreis in Aktien umzutauschen.

(i)     The Issuer grants to each Bondholder the right (the “Exchange Right”) to exchange each Bond in whole, but not in part, at the Exchange Price into Shares in accordance with this § 8 on any Business Day during the relevant Exchange Period.

(ii) Das Umtauschrecht kann von einem Anleihegläubiger nicht ausgeübt werden,	(ii) The Exchange Right may not be exercised by a Bondholder if such Bondholder has

nachdem er seine Schuldverschreibungen gemäß § 5(d) oder § 12 gekündigt hat.	terminated their Bonds in accordance with § 5(d) or § 12.

(b) Ausübung des Umtauschrechts.	(b) Exercise of Exchange Right.

(i)    Zur Ausübung des Umtauschrechts muss der Anleihegläubiger während des Umtauschzeitraums auf eigene Kosten bei der Umtauschstelle über seine Depotbank und das Clearingsystem eine ordnungsgemäß ausgefüllte und unterzeichnete Ausübungs-erklärung (die “Umtauscherklärung”) (auch per E-Mail) unter Verwendung des dann gültigen Vordrucks, der bei der Umtauschstelle erhältlich ist, einreichen. Die Umtauscherklärung muss der Umtauschstelle bis spätestens um 16:00 Uhr (Frankfurter Zeit) an einem Geschäftstag zugehen. Jede Umtauscherklärung, die der Umtauschstelle nach 16:00 Uhr (Frankfurter Zeit) an einem Geschäftstag oder an einem Tag, der kein Geschäftstag ist, zugeht, gilt erst an dem unmittelbar darauffolgenden Geschäftstag als bei der Umtauschstelle zugegangen. Jede Umtauscherklärung, die der Umtauschstelle nach dem Umtausch-zeitraum-Ablauf-tag zugeht oder als zugegangen gilt, ist unwirksam und nichtig.

(i)     To exercise the Exchange Right, the Bondholder must deliver at their own expense during the Exchange Period to the Exchange Agent via their Custodian and the Clearing System a duly completed and executed exchange notice (the “Exchange Notice”) (which may be by email) using the then valid form obtainable from the Exchange Agent which must be received by the Exchange Agent by 4:00 p.m. (Frankfurt time) on a Business Day. Any Exchange Notice received by the Exchange Agent after 4:00 p.m. (Frankfurt time) on any Business Day, or on any day which is not a Business Day, will be deemed to have been received by the Exchange Agent on the immediately following Business Day. Any Exchange Notice received or deemed received by the Exchange Agent after the Exchange Period Expiry Date will be null and void.

Die Umtauscherklärung ist unwiderruflich und hat unter anderem die folgenden Angaben zu enthalten:	The Exchange Notice is irrevocable and will, among other things:

(A) Namen und Adresse (natürliche Personen) bzw. Firma, Firmensitz und Adresse (juristische Personen) sowie E-Mailadresse des ausübenden Anleihegläubigers;	(A) state the name and address (natural persons) or name, domicile and address (legal persons) as well as the email address of the exercising Bondholder;

(B) den Gesamtnennbetrag der Schuldverschreibungen, für die das Umtauschrecht ausgeübt wird;	(B) specify the aggregate principal amount of Bonds with respect to which the Exchange Right will be exercised;

(C) das Wertpapierdepotkonto des Anleihegläubigers oder der von ihm zu diesem Zweck benannten Person bei einem Teilnehmer des Clearingsystems oder bei einem	(C) designate the securities account of the Bondholder or their nominee at a participant in, or account holder of, the Clearing System to which the Shares are to be delivered;

Kontoinhaber des Clearingsystems, auf das die Aktien zu übertragen sind;

(D)     Anweisungen an die Umtauschstelle bezüglich der Zahlung von Geldbeträgen, die der Anleihegläubiger nach diesen Emissionsbedingungen zu erhalten berechtigt ist und die auf ein auf EUR lautendes Geldkonto bei einer Bank in der Europäischen Union zu überweisen sind; und

(D)     give directions to the Exchange Agent for the payment of any cash amount which the Bondholder is entitled to receive in accordance with these Terms and Conditions and which are to be paid by way of transfer to a EUR denominated cash account maintained with a bank in the European Union; and

(E) bestimmte Bestätigungen und Verpflichtungserklärungen des Anleihegläubigers gegenüber der Emittentin, einschließlich der Tatsache, dass er:	(E) contain certain certifications and undertakings by the Bondholder to the Issuer, including that it:

(I)     entweder (x) außerhalb der Vereinigten Staaten (im Sinne von Regulation S) ansässig ist und nicht für Rechnung oder zugunsten einer Person in den Vereinigten Staaten handelt (ein “Regulation S-Inhaber”) oder (y) ein QIB ist;

(I)     is either (x) located outside the United States (within the meaning of Regulation S) and not acting for the account of benefit of a person within the United States (a “Regulation S Holder”) or (y) a QIB;

(II)    die umzutauschenden Schuldverschreibungen im Rahmen einer Transaktion gemäß Rule 903 oder Rule 904 von Regulation S oder einer anderen verfügbaren Befreiung von den Registrierungsanforderungen des Securities Act erworben hat; und

(II)    purchased the Bonds being exchanged in a transaction made in accordance with Rule 903 or Rule 904 of Regulation S or another available exemption from the registration requirements of the Securities Act; and

(III)   anerkennt, dass die im Austausch für die Schuldverschreibungen zu liefernden Aktien (x) nicht gemäß dem Securities Act registriert wurden und nicht registriert werden und (y) im Falle von Anleihegläubigern, die keine Regulation S-Inhaber sind, “restricted securities” im Sinne von Rule 144(a)(3) des Securities Act sind und nicht in

(III)   acknowledges that the Shares to be delivered in exchange for the Bonds (x) have not been and will not be registered under the Securities Act and (y) in the case of Bondholders that are not Regulation S Holders, are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act and may not be deposited into an unrestricted American eine uneingeschränkte American-Depositary-Receipt-Einrichtung eingezahlt werden dürfen, solange sie “restricted securities” bleiben oder anderweitig in den Vereinigten Staaten angeboten oder verkauft werden, es sei denn, es liegt eine Befreiung von den Registrierungsanforderungen des Securities Act vor oder es handelt sich um eine Transaktion, die nicht den Registrierungsanforderungen des Securities Act unterliegt.

Depositary Receipt facility so long as they remain “restricted securities” or otherwise offered or sold within the United States except pursuant to an exemption from, or a transaction not subject to, the registration requirements of the Securities Act.

Sofern der Anleihegläubiger die in der Umtauscherklärung genannten Bestätigungen und Verpflichtungserklärungen nicht beibringt, wird die Emittentin in Bezug auf die betreffende Umtauscherklärung keine Aktien liefern und keine Zahlungen leisten.

If the Bondholder fails to deliver the certifications and undertakings set forth in the Exchange Notice, the Issuer will not deliver any Shares or pay any amount of cash in respect of such Exchange Notice.

(ii)    Die Ausübung des Umtauschrechts setzt außerdem voraus, dass der An-leihe-gläu-biger die umzutauschenden Schuld-ver-schreibungen während des Umtauschzeit-raums auf eigene Kosten an die Umtauschstelle liefert, und zwar durch Übertragung der Schuldverschreibungen auf das Konto der Umtauschstelle (Um-buchung bzw. Abtretung). Jede Schuld-ver-schreibung, die der Umtauschstelle nach 16:00 Uhr (Frankfurter Zeit) an einem Geschäftstag oder an einem Tag, der kein Geschäftstag ist, übertragen wird, gilt erst an dem unmittelbar darauffolgenden Geschäftstag als der Umtauschstelle übertragen; wenn dieser darauffolgende Geschäftstag nach dem Umtausch-zeitraum-Ablauf-tag liegt, dann ist die betreffende Ausübung des Umtauschrechts unwirksam und nichtig.

(ii)    The exercise of the Exchange Right further requires that the Bondholder delivers to the Exchange Agent the Bonds to be exchanged by transferring the Bonds to the account of the Exchange Agent (book-entry transfer or assignment) during the Exchange Period. Any Bond transferred to the Exchange Agent after 4:00 p.m. (Frankfurt time) on any Business Day, or on any day which is not a Business Day, will be deemed to have been so transferred to the Exchange Agent on the immediately following Business Day; provided that if such following Business Day falls after the Exchange Period Expiry Date, the relevant exercise of the Exchange Right will be null and void.

(iii) Nach Erfüllung sämtlicher in § 8(b)(i) und (ii) genannten Voraussetzungen für die Ausübung des Umtauschrechts prüft die Umtauschstelle, ob der Gesamtnennbetrag	(iii) Upon fulfilment of all requirements specified in § 8(b)(i) and (ii) for the exercise of the Exchange Right, the Exchange Agent will verify whether the aggregate principal der an die Umtauschstelle gelieferten Schuldverschreibungen den in der Umtauscherklärung angegebenen Gesamtnennbetrag an Schuldverschreibungen über- oder unterschreitet. Die Umtauschstelle stellt den Gesamtumtauschnennbetrag fest. Soweit der in der Umtauscherklärung angegebene Gesamtnennbetrag an Schuldverschreibungen den Gesamtnennbetrag der tatsächlich gelieferten Schuldverschreibungen über- oder unterschreitet, wird die Umtauschstelle den Gesamtumtauschnennbetrag festlegen, und zwar auf der Grundlage des niedrigeren der folgenden Beträge:

amount of Bonds delivered to the Exchange Agent exceeds or falls short of the aggregate principal amount of Bonds specified in the Exchange Notice. The Exchange Agent will determine the Aggregate Exchange Principal Amount. If the aggregate principal amount of Bonds specified in the Exchange Notice exceeds or falls short of the aggregate principal amount of Bonds in fact delivered, the Exchange Agent will determine the Aggregate Exchange Principal Amount on the basis of the lower of the following amounts:

(A) dem in der Umtauscherklärung angegebenen Gesamtnennbetrag von Schuldverschreibungen; oder	(A) the aggregate principal amount of Bonds set forth in the Exchange Notice; or

(B) dem Gesamtnennbetrag der tatsächlich zum Umtausch gelieferten Schuldverschreibungen.	(B) the aggregate principal amount of Bonds in fact delivered for exchange.

Eventuell gegenüber der in der Umtauscherklärung angegebenen Anzahl von Schuldverschreibungen überzählige Schuldverschreibungen werden an den Anleihegläubiger auf dessen Kosten zurückübertragen. Die Umtauschstelle wird gemäß den Regularien des Clearingsystems verfahren.

Any Bonds delivered in excess of the number of Bonds specified in the Exchange Notice will be redelivered to the Bondholder at their cost. The Exchange Agent will act in accordance with the regulations of the Clearing System.

(iv)    Das Umtauschrecht ist an dem Umtauschtag wirksam ausgeübt. Der Begriff “Umtauschtag” bezeichnet den Geschäftstag, an dem sämtliche in § 8(b)(i) und (ii) genannten Voraussetzungen für die wirksame Ausübung des Umtauschrechts erfüllt sind.

(iv)    The Exchange Right will be validly exercised on the Exchange Date. The term “Exchange Date” means the Business Day on which all requirements specified in § 8(b)(i) and (ii) for the valid exercise of the Exchange Right have been fulfilled.

(c) Lieferung der Aktien; Ausgleich von Bruchteilen von Aktien.	(c) Delivery of Shares; compensation for fractions of Shares.

(i)       Die Emittentin hat nach einer Ausübung des Umtauschrechts eine Anzahl von Aktien zu liefern, die dem Maßgeblichen Umtauschverhältnis, abgerundet auf die nächste ganze Aktie (wie von der Berechnungsstelle berechnet), entspricht. Die zu liefernden Aktien sind (vorbehaltlich

(i)      The Issuer, upon any exercise of the Exchange Right, will deliver such number of Shares as is equal to the Relevant Exchange Ratio rounded down to the nearest full Share (as determined by the Calculation Agent). Subject to § 9(b), the Shares to be delivered will be transferred to

§ 9(b)) spätestens an dem betreffenden Vorgesehenen Liefertag auf das in der Umtauscherklärung angegebene Wertpapierdepotkonto des Anleihegläubigers oder der von ihm zu diesem Zweck benannten Person zu übertragen. Bis zur Übertragung der Aktien hat der Anleihegläubiger keine Rechte aus den Aktien. Hinsichtlich der Lieferung der Aktien gilt § 9.

the securities account of the Bondholder or their nominee specified in the Exchange Notice no later than on the relevant Scheduled Settlement Date. Until transfer of the Shares has been made, the Bondholder has no rights arising from the Shares. In relation to delivery of the Shares § 9 will apply.

(ii)    Ein aufgrund der Abrundung gemäß § 8(c)(i) verbleibender Bruchteil einer Aktie wird nicht geliefert, sondern in Geld zu einem Betrag ausgeglichen, der dem Produkt (gerundet auf den nächsten vollen Cent, wobei ab € 0,005 aufgerundet wird) des entsprechenden Bruchteils und des Aktienkurses an dem Handelstag unmittelbar vor dem Umtauschtag, wie von der Berechnungsstelle berechnet, entspricht.

(ii)    Any remaining fraction of a Share resulting from the rounding down in accordance with § 8(c)(i) will not be delivered but will be compensated in cash in an amount equal to the product (rounded to the nearest full Cent with € 0.005 being rounded upwards) of the relevant fraction and the Share Price as at the Trading Day immediately preceding the Exchange Date, as determined by the Calculation Agent.

(iii)   Die Emittentin hat einen etwaigen Ausgleich in Geld für einen Bruchteil einer Aktie gemäß § 8(c)(ii) spätestens an dem Liefertag auf das in der Umtauscherklärung angegebene Geldkonto zu zahlen. Die Emittentin schuldet keine Zinsen auf diesen Betrag.

(iii)   The Issuer is required to pay any compensation in cash of a fraction of a Share in accordance with § 8(c)(ii) to the cash account specified in the Exchange Notice no later than on the Settlement Date. The Issuer will not be required to pay any interest on such amount.

(d) Barausgleichsoption.	(d) Cash Alternative Election.

(i)      Nach einer wirksamen Ausübung des Umtauschrechts durch einen Anleihegläubiger ist die Emittentin berechtigt, den betreffenden Umtausch gemäß den nachstehenden Bedingungen zu erfüllen, anstatt (x) die Anzahl von Aktien gemäß § 8(c)(i) zu liefern und (y) den Ausgleich für einen verbleibenden Bruchteil einer Aktie gemäß § 8(c)(ii) in Geld zu zahlen, auf die bzw. den der Anleihegläubiger ansonsten einen Anspruch hätte (eine “Barausgleichsoption”).

(i)      Upon valid exercise of the Exchange Right by a Bondholder, the Issuer may elect to settle the exchange as set forth below in lieu of (x) delivering a number of Shares in accordance with § 8(c)(i) and (y) paying the compensation in cash of any remaining fraction of a Share in accordance with § 8(c)(ii) to which the Bondholder is otherwise entitled (a “Cash Alternative Election”).

(ii) Im Falle einer Ausübung des Umtauschrechts ist die Emittentin berechtigt, eine Barausgleichsoption im	(ii) Upon any exercise of the Exchange Right, the Issuer may make a Cash Alternative Election in respect of such exercise:

Hinblick auf diese Ausübung auszuüben, und zwar:

(A)     für das gesamte Umtauschverhältnis, in welchem Falle die Emittentin an dem betreffenden Barausgleichstag an den betreffenden Anleihegläubiger je Schuldverschreibung einen Geldbetrag in EUR zu zahlen hat, der dem Barausgleichsbetrag entspricht; oder,

(A)     for the whole of the Exchange Ratio in which case the Issuer will pay to the relevant Bondholder per Bond a cash amount in EUR equal to the Cash Alternative Amount on the relevant Cash Settlement Date; or,

(B) sofern kein Übernahmeangebot vorliegt, nur für einen Teil des Umtauschverhältnisses, welcher der Anzahl der Barausgleichsaktien entspricht, in welchem Falle die Emittentin:	(B) provided that no Take-over Offer has occurred, only for a portion of the Exchange Ratio equal to the Number of Cash Settled Shares in which case the Issuer will:

(I)     spätestens an dem Vorgesehenen Liefertag eine Anzahl von ganzen Aktien je Schuldverschreibung an den betreffenden Anleihegläubiger zu liefern hat, die (x) dem Umtauschverhältnis minus (y) der Anzahl der Barausgleichsaktien, abgerundet auf die nächste ganze Aktie, entspricht; und

(I)     no later than on the Scheduled Settlement Date deliver to the relevant Bondholder such number of full Shares per Bond as is equal to (x) the Exchange Ratio minus (y) the Number of Cash Settled Shares, rounded down to the nearest full Share; and

(II)    an dem Barausgleichstag an den betreffenden Anleihegläubiger den gemäß § 8(c)(ii) zu berechnenden Ausgleich für einen etwaigen verbleibenden Bruchteil einer Aktie je Schuldverschreibung in EUR zu zahlen hat; und
(II) pay to the relevant Bondholder any compensation of any remaining fraction of a Share per Bond in EUR calculated in accordance with § 8(c)(ii) on the Cash Settlement Date; and

(III) an dem Barausgleichstag an den betreffenden Anleihegläubiger einen Geldbetrag je Schuldverschreibung in EUR zu zahlen hat, der dem Barausgleichsbetrag entspricht.	(III) pay to the relevant Bondholder a cash amount per Bond in EUR equal to the Cash Alternative Amount on the relevant Cash Settlement Date.

Die Emittentin hat die Aktien gemäß § 8(d)(ii)(B)(I) auf das in der Umtauscherklärung angegebene Wertpapierdepotkonto des	The Issuer will transfer the Shares in accordance with § 8(d)(ii)(B)(I) to the securities account of the relevant Bondholder or their nominee specified

Anleihegläubigers oder der von ihm zu diesem Zweck benannten Person zu übertragen. Die Emittentin hat etwaige Beträge gemäß § 8(d)(ii)(B)(II) und (III) auf das in der Umtauscherklärung angegebene Geldkonto zu zahlen. Die Emittentin schuldet keine Zinsen auf diese Beträge.

in the Exchange Notice. The Issuer will pay any amounts in accordance with § 8(d)(ii)(B)(II) and (III) to the cash account specified in the Exchange Notice. The Issuer will not be required to pay any interest on any such amount.

(iii)   Zur Ausübung einer Barausgleichsoption hat die Emittentin spätestens an dem Bar-ausgleichs-options-Benach-richtigungs-tag gegenüber dem oder den betreffenden Anleihegläubiger(n) eine Erklärung (eine “Bar-ausgleichs-options-Aus-übungs-erklärung”) in Textform per E-Mail unter Benutzung der in der Umtauscherklärung angegebenen E‑Mail-adresse (mit einer Kopie an die Zahlstelle, die Umtauschstelle und die Berechnungsstelle) abzugeben, wobei die Emittentin berechtigt ist, die individuellen Erklärung(en) in Bezug auf alle Anleihegläubiger, die ihre Schuldver-schreibungen mit Wirkung zu dem gleichen maßgeblichen Umtauschtag umgetauscht haben, durch eine Mitteilung an alle Anleihegläubiger gemäß § 14 zu ersetzen.

(iii)   To make a Cash Alternative Election, the Issuer must, no later than on the Cash Alternative Election Notice Date, give notice to the relevant Bondholder(s) (a “Cash Alternative Election Notice”) in text form by email (with a copy to the Paying Agent, the Exchange Agent and the Calculation Agent) using the email address stated in the Exchange Notice, provided that the Issuer shall be entitled to replace such individual notice(s) in respect of all Bondholders that have exchanged their Bonds with effect on the same relevant Exchange Date by a notice to all Bondholders in accordance with § 14.

Die Emittentin hat in der Bar-ausgleichs-options-Aus-übungs-erklärung den maßgeblichen Berechnungszeitraum und die Anzahl der Barausgleichsaktien je Schuldverschreibung anzugeben.	The Issuer must specify in the Cash Alternative Election Notice the relevant Calculation Period and the Number of Cash Settled Shares per Bond.

Zinsen sind hinsichtlich eines Barausgleichsbetrags nicht zu zahlen.	No interest will be payable with respect to a Cash Alternative Amount.

“Bar-ausgleichs-options-Benach-richtigungs-tag” bezeichnet den zweiten Geschäftstag nach dem betreffenden Umtauschtag.	“Cash Alternative Election Notice Date” means the second Business Day following the relevant Exchange Date.

(iv) Die Berechnungsstelle berechnet den Barausgleichsbetrag wie folgt:	(iv) The Calculation Agent will determine the Cash Alternative Amount as follows.

“Barausgleichsbetrag” bezeichnet einen Betrag je Schuldverschreibung in EUR, der gemäß der nachstehenden Formel berechnet wird:	“Cash Alternative Amount” means an amount per Bond in EUR calculated in accordance with the following formula:

Dabei gilt Folgendes:	Where:

CA = der Barausgleichsbetrag, gerundet auf den nächsten vollen Cent, wobei ab € 0,005 aufgerundet wird;	CA = the Cash Alternative Amount (rounded to the nearest full Cent with € 0.005 being rounded upwards);

FNn = die Anzahl der Barausgleichsaktien an dem n-ten Handelstag des Berechnungszeitraums;	FNn = the Number of Cash Settled Shares on the nth Trading Day of the Calculation Period;

Pn = der Angepasste Aktienkurs an dem n-ten Handelstag des Berechnungszeitraums; und	Pn = the Adjusted Share Price as at the nth Trading Day of the Calculation Period; and

N = 20.	N = 20.

“Anzahl der Barausgleichsaktien” an einem Han-dels-tag des Berechnungszeitraums be-zeichnet, in Bezug auf die Ausübung des Umtauschrechts durch einen Anleihegläubiger, die Anzahl von Aktien (einschließlich Bruchteilen von Aktien) je Schuld-verschreibung, höchstens jedoch das am Bar-aus-gleichs-options-Benachrichtigungstag maß-gebliche Umtauschverhältnis, die von der Emit-tentin in der Erklärung der Ausübung der Bar-ausgleichsoptions-Ausübungserklärung festge-legt und dem betreffenden Anleihegläubiger gemäß § 8(d)(iii) mitgeteilt worden ist. Dies gilt jedoch mit der Maßgabe, dass, wenn an einem Handelstag während des betreffenden Berechnungszeitraums eine Anpassung des Umtauschpreises gemäß § 10 wirksam wird (wobei für diese Zwecke unterstellt wird, dass der Liefertag, auf den in § 10 Bezug genommen wird, der Barausgleichstag ist), ab diesem Handelstag (einschließlich) die Anzahl der Barausgleichsaktien der zuvor maßgeblichen Anzahl der Barausgleichsaktien geteilt durch den Faktor, der für die Anpassung des zuvor geltenden Umtauschpreises nach der maßgeblichen Formel anzuwenden ist,

“Number of Cash Settled Shares” on any Trading Day of the Calculation Period means, in respect of the exercise of the Exchange Right by a Bondholder, such number of Shares (including fractions of Shares) per Bond as fixed by the Issuer and notified to the relevant Bondholder in the relevant Cash Alternative Election Notice in accordance with § 8(d)(iii), which number will not exceed the Exchange Ratio in effect on the Cash Alternative Election Notice Date, provided that if any adjustment to the Exchange Price in accordance with § 10 becomes effective on any Trading Day of the relevant Calculation Period (assuming for this purpose that the Settlement Date referred to in § 10 is the Cash Settlement Date), then from and including such Trading Day the Number of Cash Settled Shares will be equal to the Number of Cash Settled Shares previously in effect divided by the applicable factor for the adjustment to the Exchange Price previously in effect in accordance with the relevant formula. If the Calculation Agent is not able to determine such adjustment on or before the third Business Day prior to the Cash Settlement Date, an Independent Expert will determine such adjustment on or before the third Business Day prior to the Cash Settlement Date instead.

entspricht. Falls die Berechnungsstelle die Anpassung nicht an oder vor dem dritten Geschäftstag vor dem Barausgleichstag bestimmen kann, dann wird stattdessen ein Unabhängiger Sachverständiger die Anpassung an oder vor dem dritten Geschäftstag vor dem Barausgleichstag bestimmen.

(v)     Die Emittentin kann jederzeit durch (unwiderrufliche) Mitteilung an die Anleihegläubiger gemäß § 14 auf das Recht zur Ausübung einer Barausgleichsoption verzichten; unter der Maßgabe, dass ein solcher Verzicht nicht für die Ausübung des Umtauschrechts gilt, für das vor der Veröffentlichung einer solchen Mitteilung eine Barausgleichsoption ausgeübt wurde.

(v)     The Issuer will be entitled to waive at any time the right to make a Cash Alternative Election by giving notice (which shall be irrevocable) to the Bondholders in accordance with § 14; provided that such waiver shall not apply to any exercise of the Exchange Right in respect of which a Cash Alternative Election was made prior to publication of such notice.

(e) Paritätsereignis oder IA-Paritätsereignis. Ob ein Paritätsereignis bzw. ein IA-Paritätsereignis ein-ge-treten ist (oder als eingetreten gilt), wird wie folgt festgestellt:	(e) Parity Event or IA Parity Event. Whether a Parity Event or an IA Parity Event has (or is deemed to have) occurred will be determined as follows:

(i) Investoren-Mitteilung	(i) Investor Notice

Wenn der Zahlstelle eine wirksame Investoren-Mitteilung (wie nachstehend definiert) eines Anleihegläubigers (der “Be-nachrichtigende Investor”) zuge-gangen ist, dann ist die Emittentin verpflichtet, die Berechnungsstelle spätestens am zwei-ten Umtausch-Handelstag nach dem Inves-toren-Mitteilungstag (wie nachstehend definiert) anzuweisen, zu verifizieren, ob ein Paritätsereignis bzw. ein IA-Paritätsereignis ein-ge-treten ist.

If the Paying Agent has received (Zugang) from a Bondholder (the “Notifying Investor”) a valid Investor Notice (as defined below), the Issuer will be required to instruct the Calculation Agent no later than the second Exchange Trading Day following the Investor Notice Date (as defined below) to verify whether a Parity Event or an IA Parity Event, as the case may be, has occurred.

“Investoren-Mitteilung” bezeichnet eine Mitteilung eines Benachrichtigenden Investors, die, um wirksam abgegeben zu sein,	“Investor Notice” means a notice given by a Notifying Investor and which, to be validly given, must

(A) der Zahlstelle spätestens um 16:00 Uhr (Frankfurter Zeit) am fünften Ge-schäftstag nach dem letzten Handels-tag des betreffenden Investoren-Referenz-zeitraums zu-ge-gan-gen sein muss;	(A) be received (Zugang) by the Paying Agent no later than 4:00 p.m. (Frankfurt time) on the fifth Business Day after the last Exchange Trading Day of the relevant Investor Reference Period;

(B) den betreffenden Investoren-Referenzzeitraum angeben muss;	(B) specify the relevant Investor Reference Period;

(C) hinreichende Nachweise, dass ein Paritätsmitteilungsereignis in Bezug auf den betreffenden Investoren-Referenz-zeitraum ein-ge-treten ist, enthalten muss; und	(C) include reasonable evidence that a Parity Notification Event has occurred in respect of the relevant Investor Reference Period; and

(D)     einen Nachweis enthalten muss, dass der Benach-rich-ti-gende Investor im Zeitpunkt der Abgabe der Mitteilung Inhaber der betreffenden Schuld-verschreibung ist. Der Nachweis kann durch eine Bescheinigung seiner Depotbank oder auf andere geeignete Weise erbracht werden.
(D) include evidence that the Notifying Investor at the time of such notice is a holder of the relevant Bonds by means of a certificate of its Custodian or in any other appropriate manner.

(ii) Verifizierung durch die Berechnungsstelle, Mitteilung der Emittentin	(ii) Verification by the Calculation Agent, Issuer Notification

Auf Anweisung der Emittentin wird die Berechnungsstelle verifizieren, ob ein Paritätsereignis bzw. ein IA- Paritätsereignis eingetreten ist. Wenn die Berechnungsstelle dabei feststellt, dass entweder
Upon instruction by the Issuer the Calculation Agent will verify whether a Parity Event or an IA Parity Event, as the case may be, has occurred. If in doing so the Calculation Agent determines that, either:

(A)     ein Paritätsereignis bzw. IA- Paritätsereignis im Hinblick auf den betreffenden Referenz-zeitraum ein-getreten ist, dann wird die Emittentin diese Tatsache und den betreffenden Bedingten Umtauschzeitraum den Anleihegläubigern so-bald wie möglich, spätestens jedoch an dem betreffenden Mitteilungs-Referenztag gemäß § 14 mitteilen (eine “Mitteilung der Emittentin”); oder

(A)     a Parity Event or IA Parity Event, as the case may be, has occurred in respect of the relevant Reference Period, the Issuer will give notice to the Bondholders in accordance with § 14 specifying the relevant Contingent Exchange Period as soon as practicable and in any case no later than on the relevant Notification Reference Date (an “Issuer Notification”); or

(B)     kein Paritätsereignis bzw. IA- Paritätsereignis im Hinblick auf den betreffenden Referenz-zeitraum eingetreten ist, dann wird die Emittentin diese Tatsache dem Be-nachrichtigenden Investor so-bald wie möglich, spätestens jedoch an dem betreffenden Mitteilungs-Referenztag mitteilen.

(B)     no Parity Event or IA Parity Event has occurred in respect of the relevant Reference Period, the Issuer will notify the Notifying Investor thereof as soon as practicable following the relevant determination by the Calculation Agent and in any case no later than on the relevant Notification Reference Date.

Alle Feststellungen durch die Berechnungsstelle (und gegebenenfalls durch einen Unabhängigen Sachverständigen gemäß diesem § 8(e)) sind, soweit nicht ein offenkundiger Fehler	All determinations made by the Calculation Agent (and, as the case may be, by an Independent Expert in accordance with this § 8(e)) will, in the absence of manifest error,

vorliegt, in jeder Hinsicht endgültig und für die Emittentin und alle Anleihegläubiger bindend.	be conclusive in all respects and binding upon the Issuer and all Bondholders.

Bei der Verifizierung, ob ein Paritätsereignis oder ein IA-Paritätsereignis eingetreten ist, wird festgestellt, ob und auf welcher Ebene an einem bestimmten Tag eine Anleihe-Quotierung verfügbar ist, und zwar an dem Tag und zu dem Zeitpunkt, an dem die Anleihe-Quotierung von der Berechnungsstelle (oder gegebenenfalls von einem unabhängigen Sachverständigen) festgelegt wird.

When verifying whether a Parity Event or IA Parity Event has occurred, whether and at which level any Quote for the Bonds is available on any day, shall be determined on such day at such time at which such Quote for the Bonds is determined by the Calculation Agent (or, as the case may be, an Independent Expert).

(iii)    Wenn die Emittentin nach Zugang einer wirksamen Investoren-Mitteilung nicht spätestens an dem betreffenden Mitteilungs-Referenztag (x) den Anleihegläubigern gemäß § 8(e)(ii)(A) mitteilt, dass das Paritätsereignis bzw. das IA-Paritätsereignis eingetreten ist, bzw. (y) dem Be-nachrichtigenden Investor gemäß § 8(e)(ii)(A) mitteilt, dass kein Paritätsereignis bzw. IA-Paritätsereignis eingetreten ist, dann gilt ein Paritätsereignis (und der diesbezügliche Emittenten-Mitteilungstag) als eingetreten, und zwar bis zu dem Handelstag einschließlich, an dem die Emittentin die betreffende Mitteilung nachholt. In diesem Fall ist jeder Anleihegläubiger berechtigt, seine Umtauschrechte während des betreffenden Bedingten Umtauschzeitraum gemäß Ziffer (v) der Definition des Begriffs “Bedingter Umtauschzeitraum” auszuüben.

(iii)    If, upon receipt of any valid Investor Notice, the Issuer does not notify, by no later than the relevant Notification Reference Date, (x) the Bondholders in accordance with § 8(e)(ii)(A) that the Parity Event or the IA Parity Event, as the case may be, has occurred or (y) the Notifying Investor in accordance with § 8(e)(ii)(B) that no Parity Event or IA Parity Event, as the case may be, has occurred, then a Parity Event (and the Issuer Notice Date in relation thereto) will be deemed to have occurred up to and including any Trading Day on which the Issuer makes such notification. In this case any Bondholder may exercise its Exchange Rights during the relevant Contingent Exchange Period as set forth in clause (v) of the definition of the term “Contingent Exchange Period”.

Ein “IA-Paritätsereignis” tritt in Bezug auf einen Referenzzeitraum ein, wenn, wie von der Berechnungsstelle festgestellt,	An “IA Parity Event” will occur in respect of any Reference Period if, as determined by the Calculation Agent,

(i) ein Anleihekurs-Nichtverfügbarkeitstag in Bezug auf den Referenzzeitraum eingetreten ist; und	(i) a Bond Price Unavailability Date has occurred in respect of the Reference Period; and

(ii)    die Anleihe-Quotierung in Bezug auf den Anleihekurs-Feststellungstag (bzw. wenn keine solche Anleihe-Quotierung erhältlich ist, der angemessene mittlere Marktwert je Schuldverschreibung zu Handelsschluss an dem Anleihekurs-Feststellungstag (wie von

(ii)    the Quote for the Bonds in respect of the Bond Price Determination Date (and if no such Quote for the Bonds is available, the fair mid-market value per Bond at or around the Closing Time on the Bond Price Determination Date (as determined by an

einem Unabhängigen Sachverständigen festgestellt)) niedriger ist als 97 % des Paritätswerts bei Handelsschluss in Bezug auf den Anleihekurs-Feststellungstag.	Independent Expert)) is less than 97 per cent. of the Closing Parity Value in respect of the Bond Price Determination Date.

“Handelsschluss” bezeichnet an einem beliebigen Tag die planmäßige Schlusszeit des Relevanten Marktes für die Aktien an diesem Tag, ohne Rücksicht auf nachbörslichen oder sonstigen Handel außerhalb der regulären Handelszeiten.

“Closing Time” means, on any day, the scheduled closing time of the Relevant Market for the Shares on such day, without regard to after hours or any other trading outside of the regular trading session hours.

Ein “Paritätsereignis” tritt in Bezug auf einen Referenzzeitraum ein, wenn, wie von der Berechnungsstelle festgestellt,	A “Parity Event” will occur in relation to any Reference Period if, as determined by the Calculation Agent,

(i) die Anleihe-Quotierung für die Schuldverschreibungen in Bezug auf mindestens fünf Handelstage in dem Referenzzeitraum erhältlich ist; und	(i) the Quote for the Bonds is available in respect of at least five Trading Days comprised in the Reference Period; and

(ii)    wenn an jedem Handelstag in dem Referenzzeitraum in Bezug auf den die für Anleihe-Quotierung erhältlich ist, die Anleihe-Quotierung an diesem Handelstag niedriger ist als 97 % des Paritätswerts bei Handelsschluss in Bezug auf den Handelstag,

(ii)    on each Trading Day comprised in such Reference Period in respect of which the Quote for the Bonds is available, the Quote for the Bonds in respect of such Trading Day is less than 97 per cent. of the Closing Parity Value in respect of such Trading Day,

(und der fünfte dieser Handelstage, der “Paritätsereignis-Eintrittstag” in Bezug auf diesen Referenzzeitraum).	(and the fifth such Trading Day, the “Parity Event Occurrence Date” in respect of such Reference Period).

Dabei gilt Folgendes:	Where:

“Anleihekurs-Feststellungstag” bezeichnet den fünften Börsenhandelstag nach dem betreffenden Anleihekurs-Nichtverfügbarkeits-tag.	“Bond Price Determination Date” means the fifth Exchange Trading Day following the relevant Bond Price Unavailability Date.

Ein “Anleihekurs-Nichtverfügbarkeitstag” in Bezug auf einen Referenzzeitraum tritt ein, wie von der Berechnungsstelle festgestellt, wenn an mindestens sechs Handelstagen innerhalb des Referenzzeitraums keine Anleihe-Quotierung erhältlich ist, in einem jeden solchen Fall ist der “Anleihekurs-Nichtverfügbarkeitstag” der sechste solche Handelstag.

A “Bond Price Unavailability Date” will have occurred in respect of any Reference Period, as determined by the Calculation Agent, if no Quote for the Bonds is available on at least six Trading Days comprised in the Reference Period, and in any such case the “Bond Price Unavailability Date” will be such sixth Trading Day.

“Anleihe-Quotierung”, in Bezug auf einen Handelstag, bezeichnet den (von der Berechnungsstelle festgestellten) rechnerischen Durchschnitt der Mid-Market-Preise in Bezug auf diesen Handelstag, die von einem Unabhängigen

The “Quote for the Bonds”, in respect of any Trading Day, means the arithmetic average (as determined by the Calculation Agent) of the Mid-Market Prices in respect of such Trading Day obtained by an Independent Expert from three

Sachverständigen von drei von ihm ausgewählten Führenden Finanzinstituten eingeholt wurden, bzw. wenn von diesen drei Führenden Finanzinstituten nur zwei Mid-Market-Preise eingeholt werden können, den rechnerischen Durchschnitt dieser beiden Mid-Market-Preise, bzw. wenn nur ein Mid-Market-Preis eingeholt werden kann, dieser Mid-Market-Preis. Wenn kein Mid-Market-Preis in Bezug auf den Handelstag eingeholt werden kann, dann wird unterstellt, dass keine Anleihe-Quotierung in Bezug auf den Handelstag erhältlich ist.

Leading Institutions selected by it, or, if only two Mid-Market Prices may be obtained from the three Leading Institutions, the arithmetic average of such two Mid-Market Prices or, if only one Mid-Market Price can be obtained from the three Leading Institutions, such Mid-Market Price. If no Mid-Market Price can be obtained in respect of the Trading Day, it will be deemed that no Quote for the Bonds is available in respect of the Trading Day.

“Börsenhandelstag” bezeichnet jeden Tag, an dem der Relevante Markt für die Aktien für den Handel geöffnet ist.	“Exchange Trading Day” means each day on which the Relevant Market for the Shares is open for business.

“Emittenten-Mitteilungstag” ist der betreffende Mitteilungs-Referenztag, spätestens jedoch der Tag, an dem eine etwaige Mitteilung der Emittentin gemäß 8(e)(ii)(A) veröffentlicht wird.	“Issuer Notice Date” means the relevant Notification Reference Date, or, if earlier, the date on which the Issuer Notification (if any) is published pursuant to § 8(e)(ii)(A).

“Investoren-Mitteilungstag” bezeichnet den Tag, an dem der Zahlstelle eine wirksame Investoren-Mitteilung von einem Benach-richtigenden Investor zugegangen ist.	“Investor Notice Date” means the date on which the Paying Agent has received from a Notifying Investor a valid Investor Notice.

“Führendes Finanzinstitut” bezeichnet eine Bank oder ein Finanzinstitut, das ein führender, international anerkannter Market-Maker im Handel in Umtauschanleihen und/oder Wandelanleihen ist.	“Leading Institution” means any bank or financial institution which is a leading, internationally recognised market maker in trading exchangeable and/or convertible bonds.

“Mid-Market-Preis” bezeichnet, in Bezug auf einen Tag, den Durchschnitt der Preise je Festgelegtem Nennbetrag der Schuld-verschreibungen, die von einem Führenden Finanzinstitut für (x) den Ankauf der Schuldverschreibungen durch das Führende Finanzinstitut (Geldkurs – bid price) und (y) den Verkauf durch das Führende Finanzinstitut (Briefkurs – ask price) der Schuld-verschreibungen zu Handelsschluss an dem betreffenden Tag quotiert werden.

“Mid-Market Price” means, in respect of any day, the average of the prices per Principal Amount of the Bonds quoted by a Leading Institution for (x) the purchase of the Bonds by the Leading Institution (bid price), and (y) the sale of the Bonds by the Leading Institution (ask price), as at or around the Closing Time on such day.

“Mitteilungs-Referenztag” bezeichnet den zweiten Geschäftstag nach dem jeweils folgenden Tag:	“Notification Reference Date” means the second Business Day following

(i) im Falle des Eintritts eines Paritätsereignisses in Bezug auf den	(i) in the case of the occurrence of a Parity Event in respect of the relevant Reference

maßgeblichen Referenzzeitraum, dem Paritätsereignis-Eintrittstag; oder	Period, the Parity Event Occurrence Date; or

(ii)   im Falle des Eintritts eines IA-Paritätsereignisses in Bezug auf den maßgeblichen Referenzzeitraum oder wenn in Bezug auf den maßgeblichen Referenzzeitraum weder ein Paritätsereignis noch ein IA-Paritätsereignis eingetreten ist, dem fünften Umtausch-Handelstag nach dem Ende des betreffenden Referenzzeitraums.

(ii)    in the case of the occurrence of an IA Parity Event in respect of the relevant Reference Period, or if neither a Parity Event nor an IA Parity Event has occurred in respect of the relevant Reference Period, the fifth Exchange Trading Day following the end of the relevant Reference Period.

Ein “Paritäts-Mitteilungsereignis” tritt ein, wenn in Bezug auf jeden Umtausch-Handelstag während eines Zeitraums (der “Investoren-Referenzzeitraum”) von fünf aufeinander-folgenden Umtausch-Handelstagen entweder (i) kein Mid-Market-Preis von einem Führenden Finanzinstitut in Bezug auf den Umtausch-Handelstag erhältlich ist, oder (ii) der rechnerische Durchschnitt der Mid-Market-Preise, die von mindestens drei Führenden Finanzinstituten eingeholt werden (oder von einer geringeren Anzahl von Führenden Finanzinstituten, von denen der Anleihegläubiger solche Mid-Market-Preise erhalten kann) in Bezug auf den Umtausch-Handelstag niedriger war als 97 % des Paritätswerts bei Handelsschluss in Bezug auf den Umtausch-Handelstag.

A “Parity Notification Event” occurs if, in respect of each Exchange Trading Day during a period (the “Investor Reference Period”) of five consecutive Exchange Trading Days, either (i) no Mid-Market Price is available from any Leading Institution in respect of such Exchange Trading Day or (ii) the arithmetic average of the Mid-Market Prices obtained from at least three Leading Institutions (or such lesser number of such Leading Institutions as the Bondholder is able to obtain such Mid-Market Price from) in respect of such Exchange Trading Day was less than 97 per cent. of the Closing Parity Value in respect of such Exchange Trading Day.

“Paritätswert bei Handelsschluss” bezeichnet, in Bezug auf einen Handelstag, den Betrag, der von der Berechnungsstelle gemäß der nachstehenden Formel bestimmt wird:	“Closing Parity Value” means, in respect of any Trading Day, the amount determined by the Calculation Agent in accordance with the following formula:

CPV = der Paritätswert bei Handelsschluss;	CPV = the Closing Parity Value;

ClP     =       der Schlusskurs an diesem Handelstag, wobei wenn (x) die Aktie an diesem Handelstag “ex Dividende” bzw. “ex Bezugsrecht” oder “ex” sonstige Ausschüttung, Zuteilung oder Gewährung von Wertpapieren, Rechten oder sonstigen Vermögensgegenständen notiert, in Bezug auf welche eine Anpassung des Umtauschpreises gemäß § 10 erforderlich wird, und (y) der

ClP    =        the Closing Price on such Trading Day, provided that if (x) on such Trading Day the Share is quoted “ex dividend” or “ex subscription right” or “ex” any other distribution, allotment or grant of securities, rights or other assets in respect of which an adjustment to the Exchange Price is required to be made in accordance with § 10, and (y) such Trading Day falls prior to the relevant Adjustment

Handelstag vor dem betreffenden Anpassungstag liegt, wird der Schlusskurs durch den anschließend festgestellten, auf den Umtauschpreis gemäß § 10 anzuwendenden, wie von der Berechnungsstelle festgestellten Anpassungsfaktor geteilt, und wobei ferner gilt, dass wenn diese Anpassung nicht gemäß diesen Emissionsbedingungen vor dem betreffenden Mitteilungs-Referenztag durchgeführt werden kann, der Schlusskurs stattdessen so angepasst wird, wie dies von einem Unabhängigen Sachverständigen als angemessen festgestellt wird; und

Date, the Closing Price on such Trading Day will be divided by the adjustment factor subsequently determined to apply to the Exchange Price in accordance with § 10 in respect thereof, as determined by the Calculation Agent, and provided further that if such adjustment cannot be determined in accordance with these Terms and Conditions prior to the relevant Notification Reference Date, the Closing Price will instead be adjusted in such manner as is determined to be appropriate by an Independent Expert; and

CR = das Ergebnis (ohne Rundung und ein-schließlich Bruchteilen von Lieferaktien) aus der Division (a) des Fest-gelegten Nennbetrags durch (b) den an diesem Handels-tag maßgeblichen Umtauschpreis.	CR = the result (without rounding and including fractions of Settlement Shares) of the division of (a) the Principal Amount by (b) the Exchange Price in effect on such Trading Day.

“Referenzzeitraum” bezeichnet den Zeit-raum von 10 aufeinanderfolgenden Umtausch-Han-dels-tagen ab dem zweiten Umtausch-Handelstag nach dem Investoren-Mitteilungstag (einschließlich).	“Reference Period” means a period of 10 consecutive Exchange Trading Days from and including the second Exchange Trading Day following the Investor Notice Date.

“Schlusskurs” an einem Handelstag ist	“Closing Price” on any Trading Day means

(i) der an dem Relevanten Markt veröffentlichte Börsenschlusskurs für die Aktie an dem betreffenden Handelstag; bzw.	(i) the official closing price (Börsenschlusskurs) of the Share on the relevant Trading Day as reported on the Relevant Market; or

(ii) falls der Börsenschlusskurs für die Aktie so nicht festgestellt werden kann, der letzte veröffentlichte Kurs der Aktie an dem Relevanten Markt am betreffenden Handelstag; bzw.	(ii) if no such official closing price of the Share can be so determined, the last reported official quotation of the Share on the Relevant Market on the relevant Trading Day; or

(iii)   falls der Schlusskurs nicht gemäß den vorstehenden Ziffern (i) oder (ii) festgestellt werden kann, der von einem Unabhängigen Sachverständigen auf der Basis solcher Notierungen oder anderer Informationen, die dieser Unabhängige Sachverständige für maßgeblich hält, festgelegte Börsenschlusskurs; diese Festlegung ist abschließend. Falls die Feststellung des

(iii)   if the Closing Price cannot be determined in accordance with clauses (i) or (ii) above, the closing price as determined by an Independent Expert on the basis of such quotations or other information as such Independent Expert considers appropriate; any such determination will be conclusive. Any reference in these Terms and Conditions to the Closing Price will include,

Schlusskurses aufgegeben wird, bezieht sich der Begriff Schlusskurs in diesen Emissionsbedingungen auf einen Kurs, der den Schlusskurs (x) kraft Gesetzes oder (y) aufgrund einer allgemein anerkannten Marktpraxis ersetzt, if the reporting of the Closing Price is discontinued, a reference to a quotation which replaces the Closing Price (x) by operation of law or (y) on the basis of generally accepted market practice,

jeweils (sofern erforderlich) umgerechnet in EUR mit dem an dem betreffenden Handelstag geltenden Maßgeblichen Wechselkurs, der von der Berechnungsstelle festgestellt wird.	in each case converted (if necessary) into EUR at the Relevant FX Rate in effect on the relevant Trading Day as determined by the Calculation Agent.

§ 9 Bereitstellung von Aktien, Lieferstörung	§ 9 Procurement of Shares, Settlement Disruption

(a)     Die Aktien, die von einem Anleihegläubiger nach Ausübung des Umtauschrechts bzw. nach Ausübung der Aktienrückzahlungsoption erworben werden, sind Aktien, die mit uneingeschränkter Dividendenberechtigung für das vorangegangene Geschäftsjahr (soweit die Dividende noch nicht gezahlt wurde) und das laufende und alle folgenden Geschäftsjahre ausgestattet sind.

(a)     The Shares acquired by a Bondholder following the exercise of the Exchange Right or, as the case may be, the exercise of the Share Redemption Option are Shares to which rights to full dividends for the preceding Financial Year (to the extent such dividend has not been paid already) and for the then current and all following Financial Years are attached.

(b)     Wenn eine Lieferstörung eintritt und an oder vor dem betreffenden Vorgesehenen Liefertag keine Aktien geliefert werden können, dann hat die Emittentin die betreffenden Aktien an dem ersten nachfolgenden Zahlungsgeschäftstag zu liefern, an dem eine Lieferung der Aktien durch das Clearingsystem oder in jeder anderen wirtschaftlich sinnvollen Weise stattfinden kann.

(b)     If a Settlement Disruption Event occurs and delivery of any Shares cannot be effected on or before the relevant Scheduled Settlement Date, then the Issuer is required to deliver the relevant Shares on the first succeeding Payment Business Day on which delivery of the Shares can take place through the Clearing System or in any other commercially reasonable manner.

“Lieferstörung” bezeichnet ein Ereignis außerhalb der Kontrolle der Emittentin, das dazu führt, dass das Clearingsystem Depotübertragungen der Aktien der Gesellschaft nicht durchführen kann.	“Settlement Disruption Event” means an event beyond the control of the Issuer as a result of which the Clearing System cannot settle book-entry transfers of Shares of the Company.

§ 10 Anpassung des Umtauschpreises	§ 10 Adjustment of the Exchange Price

(a) Kapitalerhöhung durch Umwandlung der Kapitalrücklage oder von Gewinnrücklagen, Aktiensplit oder Zusammenlegung von Aktien und Kapitalherabsetzung.	(a) Capital Increase from Conversion of the Capital Reserve or Retained Earnings, Share Split or Combining of Shares and Capital Decrease.

(i)     Falls die Gesellschaft vor dem maßgeblichen Liefertag ihr Grundkapital durch Umwandlung der Kapital- oder Gewinnrücklage durch die Ausgabe neuer Aktien der Gesellschaft erhöht (ausgenommen eine Scrip-Dividende), wird

(i)      If, prior to the relevant Settlement Date, the Company increases its share capital by way of conversion of the capital reserve or retained earnings by issuing new Shares of the Company (other than constituting a Scrip Dividend), the Exchange Price will be

der Umtauschpreis gemäß der nachstehenden Formel angepasst:	adjusted in accordance with the following formula:

Dabei gilt Folgendes:	Where:

EPa = der angepasste Umtauschpreis;	EPa = the adjusted Exchange Price;

EP = der unmittelbar vor dem Anpassungstag maßgebliche Umtauschpreis (vorbehaltlich § 10(i));	EP = the Exchange Price in effect immediately prior to the Adjustment Date (subject to § 10(i));

Nn = die Anzahl ausgegebener Aktien der Gesellschaft nach der Kapitalerhöhung; und	Nn = the number of issued Shares of the Company after the share capital increase; and

No = die Anzahl ausgegebener Aktien der Gesellschaft vor der Kapitalerhöhung.	No = the number of issued Shares of the Company before the share capital increase.

Falls die Grundkapitalerhöhung durch Umwandlung der Kapital- oder Gewinnrücklage nicht durch die Ausgabe neuer Aktien der Gesellschaft, sondern mittels einer Erhöhung des jeweiligen auf die einzelne Aktie entfallenden anteiligen Betrags des Grundkapitals (§ 207 Absatz 2 Satz 2 AktG) bewirkt wird, wird der Umtauschpreis nicht angepasst und bleibt unverändert. In diesem Falle sind die betreffenden Aktien mit ihrem entsprechend erhöhten anteiligen Betrag des Grundkapitals zu liefern.

If the share capital increase by way of conversion of the capital reserve or retained earnings is not effected by issuing new Shares of the Company but by means of an increase of the interest in the share capital represented by each share (§ 207(2) sentence 2 AktG), the Exchange Price will not be adjusted and will remain unchanged. In this case the relevant Shares will be delivered with their increased interest in the share capital represented by each share.

(ii) Falls die Gesellschaft vor dem maßgeblichen Liefertag:	(ii) If, prior to the relevant Settlement Date, the Company:

(A)    die Zahl der ausgegebenen Aktien der Gesellschaft durch Herabsetzung des auf die einzelne Aktie der Gesellschaft entfallenden anteiligen Betrags des Grundkapitals erhöht (Aktiensplit) oder die Anzahl der ausgegebenen Aktien der Gesellschaft reduziert, indem der auf die einzelne Aktie der Gesellschaft entfallende anteilige Betrag des Grundkapitals erhöht wird, ohne das Grundkapital herabzusetzen (umgekehrter Aktiensplit); oder

(A)    increases the number of Shares of the Company issued by reduction of the interest in the share capital represented by each Share of the Company (share split) or reduces the number of issued Shares of the Company by increasing the interest in the share capital represented by each Share of the Company with no change in the share capital (reverse share split); or

(B) ihr Grundkapital durch Zusammenlegung von Aktien der Gesellschaft herabsetzt,	(B) reduces its share capital by combining Shares of the Company,

wird der Umtauschpreis gemäß § 10(a)(i) angepasst, soweit sich aus § 10(a)(iii) nichts anderes ergibt.	the Exchange Price will be adjusted in accordance with § 10(a)(i) to the extent not otherwise provided for in § 10(a)(iii).

(iii)   Falls die Gesellschaft vor dem maßgeblichen Liefertag das Grundkapital der Gesellschaft durch Herabsetzung des auf die einzelne Aktie entfallenden anteiligen Betrags des Grundkapitals herabsetzt, wird der Umtauschpreis nicht angepasst und bleibt unverändert. In diesem Falle sind die betreffenden Aktien mit ihrem jeweiligen neuen, auf die einzelne Aktie entfallenden anteiligen Betrag des Grundkapitals zu liefern.

(iii)   If, prior to the relevant Settlement Date, the Company decreases the share capital of the Company by way of a reduction of the interest in the share capital represented by each share, the Exchange Price will not be adjusted and will remain unchanged. In this case the relevant Shares will be delivered with their respective new interest in the share capital represented by each share.

Keine Anpassung des Umtauschpreises erfolgt im Falle einer Kapitalherabsetzung durch Einziehung von eigenen Aktien der Gesellschaft.	No adjustment of the Exchange Price will be made in case of a capital decrease by cancelling Shares held in treasury of the Company.

(b)     Kapitalerhöhung gegen Bareinlagen mit Bezugsrecht. Falls die Gesellschaft vor dem maßgeblichen Liefertag unter Einräumung eines unmittelbaren oder mittelbaren Bezugsrechts an ihre Aktionäre ihr Grundkapital mittels der Ausgabe neuer Aktien der Gesellschaft gegen Bareinlagen erhöht (Bezugsrechtsemission) (§§ 182, 186 AktG) (ausgenommen eine Scrip-Dividende), wird der Umtauschpreis gemäß der nachstehenden Formel angepasst:

(b)     Capital Increase against cash contributions with Subscription Rights. If, prior to the relevant Settlement Date, the Company increases its share capital through the issuance of new Shares of the Company against cash contributions while granting its shareholders a direct or indirect subscription right (rights issue) (§§ 182, 186 AktG) (other than constituting a Scrip Dividend), the Exchange Price will be adjusted in accordance with the following formula:

Dabei gilt Folgendes:	Where:

EPa = der angepasste Umtauschpreis;	EPa = the adjusted Exchange Price;

EP = der unmittelbar vor dem Anpassungstag maßgebliche Umtauschpreis (vorbehaltlich § 10(i));	EP = the Exchange Price in effect immediately prior to the Adjustment Date (subject to § 10(i));

Nn    =       die Summe aus (i) N0 (wie nachstehend definiert) und (ii) der maximalen Anzahl von Aktien der Gesellschaft, die im Rahmen der Kapitalerhöhung ausgegeben werden können (berechnet auf der Grundlage der Anzahl ausgegebener Aktien vor

Nn     =         the sum of (i) No (as defined below) and (ii) the maximum number of Shares of the Company as may be issued pursuant to such share capital increase (determined on the basis of the number of issued Shares before the share capital increase in respect of

der Kapitalerhöhung, in Bezug auf die das unmittelbare oder mittelbare Bezugsrecht eingeräumt worden ist);	which such direct or indirect subscription right has been granted);

No = die Anzahl ausgegebener Aktien der Gesellschaft vor der Kapitalerhöhung;	No = the number of issued Shares of the Company before the share capital increase;

I       =      der Bezugspreis der neuen Aktien der Gesellschaft (umgerechnet (sofern erforderlich) in EUR mit dem an dem Ex-Tag geltenden Maßgeblichen Wechselkurs, der von der Berechnungsstelle festgestellt wird);
I = the subscription price of the new Shares of the Company (converted (if necessary) into EUR at the Relevant FX Rate on the Ex-Date as determined by the Calculation Agent);

D     =   der von der Berechnungsstelle bestimmte etwaige Dividendennachteil (nicht diskontiert) (umgerechnet (sofern erforderlich) in EUR mit dem an dem Ex-Tag geltenden Maßgeblichen Wechselkurs, der von der Berechnungsstelle festgestellt wird) der neuen Aktien der Gesellschaft gegenüber Altaktien an dem Stichtag der Bezugsrechtsemission; und

D      =      the dividend disadvantage (not discounted) (converted (if necessary) into EUR at the Relevant FX Rate on the Ex-Date as determined by the Calculation Agent), if any, of the new Shares of the Company compared to the existing Shares on the Record Date of the rights issue, as determined by the Calculation Agent; and

M = der Durchschnittliche Marktpreis.	M = the Average Market Price.

Eine Anpassung des Umtauschpreises findet nicht statt, wenn bei Anwendung der obigen Formel EPa größer als EP wäre.	There will be no adjustment of the Exchange Price if EPa would, by applying the above formula, be greater than EP.

(c) Bezugsrechtsemissionen von Sonstigen Wertpapieren. Falls die Gesellschaft ihren Aktionären vor dem maßgeblichen Liefertag ein unmittelbares oder mittelbares Bezugsrecht gewährt auf	(c) Issue of Other Securities with Subscription Rights. If, prior to the relevant Settlement Date, the Company grants to its shareholders direct or indirect subscription rights in relation to

(i) eigene Aktien (ausgenommen eine Scrip-Dividende);	(i) any Shares held in treasury (eigene Aktien) (other than constituting a Scrip Dividend);

(ii)    Wertpapiere mit Bezugs-, Options- oder Umtauschrechten oder -pflichten auf Aktien der Gesellschaft (mit Ausnahme der Einräumung von Bezugsrechten im Rahmen von Kapitalerhöhungen nach § 10(b)); oder

(ii)    any securities with subscription, option or conversion rights or conversion obligations in relation to Shares of the Company (but excluding the granting of subscription rights in the course of share capital increases in accordance with § 10(b)); or

(iii) andere Schuldverschreibungen, Genussscheine oder sonstige Wertpapiere der Gesellschaft	(iii) any other debt securities, participation rights or other securities of the Company

(die vorstehend in (i) bis (iii) genannten Wertpapiere gemeinsam “Sonstige Wertpapiere”), wird der Umtauschpreis gemäß der nachstehenden Formel angepasst:	(the securities listed in (i) through (iii) together, the “Other Securities”), the Exchange Price will be adjusted in accordance with the following formula:

Dabei gilt Folgendes:	Where:

EPa = der angepasste Umtauschpreis;	EPa = the adjusted Exchange Price;

EP = der unmittelbar vor dem Anpassungstag maßgebliche Umtauschpreis (vorbehaltlich § 10(i));	EP = the Exchange Price in effect immediately prior to the Adjustment Date (subject to § 10(i));

M = der Durchschnittliche Marktpreis, und	M = the Average Market Price; and

F    =      der Angemessene Marktwert der unmittelbaren oder mittelbaren Bezugsrechte auf die Sonstigen Wertpapiere, die zu erhalten ein Aktionär der Gesellschaft je Aktie berechtigt ist, an dem Ex-Tag der Gewährung.
F = the Fair Market Value of the direct or indirect rights to subscribe for the Other Securities to which a shareholder of the Company is entitled per Share on the Ex-Date of such grant,

Eine Anpassung wird nur vorgenommen, wenn .	provided that an adjustment will only be made if .

(d) Ausschüttungen. Falls die Gesellschaft vor dem maßgeblichen Liefertag an ihre Aktionäre:	(d) Distributions. If, prior to the relevant Settlement Date, the Company distributes, allots or grants to its shareholders:

(i)     Vermögenswerte (die nicht unter die nachstehenden Ziffern (ii), (iii) oder (iv) fallen), einschließlich einer Sachdividende aber ausschließlich einer Bardividende und ausschließlich von Spaltungsaktien; oder
(i) any assets (not falling under clauses (ii), (iii) or (iv) below) including any dividend in kind but excluding any Cash Dividend and excluding any Spin-off Shares; or

(ii) eine Bardividende; oder	(ii) any Cash Dividend; or

(iii) Schuldverschreibungen, Options- oder Wandlungsrechte (mit Ausnahme der oben in § 10(c) genannten Rechte); oder	(iii) any debt securities, warrants or conversion rights (with the exclusion of the rights mentioned above in § 10(c)); or

(iv) Verkaufsoptionen im Falle eines Aktienrückkaufs	(iv) any put options in the case of a share repurchase,

ausschüttet, zuteilt oder gewährt, wird der Umtauschpreis gemäß der nachstehenden Formel angepasst:	the Exchange Price will be adjusted in accordance with the following formula:

Dabei gilt Folgendes:	Where:

EPa = der angepasste Umtauschpreis;	EPa = the adjusted Exchange Price;

EP = der unmittelbar vor dem Anpassungstag maßgebliche Umtauschpreis (vorbehaltlich § 10(i));	EP = the Exchange Price in effect immediately prior to the Adjustment Date (subject to § 10(i));

M = der Durchschnittliche Marktpreis;	M = the Average Market Price;

F     =      im Falle von § 10(d)(i), (ii) oder (iii) der Angemessene Marktwert der je Aktie an die Aktionäre der Gesellschaft ausgeschütteten, zugeteilten oder gewährten Vermögenswerte, Bardividende, Schuldverschreibungen, Options- oder Wandlungsrechte an dem Ex-Tag der jeweiligen Ausschüttung, Zuteilung oder Gewährung, und

F       =       in case of § 10(d)(i), (ii) or (iii) the Fair Market Value of such assets, Cash Dividend, debt securities, warrants or conversion rights distributed, allotted or granted per Share to the shareholders of the Company on the Ex-Date of such distribution, allotment or grant, and

im Falle von § 10(d)(iv) der Verkaufsoptionswert der ausgeschütteten, zugeteilten oder gewährten Verkaufsoptionen je Aktie.	in the case of § 10(d)(iv) the Put Option Value of the put options distributed, allotted or granted per Share,

Eine Anpassung wird nur vorgenommen, wenn F>0.	provided that an adjustment will only be made if F>0

(e)     Mehrere Anpassungen gemäß § 10(d) werden unabhängig und getrennt voneinander durchgeführt und berechnet, selbst wenn die Beschlussfassungen und/oder Ausschüttungen am selben Tag vorgenommen werden.

(e)     Several adjustments in accordance with § 10(d) will be made and calculated independently and separately of each other, even if the relevant resolutions and/or distributions are made on the same day.

(f)     Verschmelzung oder Aufspaltung. Falls eine Verschmelzung (§ 2 UmwG) oder eine Aufspaltung (§ 123 Absatz 1 UmwG) der Gesellschaft als dem übertragenden Rechtsträger vor dem maßgeblichen Liefertag eintritt, hat ein Anleihegläubiger bei Ausübung des Umtauschrechts Anspruch auf die Anzahl von Aktien des bzw. der übernehmenden Rechtsträger(s) (die “Erwerberaktien”), die sich aus der Division des Gesamtnennbetrags der von einem Anleihegläubiger zum Umtausch eingereichten Schuldverschreibungen durch den am Umtauschtag maßgeblichen, gemäß der nachstehenden Formel im Hinblick auf die Erwerberaktien angepassten Umtauschpreis ergibt, abgerundet auf die nächste ganze Erwerberaktie:

(f)     Merger or Split-up. If a merger (Verschmelzung, § 2 of the UmwG) or a split-up (Aufspaltung, § 123(1) UmwG) of the Company as transferor entity (übertragender Rechtsträger) occurs prior to the relevant Settlement Date, a Bondholder will, upon exercise of the Exchange Right, be entitled to such number of shares in the transferee entity (entities) (the “Transferee Shares”) as is calculated by dividing the aggregate principal amount of Bonds delivered by a Bondholder for exchange by the Exchange Price in existence on the Exchange Date as adjusted with respect to the Transferee Shares pursuant to the following formula, rounded down to the next full Transferee Share:

Dabei gilt Folgendes:	Where:

EPTS = der angepasste Umtauschpreis im Hinblick auf die Erwerberaktien;	EPTS = the adjusted Exchange Price with respect to the Transferee Shares;

EP = der Umtauschpreis am Stichtag;	EP = the Exchange Price on the Record Date;

TS = die Anzahl der Erwerberaktien, zu der ein Aktionär der Gesellschaft je Aktie berechtigt ist.	TS = the number of Transferee Shares to which a shareholder of the Company is entitled to per Share.

Verbleibende Bruchteile von Erwerberaktien werden nicht geliefert und nicht in Geld ausgeglichen. Die Emissionsbedingungen finden auf die Erwerberaktien entsprechend Anwendung, als handele es sich um Aktien
Remaining fractions of Transferee Shares will not be delivered and will not be compensated in cash. The provisions of these Terms and Conditions will apply to Transferee Shares as if they were Shares.

(g) Abspaltung. Falls eine Abspaltung (§ 123 Absatz 2 UmwG) der Gesellschaft vor dem maßgeblichen Liefertag eintritt, wird der Umtauschpreis gemäß der nachstehenden Formel angepasst:	(g) Spin-off. If a spin-off (Abspaltung, § 123(2) UmwG) of the Company occurs prior to the relevant Settlement Date, the Exchange Price will be adjusted in accordance with the following formula:

Dabei gilt Folgendes:	Where:

EPa = der angepasste Umtauschpreis;	EPa = the adjusted Exchange Price;

EP = der unmittelbar vor dem Anpassungstag maßgebliche Umtauschpreis (vorbehaltlich § 10(i));	EP = the Exchange Price in effect immediately prior to the Adjustment Date (subject to § 10(i));

M = der Durchschnittliche Marktpreis; und	M = the Average Market Price; and

F = der Angemessene Marktwert der Anzahl der Spaltungsaktien, die zu erhalten ein Aktionär der Gesellschaft je Aktie berechtigt ist, an dem Ex-Tag der Abspaltung.	F = the Fair Market Value of the number of Spin-off Shares to which a shareholder of the Company is entitled per Share, on the Ex-Date of the spin off,

Eine Anpassung wird nur vorgenommen, wenn F>0.	provided that an adjustment will only be made if F>0.

(h)     Falls vor dem maßgeblichen Liefertag eine Verschmelzung (§ 2 UmwG), bei der die Gesellschaft der übernehmende Rechtsträger ist, eine Ausgliederung eines Vermögenswerts oder mehrerer Vermögenswerte durch die Gesellschaft (§ 123 Absatz 3 UmwG) oder ein ähnliches Ereignis eintritt, bleibt der Umtauschpreis unverändert.

(h)     If a merger (Verschmelzung, § 2 UmwG) of the Company as the acquiring entity (übernehmender Rechtsträger), or a hive down of one asset or several assets by the Company (Ausgliederung, § 123(3) UmwG), or an analogous event occurs prior to the relevant Settlement Date, the Exchange Price will remain unchanged.

(i) Sofern Anpassungen des Umtauschpreises nach mehr als einer der Vorschriften von § 10(a), (b),	(i) If adjustments of the Exchange Price are required under more than one of § 10(a), (b), (c), (d), (f)

(c), (d), (f) und/oder (g) durchzuführen sind, oder sofern die Berechnung einer Anpassung nach einer dieser Vorschriften auf der Grundlage von Marktwerten erfolgt, die aufgrund einer anderen dieser Vorschriften zuvor anzupassen sind:

and/or (g), or if the calculation of an adjustment under one of these provisions is based on market values which are required to be adjusted under another of these provisions beforehand, then such adjustment will be made:

(x)      wird, sofern der Stichtag für diese Anpassungen auf denselben Tag fällt, zuerst eine Anpassung nach § 10(a)(ii), zweitens nach § 10(d), drittens nach § 10(a)(i), viertens nach § 10(b), fünftens nach § 10(c), sechstens nach § 10(f), und schließlich nach § 10(g) durchgeführt, aber nur soweit die jeweilige Vorschrift nach Maßgabe ihrer Bestimmungen anwendbar ist; und

(x)     in the case of adjustments with the same Record Date by applying, first § 10(a)(ii), second § 10(d), third § 10(a)(i), fourth § 10(b), fifth § 10(c), sixth § 10(f) and finally § 10(g), but only to the extent each such provision is applicable in accordance with its terms; and

(y) werden in allen anderen Fällen die maßgeblichen Absätze gemäß der Folge ihrer Anpassungstage angewendet.	(y) in all other cases, by applying the relevant clauses in the sequence in which their Adjustment Dates occur.

Falls in einem der in diesem § 10(i) beschriebenen Fälle die Berechnung einer Anpassung gemäß einem der hier genannten Absätze der Anwendung eines anderen Absatzes nachfolgt, und falls die Berechnung der zweiten Anpassung oder einer folgenden Anpassung sich auf den Durchschnittlichen Marktpreis oder auf den Aktienkurs in einem Zeitraum vor dem Ex-Tag für eine Maßnahme bezieht, die nach dem zuerst anzuwendenden Absatz zu einer Anpassung führt, so wird der Durchschnittliche Marktpreis oder der Aktienkurs für diese Zeiträume zu dem Zwecke der Berechnung nachfolgender Anpassungen mit dem Faktor multipliziert, der bei der Multiplikation der vorangehenden Anpassung angewendet wurde. Falls der Verkaufsoptionswert oder ein Angemessener Marktwert unter Berücksichtigung des Werts der Aktie während dieses Zeitraums zu berechnen ist, setzt die Berechnungsstelle oder ein Unabhängiger Sachverständiger gegebenenfalls den Verkaufsoptionswert oder den maßgeblichen Angemessenen Marktwert auf Basis des entsprechend angepassten Werts der Aktie fest.

If in any of the cases referred to in this § 10(i), the calculation of an adjustment under one of the clauses above is made subsequent to the application of any of the other clauses, and if the calculation of the second or any subsequent adjustment refers to the Average Market Price or the Share Price in a period prior to the Ex-Date for a measure requiring adjustment in accordance with the clause which is to be applied first, the Average Market Price or the Share Price for those periods, for purposes of the calculation of the subsequent adjustments, will be multiplied by the factor used for the multiplication of the preceding adjustment. To the extent that the Put Option Value or a Fair Market Value is to be calculated in consideration of the value of the Share during such period, the Calculation Agent or an Independent Expert, as the case may be, will calculate the Put Option Value or the relevant Fair Market Value, where applicable, on the basis of the value of the Share so adjusted.

(j) Falls	(j) If

(x) die Emittentin feststellt, oder	(x) the Issuer determines, or

(y)     die Emittentin feststellt, dass die Zahlstelle Erklärungen von Anleihegläubigern erhalten hat, die zusammen Schuldverschreibungen mit einem Gesamtnennbetrag von insgesamt mindestens 10 % des Gesamtnennbetrags der zu diesem Zeitpunkt ausstehenden Schuldverschreibungen halten, in denen die Anleihegläubiger feststellen,

(y)     the Issuer determines that the Paying Agent has received notices from Bondholders holding Bonds in an aggregate principal amount of at least 10 per cent. of the aggregate principal amount of all Bonds then outstanding in which the Bondholders determine dass ein oder mehrere Ereignisse oder Umstände eingetreten sind, die außerhalb der Vorgaben von § 10(a) bis (g) eine Anpassung wegen Verwässerung notwendig machen (sofern nicht die Ereignisse oder Umstände ausdrücklich von der Anwendung der § 10(a) bis (g) ausgeschlossen wurden), wird die Emittentin auf eigene Kosten und in Abstimmung mit der Berechnungsstelle einen Unabhängigen Sachverständigen um eine umgehende Feststellung ersuchen, welche weitere Anpassung gegebenenfalls den Umständen entsprechend billig und angemessen ist und welcher Tag der Anpassungstag ist. Der Unabhängige Sachverständige wird gegebenenfalls die Anpassung bestimmen, die gemäß dessen Feststellung an dem Anpassungstag wirksam wird.

that another adjustment for dilution should be made as a result of one or more events or circumstances not referred to above in § 10(a) to (g) (except for events or circumstances that are specifically excluded from the operation of § 10(a) to (g)), the Issuer will, at its own expense and in consultation with the Calculation Agent, request an Independent Expert to determine as soon as practicable what further adjustment (if any) is fair and reasonable to take account thereof and the Adjustment Date. The Independent Expert will determine such adjustment (if any) which will take effect in accordance with such determination on the Adjustment Date.

Keine Anpassungen erfolgen im Hinblick auf die Ausgabe von Aktien, Aktienoptionen oder Wandelgenussrechten und/oder Aktienbeteiligungsprogramme und/oder ähnliche Programme für Mitglieder des Vorstands oder des Aufsichtsrats der Gesellschaft (oder, im Falle von verbundenen Unternehmen der Gesellschaft, für Mitglieder von deren jeweiligen Gremien bzw. Organe) und/oder für Mitarbeiter der Gesellschaft und/oder für Mitarbeiter von verbundenen Unternehmen der Gesellschaft.

No adjustments will be made in relation to the issuance of shares, stock options or convertible participation rights and/or stock ownership programmes and/or similar programmes for any members of the management board or supervisory board of the Company (or, in the case of affiliates of the Company, for any members of their respective corporate bodies or boards) and/or for employees of the Company and/or for employees of any of affiliates of the Company.

Keine Anpassungen erfolgen ferner im Zusammenhang mit der Ausgabe von Aktien oder von Sonstigen Wertpapieren, für die das Bezugsrecht der Aktionäre der Gesellschaft mittelbar (bedingtes Kapital) oder unmittelbar ausgeschlossen ist.

No adjustments will furthermore be made in relation to the issue of shares or Other Securities for which the subscription right of shareholders of the Company has been indirectly (conditional capital) or directly excluded.

(k) Anpassungen nach Maßgabe dieses § 10 werden zu Beginn des Anpassungstags wirksam.	(k) Adjustments in accordance with this § 10 will become effective as of the beginning of the Adjustment Date.

“Anpassungstag” bezeichnet:	“Adjustment Date” means:

(i)     im Falle einer Anpassung gemäß § 10(a)(i), § 10(b), § 10(c), § 10(d) oder § 10(g), den betreffenden Ex-Tag, frühestens jedoch den ersten Tag, an dem die betreffende Anpassung festgestellt werden kann;

(i)     in the case of an adjustment in accordance with § 10(a)(i), § 10(b), § 10(c), § 10(d) or § 10(g), the relevant Ex-Date or, if later, the first date on which such adjustment is capable of being determined;

(ii) im Falle einer Anpassung gemäß § 10(a)(ii), den von der Berechnungsstelle festgestellten Tag, an dem das die Anpassung auslösende Ereignis wirksam wird;	(ii) in the case of an adjustment in accordance with § 10(a)(ii), the date on which the relevant event triggering the adjustment becomes effective, as determined by the Calculation Agent;

(iii) im Falle einer Anpassung gemäß § 10(f), den Tag, an dem die Verschmelzung (§ 2 UmwG) oder eine Aufspaltung (§ 123 Absatz 1 UmwG) der Gesellschaft wirksam wird; oder	(iii) in the case of an adjustment in accordance with § 10(f), the date on which the merger (Verschmelzung, § 2 UmwG) or the split-up (Aufspaltung, § 123(1) UmwG) of the Company becomes effective; or

(iii) im Falle einer Anpassung gemäß § 10(j), den von dem Unabhängigen Sachverständigen festgelegten Tag, an dem die Anpassung wirksam wird.	(iii) in the case of an adjustment in accordance with § 10(j), the date on which such adjustment becomes effective, as determined by the Independent Expert.

Im Falle einer Schuldverschreibung, für die das Umtauschrecht ausgeübt wurde, werden keine Anpassungen nach Maßgabe dieses § 10 vorgenommen, sofern der Anpassungstag auf den betreffenden Liefertag fällt oder diesem nachfolgt.

In the case of any Bond in respect of which the Exchange Right has been exercised no adjustments in accordance with this § 10 will be made if the Adjustment Date falls on or after the relevant Settlement Date.

(l)     Anpassungen gemäß diesem § 10 werden durch die Berechnungsstelle (sofern nicht anderweitig geregelt) vorbehaltlich § 13(c) berechnet. Der gemäß diesem § 10 angepasste Umtauschpreis wird auf den nächsten € 0,0001 gerundet, wobei € 0,00005 aufgerundet wird.

(l)     Adjustments in accordance with this § 10 will be calculated by the Calculation Agent (unless otherwise specified), subject to § 13(c). The Exchange Price determined in accordance with this § 10 will be rounded to the nearest € 0.0001, with € 0.00005 being rounded upwards.

(m)    Wenn der Anpassungstag in Bezug auf eine Anpassung des Umtauschpreises gemäß diesem § 10 (dessen Stichtag vor dem betreffenden Liefertag liegt) nach dem Umtauschtag in Bezug auf eine Schuldverschreibung liegt, ist der anwendbare Umtauschpreis, der ausschließlich zur Bestimmung des Maßgeblichen Umtauschverhältnisses am jeweiligen Umtauschtag und in Bezug auf eine solche Schuldverschreibung (i) der gemäß diesem § 10

(m)     If the Adjustment Date in respect of any adjustment of the Exchange Price in accordance with this § 10 (the Record Date of which falls prior to the relevant Settlement Date) falls after the Exchange Date in respect of any Bond, notwithstanding anything to the contrary in these Terms and Conditions the applicable Exchange Price to be used solely for the purpose of determining the Relevant Exchange Ratio on the relevant Exchange Date and in respect of such in Bezug auf ein solches Anpassungsereignis angepasste Umtauschpreis oder (ii) der Umtauschpreis, der auf eine von einem unabhängigen Sachverständigen (vor dem betreffenden Liefertag) als angemessen festgelegte Weise angepasst wird, wenn der jeweilige Anpassungstag auf den Liefertag fällt oder diesem nachfolgt.

Bond shall be (i) the Exchange Price adjusted in accordance with this § 10 in respect of such Adjustment Event, or (ii) where such Adjustment Date falls on or after the Settlement Date, the Exchange Price adjusted in such manner as an Independent Expert shall determine (prior to such Settlement Date) to be appropriate.

(n) In diesen Emissionsbedingungen haben die folgenden Begriffe die ihnen nachfolgend zugewiesenen Bedeutungen:	(n) In these Terms and Conditions, the following terms will have the following meanings:

“Angemessener Marktwert” einer Dividende, eines Bezugsrechts oder einer sonstigen Ausschüttung, Zuteilung oder Gewährung von Wertpapieren (einschließlich Spaltungsaktien), Rechten oder sonstigen Vermögensgegenständen an einem FMV-Tag bezeichnet,
“Fair Market Value” of a dividend, a subscription right or any other distribution, allotment or grant of securities (including Spin-off Shares), rights or other assets, on any FMV Date, means,

(i)     falls die Gesellschaft an ihre Aktionäre eine Bardividende (mit Ausnahme einer Scrip-Dividende) zahlt oder einen sonstigen Geldbetrag ausschüttet, den Betrag der Bardividende bzw. den Betrag der sonstigen Ausschüttung in Geld je Aktie vor dem Abzug von Quellensteuer an diesem FMV-Tag, wie von der Berechnungsstelle festgestellt;

(i)     if the Company pays to its shareholders a Cash Dividend (other than a Scrip Dividend) or distributes any other cash amount, the amount of such Cash Dividend or the amount of such other distribution in cash per Share prior to deduction of any withholding tax on such FMV Date, as determined by the Calculation Agent;

(ii) im Falle einer Scrip-Dividende den höheren der folgenden, von der Berechnungsstelle bestimmten Beträge:	(ii) in the case of a Scrip Dividend, the greater, as determined by the Calculation Agent, of the following amounts:

(A) den Geldbetrag der Scrip-Dividende an diesem FMV-Tag; oder	(A) the cash amount of the Scrip Dividend on such FMV Date; and

(B) den Wert der von der Gesellschaft alternativ zu diesem Geldbetrag angebotenen Aktien oder sonstigen Wertpapiere, Rechte oder sonstigen Vermögensgegenstände. Dieser Wert entspricht	(B) the value of the Shares or other securities, rights or other assets offered by the Company as an alternative to such cash amount. Such value will be equal to,

(I) im Falle von Aktien	(I) in the case of Shares,

(1) dem gemäß der in der nachstehenden Ziffer (iii) enthaltenen Formel berechneten angemessenen Marktwert	(1) the fair market value of such Shares on such FMV Date as calculated pursuant to the formula in clause (iii) below, or der Aktien an diesem FMV-Tag, bzw.

(2)     wenn der Scrip-Feststellungstermin auf den Ex-Tag der Scrip-Dividende fällt oder diesem nachfolgt, dem Produkt aus der Anzahl der je existierender Aktie ausgeschütteten Aktien und dem rechnerischen Durchschnitt der täglichen Aktienkurse an jedem der letzten drei Handelstage, die an dem Handelstag (einschließlich) vor dem Scrip-Feststellungstermin enden (unter der Voraussetzung, dass falls die Aktie an einem oder mehreren Handelstagen “cum” der betreffenden Scrip-Dividende notiert, der tägliche Aktienkurs an jedem der betreffenden Handelstage um einen Betrag vermindert wird, der dem angemessenen Marktwert der Scrip-Dividende an deren Ex-Tag entspricht), und

(2)     if the Scrip Determination Date falls on or after the Ex-Date of the Scrip Dividend, the product of the number of Shares distributed per existing Share and the arithmetic average of the daily Share Prices as at each of the three Trading Days ending on and including the Trading Day prior to the Scrip Determination Date (provided that if the Share is quoted “cum” such Scrip Dividend on one or more of such Trading Days, the relevant daily Share Price as at each such Trading Day will be reduced by an amount equal to the fair market value of such Scrip Dividend on the Ex-Date of such Scrip Dividend), and

(II)    im Falle von sonstigen Wertpapieren, Rechten oder sonstigen Vermögensgegenständen dem gemäß der nachstehenden Ziffer (iv) bzw. der nachstehenden Ziffer (v) festgestellte angemessene Marktwert der sonstigen Wertpapiere, Rechte oder sonstigen Vermögensgegenstände an dem späteren der folgenden Tage: (1) dem Ex-Tag der Scrip-Dividende oder (2) dem Scrip-Feststellungstermin, wobei die

(II)     in the case of other securities, rights or other assets, the fair market value of such other securities, rights or other assets, as determined pursuant to clause (iv) below or, as the case may be, clause (v) below, on the later of the following days: (1) the Ex-Date of the Scrip Dividend and (2) the Scrip Determination Date, all as determined by the Calculation Agent;

Berechnungsstelle alle Feststellungen trifft;

(iii) im Falle von Aktien (für Zwecke von § 10(e)(i) oder der vorstehenden Ziffer (ii)(B)(I)(1)), den von der Berechnungsstelle gemäß der folgenden Formel berechneten Betrag:	(iii) in the case of Shares (for the purposes of § 10(e)(i) or clause (ii)(B)(I)(1) above), the amount calculated by the Calculation Agent in accordance with the following formula:

Dabei gilt Folgendes:	Where:

F = der Angemessene Marktwert an diesem FMV-Tag;	F = the Fair Market Value on such FMV Date;

M = der Durchschnittliche Marktpreis; und	M = the Average Market Price; and

N = die Anzahl der je existierender Aktie ausgeschütteten Aktien;	N = the number of Shares distributed per existing Share;

(iv)    im Falle einer sonstigen Ausschüttung, Zuteilung oder Gewährung von sonstigen Wertpapieren (einschließlich Spaltungsaktien), Rechten oder sonstigen Vermögensgegenständen, die an einer Wertpapierbörse oder einem Wertpapier-Markt mit adäquater Liquidität (wie durch die Berechnungsstelle festgelegt) öffentlich gehandelt werden, die Anzahl der je Aktie ausgeschütteten, zugeteilten oder gewährten sonstigen Wertpapiere, Rechte oder sonstigen Vermögensgegenstände multipliziert mit dem rechnerischen Durchschnitt der täglichen Wertpapierkurse für das betreffende Wertpapier, das betreffende Recht oder den betreffenden sonstigen Vermögensgegenstand an den fünf Handelstagen (oder gegebenenfalls in einem kürzeren Zeitraum, innerhalb dessen die betreffenden Wertpapiere, Rechte oder sonstigen Vermögensgegenstände öffentlich gehandelt werden), die an dem betreffenden FMV-Tag (frühestens jedoch an dem Angepassten FMV-Tag) beginnen, wie durch die Berechnungsstelle berechnet; bzw.

(iv)    in the case of any other distribution, allotment or grant of other securities (including Spin-off Shares), rights or other assets which are publicly traded on a stock exchange or securities market of adequate liquidity (as determined by the Calculation Agent), the number of such other securities, rights or other assets distributed, allotted or granted per Share multiplied by the arithmetic average of the daily Security Prices of such security, right or other asset on the five Trading Days (or such shorter period as such securities, rights or other assets are publicly traded) beginning on such FMV Date (or, if later, the Adjusted FMV Date), as calculated by the Calculation Agent; or

(v) im Falle einer sonstigen Ausschüttung, Zuteilung oder Gewährung von sonstigen Wertpapieren (einschließlich Spaltungsaktien), Rechten oder sonstigen	(v) in the case of any other distribution, allotment or grant of other securities (including Spin-off Shares), rights or other assets which are not publicly traded on a

Vermögensgegenständen, die nicht an einer Wertpapierbörse oder einem Wertpapier-Markt mit adäquater Liquidität öffentlich gehandelt werden, den von einem Unabhängigen Sachverständigen festgelegten angemessenen Marktwert an diesem FMV-Tag der je Aktie ausgeschütteten, zugeteilten oder gewährten sonstigen Wertpapiere, Rechte oder sonstigen Vermögensgegenstände, stock exchange or securities market of adequate liquidity, the fair market value on such FMV Date of such other securities, rights or other assets distributed, allotted or granted per Share, as determined by an Independent Expert,

jeweils (sofern erforderlich) umgerechnet in EUR mit dem an dem betreffenden FMV-Tag (bzw., soweit anwendbar, an dem betreffenden Angepassten FMV-Tag) geltenden Maßgeblichen Wechselkurs.	in each case converted (if necessary) into EUR at the Relevant FX Rate in effect on the relevant FMV Date (or the relevant Adjusted FMV Date, if applicable).

Dabei gilt Folgendes:	Where:

“Angepasster FMV-Tag” bezeichnet den ersten Handelstag, an dem die betreffenden Wertpapiere, Rechte oder sonstigen Vermögensgegenstände öffentlich gehandelt werden.	“Adjusted FMV Date” means the first such Trading Day on which the relevant securities, rights or other assets are publicly traded.

“FMV-Tag” bezeichnet jeden Tag, für den ein Angemessener Marktwert eines Wertpapiers, Rechts oder sonstigen Vermögensgegenstands bestimmt wird.	“FMV Date” means any date for which the Fair Market Value of any security, right or other asset is being determined.

“Scrip-Feststellungstermin” für eine Scrip-Dividende bezeichnet den späteren der folgenden Tage: (i) den letzten Tag, an dem ein Aktionär der Gesellschaft das in der Definition des Begriffs “Scrip-Dividende” beschriebene Wahlrecht ausüben kann, oder (ii) den Tag an dem die Anzahl der je existierender Aktie ausgeschütteten Aktien oder anderen Wertpapiere, Rechte oder sonstigen Vermögensgegenstände festgestellt wird.

“Scrip Determination Date” means, in respect of a Scrip Dividend, the later of the following days: (i) the last date on which a shareholder of the Company can make such election as is referred to in the definition of “Scrip Dividend”, and (ii) the date on which the number of Shares or other securities, rights or other assets granted per existing Share is determined.

“Bardividende” bezeichnet jede von der Gesellschaft in Geld gezahlte Dividende oder in Geld gezahlte anderweitige Ausschüttung je Aktie vor dem Abzug von Quellensteuer und schließt die folgenden Ausschüttungen ein:
“Cash Dividend” means any cash dividend or other cash distribution paid by the Company per Share prior to deduction of any withholding tax and includes the following distributions:

(i) jede Abschlagszahlung auf den Bilanzgewinn;	(i) any payment in cash on account of the balance sheet profit;

(ii) jeden Geldbetrag, den die Gesellschaft an ihre Aktionäre im Zuge einer	(ii) any cash amount distributed by the Company to its shareholders upon a capital

Kapitalherabsetzung zwecks Rückzahlung von Teilen des Grundkapitals oder beim Erwerb oder Kauf eigener Aktien ausschüttet (in diesem Falle stellt der betreffende Geldbetrag für Zwecke dieser Definition die Bardividende dar).

decrease for the purpose of repaying parts of the share capital or for the purchase or acquisition of own shares (in which case the relevant cash amount will constitute the Cash Dividend for purposes of this definition).

Wenn die Gesellschaft ihren Aktionären eine Option einräumt, Bardividenden in Form von Aktien oder anderen Wertpapieren, Rechten oder sonstigen Vermögensgegenständen anstelle des entsprechenden Geldbetrags ausgeschüttet zu bekommen (wobei die Bardividende, die Gegenstand einer solchen Option ist, als “Scrip-Dividende” bezeichnet wird), gilt eine solche Scrip-Dividende als Bardividende in einer Höhe, die entsprechend Ziffer (ii) der Definition des “Angemessenen Marktwertes” bestimmt wird.

If the Company grants to its shareholders an option to receive any Cash Dividend distributed in the form of Shares or other securities, rights or other assets in lieu of the cash amount thereof (the cash dividend subject to such option, a “Scrip Dividend”), then such Scrip Dividend will be deemed to be a Cash Dividend in an amount determined in accordance with clause (ii) of the definition of the term “Fair Market Value”.

“Durchschnittlicher Marktpreis” bezeichnet den rechnerischen Durchschnitt der täglichen Aktienkurse an jedem der letzten drei Handelstage vor dem Ex-Tag, wie von der Berechnungsstelle berechnet.	“Average Market Price” means the arithmetic average of the daily Share Prices as at each of the last three Trading Days before the Ex-Date, as calculated by the Calculation Agent.

“Ex-Tag” bezeichnet jeweils den ersten Handelstag, an dem die Aktie “ex Dividende” bzw. “ex Bezugsrecht” oder “ex” sonstige Ausschüttung, Zuteilung oder Gewährung von Wertpapieren, Rechten oder sonstigen Vermögensgegenständen gehandelt wird.
“Ex-Date” means the first Trading Day on which the Share is traded “ex dividend” or “ex subscription right” or “ex” any other distribution, allotment or grant of securities, rights or other assets.

“Spaltungsaktien” bezeichnet die Aktien an dem übernehmenden Rechtsträger bzw. den übernehmenden Rechtsträgern, die ein Aktionär der Gesellschaft im Zuge der Abspaltung (§ 123 Absatz 2 UmwG) zu erhalten berechtigt ist.
“Spin-off Shares” means the shares in the acquiring entity (or acquiring entities) which a shareholder of the Company is entitled to receive in the course of the spin-off (§ 123(2) UmwG).

“Stichtag” bezeichnet den relevanten Zeitpunkt für die Bestimmung der Berechtigung der Aktionäre der Gesellschaft, Wertpapiere, Rechte, Bezugsrechte, Options- oder Wandlungsrechte, eine Dividende, eine Ausschüttung oder Spaltungsaktien oder sonstige Rechte zu erhalten (oder einen vergleichbaren, von der Berechnungsstelle (vorausgesetzt, die Berechnungsstelle stellt in eigenem Ermessen fest, dass sie in der Lage ist, in ihrer Eigenschaft als Berechnungsstelle eine solche Bestimmung vorzunehmen) oder von einem Unabhängigen

“Record Date” means the relevant time for the determination of the entitlement of shareholders of the Company to receive securities, rights, subscription rights, option or conversion rights, a dividend, a distribution or Spin-off Shares or other entitlement (or any other equivalent time in respect of the relevant circumstances as determined by the Calculation Agent (provided that the Calculation Agent determines, in its sole discretion, that it is capable, acting in such Calculation Agent capacity, of performing such determination) or an Independent Expert).

Sachverständigen für die betreffenden Umstände festgelegten Zeitpunkt).

“Verkaufsoptionswert” (berechnet je Aktie und (sofern erforderlich) umgerechnet in EUR mit dem an dem betreffenden Ex-Tag geltenden Maßgeblichen Wechselkurs) bezeichnet:	“Put Option Value” means (calculated on a per Share basis, and converted (if necessary) into EUR at the Relevant FX Rate in effect on the Ex-Date):

(i) den von der EUREX auf Basis der Marktlage an dem letzten Handelstag vor Beginn des Verkaufsoptionshandels ermittelten Wert der Verkaufsoption; oder	(i) the value of the put option, as determined by EUREX on the basis of the market situation prevailing as at the Trading Day before the put option commences to be traded; or

(ii)    falls ein solcher Wert (weil Optionen auf die Aktien an der EUREX nicht gehandelt werden oder aus sonstigen Gründen) von der EUREX nicht bekannt gegeben wird, den Schlusskurs des Rechts zum Verkauf von Aktien an dem Relevanten Markt an dem Ex-Tag; oder

(ii)    if such value is not published by EUREX (because options on the Shares are not traded on EUREX or for any other reason), the closing price of the right to sell Shares on the Relevant Market on the Ex-Date; or

(iii)   falls ein solcher Schlusskurs nicht feststellbar ist, den Wert der Verkaufsoption an dem Ex-Tag, der von einem Unabhängigen Sachverständigen unter Berücksichtigung der Marktlage während des Zeitraums, in dem die maßgeblichen Verkaufsoptionen gehandelt werden, bestimmt wird.

(iii)   if such closing price is not available, the value of the put option on the Ex-Date which will be determined by an Independent Expert taking into account the prevailing market conditions during the period in which the relevant put options are traded.

“Wertpapierkurs” an einem Handelstag bezeichnet	“Security Price” on any Trading Day means

(i) den volumengewichteten durchschnittlichen Kurs des betreffenden Wertpapiers, Rechts oder sonstigen Vermögensgegenstands an dem Relevanten Markt an dem betreffenden Handelstag, wie er	(i) the volume-weighted average price of the relevant security, right or other asset on the Relevant Market on the relevant Trading Day

(A)     auf der Bloomberg Bildschirmseite HP (Einstellung “Weighted Average Line”) für das betreffende Wertpapier, das betreffende Recht oder den betreffenden sonstigen Vermögensgegenstand im Hinblick auf den Relevanten Markt und den betreffenden Handelstag in dem Bloomberg Informationssystem (oder auf einer Nachfolgeseite bzw. unter einer Nachfolge-Einstellung) angezeigt wird, bzw.

(A)     appearing on the Bloomberg screen page HP (setting “Weighted Average Line”) for such security, right or other asset in respect of the Relevant Market and the relevant Trading Day on the Bloomberg information system (or any successor screen page or setting), or

(B)     wenn kein solcher volumengewichteter durchschnittlicher Kurs des betreffenden Wertpapiers, Rechts oder sonstigen Vermögensgegenstands in dem Bloomberg Informationssystem erhältlich ist, den volumengewichteten durchschnittlichen Kurs des betreffenden Wertpapiers, Rechts oder sonstigen Vermögensgegenstands an dem Relevanten Markt an dem betreffenden Handelstag, wie er von dem Relevanten Markt (oder einer anderen von einem Unabhängigen Sachverständigen festgelegten adäquaten Quelle) hergeleitet wird, bzw.

(B)     if no such volume-weighted average price of the security, right or other asset is available as aforesaid from the Bloomberg information system, the volume-weighted average price of the security, right or other asset on the Relevant Market on the relevant Trading Day as derived from the Relevant Market (or other appropriate source as determined by an Independent Expert), or

(ii)     wenn kein solcher volumengewichteter durchschnittlicher Kurs des betreffenden Wertpapiers, Rechts oder sonstigen Vermögensgegenstands erhältlich ist, den offiziellen Schlusskurs des betreffenden Wertpapiers, Rechts oder sonstigen Vermögensgegenstands an dem Relevanten Markt an dem betreffenden Handelstag, bzw.

(ii)     if no such volume-weighted average price of the security, right or other asset is available, the official closing price of the security, right or other asset as reported on the Relevant Market on the relevant Trading Day, or

(iii)   wenn kein solcher offizieller Schlusskurs des betreffenden Wertpapiers, Rechts oder sonstigen Vermögensgegenstands an dem Relevanten Markt an dem betreffenden Handelstag veröffentlicht wird, den letzten veröffentlichten Kurs des betreffenden Wertpapiers, Rechts oder sonstigen Vermögensgegenstands an dem Relevanten Markt an dem betreffenden Handelstag, bzw.

(iii)   if no such official closing price of the security, right or other asset is reported on the Relevant Market on the relevant Trading Day, the last reported official quotation of the security, right or other asset on the Relevant Market, on the relevant Trading Day, or

(iv)   wenn keine solchen Notierungen oder Preise erhältlich sind, wird ein Unabhängiger Sachverständiger den Wertpapierkurs auf der Basis solcher Notierungen oder anderer Informationen festlegen, die dieser Unabhängige Sachverständige für erforderlich und angemessen hält; diese Festlegung ist abschließend. Falls die Feststellung des

(iv)   if no such quotations or prices are available, an Independent Expert will determine the Security Price on the basis of such quotations or other information as such Independent Expert considers necessary and appropriate; any such determination will be conclusive. Any reference in these Terms and Conditions to the Security Price will include, if the determination of the

Wertpapierkurses aufgegeben wird, schließt eine Bezugnahme auf den Wertpapierkurs in diesen Emissionsbedingungen die Bezugnahme auf einen Kurs, der den Wertpapierkurs (x) kraft Gesetzes oder (y) aufgrund einer allgemein akzeptierten Marktpraxis ersetzt, ein.
Security Price is discontinued, a reference to a quotation which replaces the Security Price (x) by operation of law or (y) on the basis of generally accepted market practice.

(o) Die Emittentin wird eine Anpassung des Umtauschpreises und/oder jede andere Anpassung der Bedingungen des Umtauschrechts so bald wie möglich gemäß § 14 mitteilen.	(o) The Issuer will give notice in accordance with § 14 of an adjustment to the Exchange Price and/or any other adjustment to the terms of the Exchange Right as soon as practicable.

(p)     Bei der Berechnung oder Festlegung eines Aktienkurses, eines Wertpapierkurses, eines Angemessenen Marktwerts oder eines Durchschnittlichen Marktpreises werden gegebenenfalls diejenigen Anpassungen vorgenommen, die die Berechnungsstelle (vorausgesetzt, die Berechnungsstelle stellt in eigenem Ermessen fest, dass sie in der Lage ist, in ihrer Eigenschaft als Berechnungsstelle eine solche Anpassung vorzunehmen) oder ein Unabhängiger Sachverständiger für erforderlich und angemessen hält, um einer Ausgabe von Aktien im Zuge von Kapitalerhöhungen durch Umwandlung der Kapitalrücklage oder Gewinnrücklagen (§ 10(a)(i)), einem Aktiensplit, einem umgekehrten Aktiensplit oder einer Zusammenlegung von Aktien (§ 10(a)(ii)), einer Aktienausgabe im Rahmen einer Kapitalerhöhung mit Bezugsrecht (§ 10(b)), einer Bezugsrechtsemission bezüglich Sonstiger Wertpapiere (§ 10(c)) oder einem ähnlichen Ereignis Rechnung zu tragen, oder um einer Ausschüttung oder einer sonstigen Berechtigung Rechnung zu tragen (soweit dies der Unabhängige Sachverständige für erforderlich und angemessen hält), für die die Aktie an dem betreffenden Tag oder in dem betreffenden Zeitraum “cum” oder “ex” notiert.

(p)     In making any calculation or determination of a Share Price, a Security Price, a Fair Market Value or an Average Market Price, adjustments (if any) will be made as the Calculation Agent (provided that the Calculation Agent determines, in its sole discretion, that it is capable, acting in such Calculation Agent capacity, of performing such adjustment) or as an Independent Expert considers necessary and appropriate to reflect any issue of Shares as a result of a share capital increase from the conversion of the capital reserve or retained earnings (§ 10(a)(i)), any share split/reverse share split or combining of shares (§ 10(a)(ii)), any issue of shares as a result of a share capital increase with subscription rights (§ 10(b)), any issue of Other Securities with subscription rights (§ 10(c)) or any similar event, or to take account (to the extent as such Independent Expert considers necessary and appropriate) of any distribution or other entitlement in respect of which the Share is quoted “cum” or “ex” on the relevant day or during part or all of the relevant period.

§ 11 Schutz bei Übernahmeangebot	§ 11 Take-over Protection

(a) Im Falle der Veröffentlichung eines Übernahmeangebots, wird die Emittentin, unverzüglich nachdem sie Kenntnis von dem	(a) In the event of the publication of a Take-over Offer, the Issuer will as soon as practicable after becoming aware of the Take-over Offer publish

Übernahmeangebot erlangt, hat diese Tatsache gemäß § 14 bekannt machen.	this fact by way of a notice in accordance with § 14.

(b)     Die Emittentin hat freies Ermessen hinsichtlich der Annahme oder der Ablehnung eines Übernahmeangebots. Im Falle von mehreren gleichzeitigen Übernahmeangeboten kann die Emittentin jedes oder keines dieser Übernahmeangebote annehmen.

(b)     The Issuer will have absolute discretion to accept or reject a Take-over Offer. In the event of two or more simultaneous Take-over Offers, the Issuer may accept any or none of such Take-over Offers.

(c)    Wenn die Emittentin gemäß § 14 bekannt gemacht hat, dass sie ein Übernahmeangebot annehmen wird, ist das Umtauschrecht ab dem Tag der Veröffentlichung dieser Bekanntmachung (einschließlich) bis zum Vollzugstag (einschließlich) ausgeschlossen.

(c)      If the Issuer has published a notice pursuant to § 14 that it will accept a Take-over Offer, the Exchange Right shall be suspended from and including the date of the publication of such notice to and including the Offer Settlement Date.

(d) Sofern die Emittentin ein Übernahmeangebot hinsichtlich der Aktien angenommen hat, gelten mit Wirksamkeit ab dem auf den Vollzugstag folgenden Tag die folgenden Vorschriften:	(d) If the Issuer has accepted a Take-over Offer for the Shares, the following provisions will apply with effect from the day immediately following the Offer Settlement Date:

(i)    In dem Zeitraum ab dem auf den Vollzugstag folgenden Tag (einschließlich) bis zum Umtauschzeitraum-Ablauftag bezieht sich das Umtauschrecht nach Maßgabe von § 8 auf die von der Emittentin am Vollzugstag vom Bieter erhaltene Gegenleistung. In Abhängigkeit von der erhaltenen Gegenleistung gelten die folgenden Vorschriften:

(i)       During the period from and including the day immediately following the Offer Settlement Date to and including the Exchange Period Expiry Date, the Exchange Right in accordance with § 8 refers to the offer consideration received by the Issuer from the Bidder on the Offer Settlement Date. Depending on the offer consideration received the following provisions will apply:

(A) Ausschließliches Vermögensangebot	(A) All Property Offer

Im Falle eines Ausschließlichen Vermögensangebots hat ein Anleihegläubiger bei Ausübung des Umtauschrechts (vorbehaltlich der Ausübung der Barausgleichsoption durch die Emittentin) je Schuldverschreibung Anspruch auf einen Betrag des Angebotenen Vermögens (wie unten definiert), der für Zwecke dieses § 11(d)(i)(A) berechnet wird, indem der Festgelegte Nennbetrag durch den gemäß der nachstehenden Formel angepassten Umtauschpreis geteilt wird, und im Anschluss daran beziehen sich diese

In the event of an All Property Offer a Bondholder will thereafter, upon exercise of the Exchange Right (subject to the right of the Issuer to make a Cash Alternative Election), be entitled to receive per Bond an amount of Offered Property (as defined below) determined, for purposes of this § 11(d)(i)(A), by dividing the Principal Amount by the adjusted Exchange Price as calculated pursuant to the following formula and thereafter these Terms and Conditions will apply to the Offered Property as well:

Emissionsbedingungen auch auf das Angebotene Vermögen:

Dabei gilt Folgendes:	Where:

EPa = der angepasste Umtauschpreis;	EPa = the adjusted Exchange Price;

EP = der Umtauschpreis am Stichtag;	EP = the Exchange Price on the Record Date;

OP = das Angebotene Vermögen.	OP = the Offered Property.

(B) Ausschließliches Barangebot	(B) All Cash Offer

Im Falle eines Ausschließlichen Barangebots ist die Emittentin bei Ausübung des Umtauschrechts verpflichtet, folgende Beträge je Schuldverschreibung an den Anleihegläubiger über die Umtauschstelle an dem betreffenden Vorgesehenen Liefertag zu zahlen:

In the event of an All Cash Offer the Issuer will, upon exercise of the Exchange Right, be required to pay to the Bondholder via the Exchange Agent the following amounts per Bond on the relevant Scheduled Settlement Date:

(I) den Teilrückzahlungsbetrag; und	(I) the Partial Redemption Amount; and

(II) den Prämienausgleichsbetrag.	(II) the Premium Compensation Amount.

(C) Teilweises Barangebot	(C) Partial Cash Offer

Im Falle eines Teilweisen Barangebots ist die Emittentin bei Ausübung des Umtauschrechts verpflichtet, folgende Beträge je Schuldverschreibung an den Anleihegläubiger über die Umtauschstelle an dem betreffenden Vorgesehenen Liefertag zu zahlen bzw. zu liefern:

In the event of a Partial Cash Offer the Issuer will, upon exercise of the Exchange Right, be required to pay and deliver to the Bondholder via the Exchange Agent the following amount per Bond on the relevant Scheduled Settlement Date:

(I) den Teilrückzahlungsbetrag;	(I) the Partial Redemption Amount;

(II) den nach § 11(d)(i)(A) berechneten Betrag des Angebotenen Vermögens; und	(II) the amount of Offered Property calculated in accordance with § 11(d)(i)(A); and

(III) den Prämienausgleichsbetrag.	(III) the Premium Compensation Amount.

(ii) Anpassungen und Berechnungen nach den vorstehenden Bestimmungen durch die	(ii) Adjustments and calculations performed by the Calculation Agent in accordance with

Berechnungsstelle sind (sofern nicht ein offensichtlicher Fehler vorliegt) für alle Beteiligten verbindlich. Der Umtauschpreis, berechnet in Übereinstimmung mit den vorstehenden Bestimmungen, wird gerundet auf vier Dezimalstellen, wobei ab € 0,00005 aufgerundet wird.

the foregoing provisions will be (in the absence of manifest error) binding on all parties concerned. The Exchange Price determined in accordance with the preceding provisions will be rounded to four decimals, with € 0.00005 being rounded upwards.

(e) In diesem § 11 bezeichnet:	(e) In this § 11:

“Anfänglicher Annahmezeitraum” bedeutet die vom Bieter zuerst veröffentlichte Zeitspanne, innerhalb derer ein Aktionär der Gesellschaft gemäß den Regelungen des Übernahmeangebots das Angebot annehmen kann (unter Ausschluss etwaiger Verlängerungen dieser Frist und einer etwaigen weiteren Annahmefrist gemäß oder nach Maßgabe anwendbarer Gesetze und Bestimmungen).

“Initial Acceptance Period” means the period first published by the Bidder during which a shareholder of the Company could accept the Take-over Offer according to its rules (excluding any extensions of this period, if any, and any additional acceptance period pursuant to, or in accordance with, applicable laws and regulations).

“Angebotener Geldbetrag” ist der Geldbetrag, den die Emittentin in EUR für jede Aktie gemäß dem Übernahmeangebot erhält.	“Offered Cash Amount” means the cash amount received by the Issuer for each Share in EUR pursuant to the Take-over Offer.

“Angebotenes Vermögen” sind die Anzahl Börsennotierter Wertpapiere, welche die Emittentin für jede Aktie gemäß dem Übernahmeangebot erhält.	“Offered Property” means the number of Listed Securities received by the Issuer as consideration for each Share pursuant to the Take-over Offer.

“Annahmetag” ist der letzte Tag des Anfänglichen Zeitraums bzw. der letzte Tag einer etwaigen letztmaligen Verlängerung des Anfänglichen Zeitraums.	“Acceptance Date” means the last day of the Initial Acceptance Period, or the last day of the last extension of the Initial Acceptance Period, as the case may be.

“Ausschließliches Barangebot” ist ein Übernahmeangebot, bei dem die Emittentin ausschließlich einen Angebotenen Geldbetrag als Gegenleistung für die Aktien erhält.	“All Cash Offer” means a Take-over Offer where the Issuer receives exclusively an Offered Cash Amount in consideration of the Shares.

“Ausschließliches Vermögensangebot” ist ein Übernahmeangebot, bei dem die Emittentin ausschließlich Börsennotierte Wertpapiere als Gegenleistung für die Aktien erhält.	“All Property Offer” means a Take-over Offer where the Issuer receives exclusively Listed Securities in consideration of the Shares.

“Bieter” ist die Person, die das Übernahmeangebot macht.	“Bidder” is the person making the Take-over Offer.

“Börsennotierte Wertpapiere” sind alle zu einem organisierten Markt eines Mitgliedstaates der OECD zugelassenen Wertpapiere.	“Listed Securities” means all securities that are admitted for trading on a regulated market of a member state of the OECD.

“Prämienausgleichsbetrag” bezeichnet einen Betrag je Schuldverschreibung in EUR (gerundet auf den nächsten vollen Cent, wobei ab € 0,005	“Premium Compensation Amount” means an amount per Bond in EUR (rounded to the nearest full cent with € 0.005 being rounded upwards)

aufgerundet wird), der sich nach folgender Formel berechnet:	calculated in accordance with the following formula:

Dabei gilt Folgendes:	Where:

PC = Prämienausgleichsbetrag;	PC = Premium Compensation Amount;

K = der niedrigere Betrag von	K = the lesser of

PA= € [●];	PA= € [●];

IP = € [●];	IP = € [●];

CB = der Angebotene Barbetrag;	CB = the Offered Cash Amount;

CS = der Faire Marktwert des Angebotenen Vermögens am Annahmetag (im Falle eines Ausschließlichen Barangebots ist CS gleich Null);	CS = the Fair Market Value of the Offered Property on the Acceptance Date (in the case of an All Cash Offer, CS being equal to zero);

MP = der Umtauschwert je Schuldverschreibung am Annahmetag;	MP = Exchange Value per Bond on the Acceptance Date;

c = die Anzahl von Tagen ab dem Tag der Begebung der Schuldverschreibungen (einschließlich) bis zum Endfälligkeitstag (ausschließlich); und	c = the number of days from and including the date of issue of the Bonds to but excluding the Maturity Date; and

t = die Anzahl von Tagen ab dem Annahmetag (einschließlich) bis zum Endfälligkeitstag (ausschließlich) (oder Null, wenn der Annahmetag nach diesem Tag eintritt).	t = the number of days from and including the Acceptance Date to but excluding the Maturity Date (which shall be zero if the Acceptance Date occurs after such date).

Falls Zweifel bezüglich der Berechnung des Prämienausgleichsbetrags durch die Berechnungsstelle aufkommen, wird ein Unabhängiger Sachverständiger den Prämienausgleichsbetrag auf der Basis solcher Notierungen oder anderer Informationen festlegen, die dieser Unabhängige Sachverständige für maßgeblich hält; diese Festlegung ist abschließend.

If any doubt shall arise as to the calculation by the Calculation Agent of the Premium Compensation Amount, an Independent Expert will determine the Premium Compensation Amount on the basis of such quotations or other information as such Independent Expert considers appropriate; any such determination will be conclusive.

“Teilrückzahlungsbetrag” bezeichnet einen Betrag je Schuldverschreibung in EUR (gerundet auf den nächsten vollen Cent, wobei ab € 0,005	“Partial Redemption Amount” is an amount per Bond in EUR (rounded to the nearest full cent with € 0.005 being rounded upwards) equal to the

aufgerundet wird), der dem Angebotenen Geldbetrag multipliziert mit dem Festgelegten Nennbetrag geteilt durch den am Annahmetag geltenden Umtauschpreis entspricht.	Offered Cash Amount multiplied by the Principal Amount divided by the Exchange Price in effect on the Acceptance Date.

“Teilweises Barangebot” ist ein Übernahmeangebot, bei dem die Emittentin sowohl einen Angebotenen Geldbetrag als auch Angebotenes Vermögen als Gegenleistung für die Aktien erhalten hat.	“Partial Cash Offer” means a Take-over Offer under which the Issuer received both an Offered Cash Amount and Offered Property in consideration of the Shares.

“Übernahmeangebot” ist jedes freiwillige oder obligatorische Übernahmeangebot für Aktien der Gesellschaft, unabhängig davon, ob nach dem WpÜG, nach einem sonstigen anwendbaren Übernahmegesetz oder auf sonstige Art und Weise, das von einem Dritten an die Aktionäre der Gesellschaft gerichtet ist (inklusive von Aktionären der Gesellschaft).

“Take-over Offer” means any voluntary or mandatory tender offer for Shares of the Company, whether according to the WpÜG according to any other applicable take-over law, or otherwise, which is addressed to shareholders of the Company by any third-party (including shareholders of the Company).

“Umtauschwert” bezeichnet einen Betrag je Schuldverschreibung in EUR, der dem Aktienkurs am Annahmetag multipliziert mit dem Festgelegten Nennbetrag geteilt durch den am Annahmetag geltenden Umtauschpreis (ohne Rundung) entspricht.

“Exchange Value” is an amount per Bond in EUR equal to the Share Price on the Acceptance Date multiplied by the Principal Amount divided by the Exchange Price in effect on the Acceptance Date (without rounding).

“Vollzugstag” ist der Tag, an dem die von der Emittentin gehaltenen Aktien von dem Bieter gegen Leistung der versprochenen Gegenleistung gemäß dem Übernahmeangebot dinglich erworben wurden.	“Offer Settlement Date” means the day on which the Shares held by the Issuer are acquired by the Bidder in return for the promised consideration pursuant to the Take-over Offer.

§ 12 Kündigungsrechte der Anleihegläubiger	§ 12 Termination Rights of the Bondholders

(a)     Jeder Anleihegläubiger ist berechtigt, seine Schuldverschreibungen zu kündigen und deren sofortige Rückzahlung zu ihrem Festgelegten Nennbetrag zu verlangen, falls eines der folgenden Ereignisse (jeweils ein “Kündigungsgrund”) eintritt:
(a) Each Bondholder will be entitled to declare their Bonds due and demand immediate redemption thereof at the Principal Amount if any of the following events (each an “Event of Default”) occurs:

(i) die Emittentin auf die Schuldverschreibungen Kapital nicht innerhalb von 30 Tagen nach dem betreffenden Fälligkeitstag zahlt; oder	(i) the Issuer fails to pay principal due under the Bonds within 30 days from the relevant due date, or;

(ii) die Emittentin die ordnungsgemäße Erfüllung irgendeiner anderen wesentlichen Verpflichtung aus den Schuldverschreibungen unterlässt und die Unterlassung jeweils länger als 60 Tage	(ii) the Issuer fails to duly perform any other material obligation arising from the Bonds and such failure continues unremedied for more than 60 days after the Paying Agent

fortdauert, nachdem die Zahlstelle eine Aufforderung von dem Anleihegläubiger erhalten hat, die Verpflichtung zu erfüllen; oder	has received a request thereof from a Bondholder to perform such obligation; or

(iii)   eine Kapitalmarktverbindlichkeit der Emittentin oder einer Wesentlichen Tochtergesellschaft vorzeitig zahlbar wird aufgrund einer Pflichtverletzung aus dem dieser Kapitalmarktverbindlichkeit zugrunde liegenden Vertrag oder die Emittentin oder eine Wesentliche Tochtergesellschaft eine Zahlungsverpflichtung in Höhe oder im Gegenwert von mehr als EUR 75.000.000 aus einer Kapitalmarktverbindlichkeit oder aufgrund einer Bürgschaft oder Garantie, die für Kapitalmarktverbindlichkeiten Dritter gegeben wurde, nicht innerhalb von 30 Tagen nach ihrer Fälligkeit bzw. im Fall einer Bürgschaft oder Garantie nicht innerhalb von 30 Tagen nach Inanspruchnahme aus dieser Bürgschaft oder Garantie erfüllt, es sei denn, die Emittentin oder die betreffende Wesentliche Tochtergesellschaft bestreitet in gutem Glauben, dass diese Zahlungsverpflichtung besteht oder fällig ist bzw. diese Bürgschaft oder Garantie berechtigterweise geltend gemacht wird, oder falls eine für solche Verbindlichkeiten bestellte Sicherheit für die oder von den daraus berechtigten Gläubiger(n) in Anspruch genommen wird; oder

(iii)   any Capital Market Indebtedness of the Issuer or any Material Subsidiary becomes prematurely repayable as a result of a default in respect of the terms thereof, or the Issuer or any Material Subsidiary fails to fulfil any payment obligation in excess of EUR 75,000,000 or the equivalent thereof under any Capital Market Indebtedness or under any guarantees or suretyships given for any Capital Market Indebtedness of others within 30 days from its due date or, in the case of such guarantee or suretyship, within 30 days of such guarantee or suretyship being invoked, unless the Issuer or the relevant Material Subsidiary contests in good faith that such payment obligation exists or is due or that such guarantee or suretyship has been validly invoked or if a security granted therefor is enforced on behalf of or by the creditor(s) entitled thereto; or

(iv) die Emittentin oder eine Wesentliche Tochtergesellschaft gibt ihre Zahlungsunfähigkeit bekannt oder stellt ihre Zahlungen ein; oder	(iv) the Issuer or any Material Subsidiary announces its inability to meet its financial obligations or ceases its payments generally; or

(v)      ein Gericht ein Insolvenzverfahren gegen die Emittentin eröffnet, und ein solches Verfahren eingeleitet und nicht innerhalb von 90 Tagen aufgehoben oder ausgesetzt worden ist, oder die Emittentin die Eröffnung eines solchen Verfahrens beantragt oder einleitet; oder

(v)     a court opens insolvency proceedings against the Issuer and such proceedings are instituted and have not been discharged or stayed within 90 days, or the Issuer applies for or institutes such proceedings; or

(vi) die Emittentin in Liquidation tritt, es sei denn, dies geschieht im Zusammenhang mit einer Verschmelzung oder einer anderen Form des Zusammenschlusses mit	(vi) the Issuer enters into liquidation unless this is done in connection with a merger or other form of combination with another company and such company assumes all obligations

einer anderen Gesellschaft und die andere oder neue Gesellschaft übernimmt alle Verpflichtungen, die die Emittentin im Zusammenhang mit den Schuldverschreibungen eingegangen ist.	contracted by the Issuer in connection with the Bonds.

Das Kündigungsrecht erlischt, falls der Kündigungsgrund vor Ausübung des Rechts geheilt wurde. Vorbehaltlich anwendbaren zwingenden Rechts berechtigen andere Ereignisse oder Umstände als die in § 12(a) genannten den Anleihegläubiger nicht dazu, seine Schuldverschreibungen vorzeitig zur Rückzahlung fällig zu stellen, es sei denn, dies ist ausdrücklich in diesen Emissionsbedingungen bestimmt.

The right to declare Bonds due shall terminate if the situation giving rise to it has been cured before the right is exercised. No event or circumstance other than an event specified in § 12(a) shall entitle Bondholders to declare their Bonds due and payable prior to their stated maturity save as expressly provided for in these Terms and Conditions and subject to applicable mandatory law.

(b)     Der betreffende Anleihegläubiger hat seine Kündigungserklärung gemäß § 12(a) in Textform über seine Depotbank gegenüber der Zahlstelle gemäß den Regeln und Verfahren des Clearingsystems abzugeben. Die Erklärung ist unwiderruflich. Der betreffende Anleihegläubiger hat dabei durch eine Bescheinigung seiner Depotbank oder auf andere geeignete Weise nachzuweisen, dass er zu dem Zeitpunkt der Abgabe der Kündigungserklärung Inhaber der betreffenden Schuldverschreibung(en) ist.

(b)     The relevant Bondholder must give the notice in accordance with § 12(a) by delivering it in text form via their Custodian to the Paying Agent in accordance with the rules and procedures of the Clearing System. The notice is irrevocable. The relevant Bondholder must provide evidence by means of a certificate from their Custodian or in any other appropriate manner that they are the holder of the respective Bond(s) at the time of giving the termination notice.

(c)     In den Fällen gemäß § 12(a)(ii) und § 12(a)(iii) wird eine Kündigungserklärung, sofern nicht bei deren Eingang zugleich einer der in § 12(a)(i) oder § 12(a)(iv)-(vi) bezeichneten Kündigungsgründe vorliegt, erst wirksam, wenn bei der Zahlstelle Kündigungserklärungen von Anleihegläubigern im Nennbetrag von mindestens 25 % des Gesamtnennbetrags der zu diesem Zeitpunkt noch insgesamt ausstehenden Schuldverschreibungen eingegangen sind.

(c)     In the events specified in § 12(a)(ii) and § 12(a)(iii), any notice declaring Bonds due will, unless at the time such notice is received any of the events specified in § 12(a)(i) or § 12(a)(iv)-(vi) entitling Bondholders to declare their Bonds due has occurred, become effective only when the Paying Agent has received such default notices from the Bondholders representing at least 25 per cent. of the aggregate principal amount of the Bonds then outstanding.

(d)    Wenn eine Schuldverschreibung von einem An-leihe-gläubiger gemäß diesem § 12 zur vor-zeitigen Rückzahlung fällig gestellt wird, kann dieser Anleihegläubiger das Umtauschrecht für diese Schuldverschreibung ab dem Zugang der Kündigungs-erklärung bei der Zahlstelle gemäß § 12(b) nicht mehr ausüben.

(d)    If any Bond is declared due for early redemption by a Bondholder pursuant to this § 12, the Exchange Right in respect of such Bond may no longer be exercised by such Bondholder from the time of receipt of the notice of termination by the Paying Agent pursuant to § 12(b).

(e) Kündigungserklärungen, die die Zahlstelle nach 16:00 Uhr (Frankfurt am Main Zeit) erhält, werden	(e) Termination notices received by the Paying Agent after 4:00 p.m. (Frankfurt am Main time) only

erst am unmittelbar darauffolgenden Geschäftstag wirksam.	become effective on the immediately succeeding Business Day.

§ 13 Zahlstelle, Umtauschstelle und Berechnungsstelle	§ 13 Paying Agent, Exchange Agent and Calculation Agent

(a)     Deutsche Bank Aktiengesellschaft ist die Zahlstelle (die “Zahlstelle”, gemeinsam mit etwaigen von der Emittentin nach § 13(b) bestellten zusätzlichen Zahlstellen, die “Zahlstellen”). Die Deutsche Bank Aktiengesellschaft ist die Umtauschstelle (die “Umtauschstelle”, und gemeinsam mit etwaigen von der Emittentin nach § 13(b) bestellten zusätzlichen Umtauschstellen, die “Umtauschstellen”).

(a)     Deutsche Bank Aktiengesellschaft will be the principal paying agent (the “Paying Agent”, and together with any additional paying agent appointed by the Issuer in accordance with § 13(b), the “Paying Agents”). Deutsche Bank Aktiengesellschaft will be the principal exchange agent (the “Exchange Agent”, and together with any additional exchange agent appointed by the Issuer in accordance with § 13(b), the “Exchange Agents”).

Die Geschäftsräume der Zahlstelle und Umtauschstelle befinden sich unter der folgenden Adresse:	The address of the specified offices of the Paying Agent and the Exchange Agent is:

Taunusanlage 12 60325 Frankfurt am Main Bundesrepublik Deutschland	Taunusanlage 12 60325 Frankfurt am Main Federal Republic of Germany

Die Conv-Ex Advisors Limited, 80 Coleman Street, London EC2R 5BJ, Vereinigtes Königreich, ist die Berechnungsstelle (die “Berechnungsstelle” und gemeinsam mit den Zahlstellen und Umtauschstellen, die “Verwaltungsstellen”).

Conv-Ex Advisors Limited, 80 Coleman Street, London EC2R 5BJ, United Kingdom, will be the calculation agent (the “Calculation Agent” and together with the Paying Agents and the Exchange Agents, the “Agents”).

Auf keinen Fall dürfen sich die Geschäftsräume einer Verwaltungsstelle in den Vereinigten Staaten befinden.	In no event will the specified office of any Agent be within the United States.

(b)     Die Emittentin wird dafür sorgen, dass stets eine Zahlstelle, eine Umtauschstelle und eine Berechnungsstelle vorhanden sind. Die Emittentin ist berechtigt, andere international anerkannte Banken als Zahlstelle oder Umtauschstelle bzw. eine international anerkannte Bank oder einen Finanzberater mit einschlägiger Expertise als Berechnungsstelle zu bestellen. Die Emittentin ist weiterhin berechtigt, die Bestellung einer Bank zur Verwaltungsstelle zu beenden. Im Falle einer solchen Beendigung oder falls die bestellte Verwaltungsstelle nicht mehr als Verwaltungsstelle in der jeweiligen Funktion tätig werden kann oder will, bestellt die Emittentin eine andere international anerkannte Bank als Zahlstelle oder Umtauschstelle bzw.

(b)     The Issuer will procure that there will be a Paying Agent, an Exchange Agent and a Calculation Agent at all times. The Issuer is entitled to appoint other banks of international standing as Paying Agents or Exchange Agents, or, in the case of the Calculation Agent only, a bank of international standing or a financial adviser with relevant expertise. Furthermore, the Issuer is entitled to terminate the appointment of any Agent. In the event of such termination or such Agent being unable or unwilling to continue to act as Agent in the relevant capacity, the Issuer will appoint another bank of international standing as Paying Agent or Exchange Agent, or, in the case of the Calculation Agent only, a bank of international standing or a financial adviser with relevant eine international anerkannte Bank oder einen Finanzberater mit einschlägiger Expertise als Berechnungsstelle. Eine solche Bestellung oder Beendigung der Bestellung ist so bald wie möglich gemäß § 14 oder, falls dies nicht möglich sein sollte, in sonstiger geeigneter Weise zu veröffentlichen.
expertise. Such appointment or termination will be published as soon as practicable in accordance with § 14, or, should this not be possible, in another appropriate manner.

(c)     Alle Bestimmungen, Berechnungen und Anpassungen durch die Verwaltungsstellen erfolgen in Abstimmung mit der Emittentin und sind, soweit nicht ein offenkundiger Fehler vorliegt, in jeder Hinsicht endgültig und für die Emittentin und alle Anleihegläubiger bindend.

(c)     All determinations, calculations and adjustments made by any Agent will be made in conjunction with the Issuer and will, in the absence of manifest error, be conclusive in all respects and binding upon the Issuer and all Bondholders.

Jede Verwaltungsstelle kann den Rat eines oder mehrerer Rechtsanwälte oder anderer Sachverständiger einholen, deren Beratung oder Dienste sie für notwendig hält, und sich auf eine solche Beratung verlassen. Die Verwaltungsstellen übernehmen keine Haftung gegenüber der Emittentin bzw. den Anleihegläubigern im Zusammenhang mit Handlungen, die in gutem Glauben im Einklang mit einer solchen Beratung getätigt, unterlassen oder geduldet wurden.

Each Agent may engage the advice or services of any lawyers or other experts whose advice or services it deems necessary and may rely upon any advice so obtained. No Agent will incur any liability as against the Issuer or the Bondholders in respect of any action taken, or not taken, or suffered to be taken, or not taken, in accordance with such advice in good faith.

(d)     Jede Verwaltungsstelle ist in dieser Funktion ausschließlich Beauftragte der Emittentin und handelt ausschließlich auf Verlangen der Emittentin. Zwischen einer Verwaltungsstelle und den Anleihegläubigern besteht kein Auftrags- oder Treuhandverhältnis, und keine Verwaltungsstelle übernimmt eine Haftung gegenüber den Anleihegläubigern oder einer anderen Verwaltungsstelle.

(d)     Each Agent acting in such capacity, acts only as agent of, and upon request from, the Issuer. There is no agency or fiduciary relationship between any Agent and the Bondholders, and no Agent will incur any liability as against the Bondholders or any other Agent.

(e) Wenn die Emittentin gemäß diesen Emissionsbedingungen einen Unabhängigen Sachverständigen bestellt, dann sind § 13(c) und (d) entsprechend auf den Unabhängigen Sachverständigen anzuwenden.	(e) If the Issuer appoints an Independent Expert in accordance with these Terms and Conditions, § 13(c) and (d) will apply mutatis mutandis to the Independent Expert.

§ 14 Mitteilungen	§ 14 Notices

(a)     Die Emittentin wird vorbehaltlich § 17(f) alle die Schuldverschreibungen betreffenden Mitteilungen auf ihrer Homepage (www.fresenius.com) bekanntmachen. Jede derartige Mitteilung gilt im Zeitpunkt der so

(a)     The Issuer will, subject to § 17(f), publish all notices concerning the Bonds on its homepage (www.fresenius.com). Any such notice will be deemed to have been given when so published by the Issuer.

erfolgten Veröffentlichung seitens der Emittentin als wirksam erfolgt.

(b)     Sofern die Schuldverschreibungen an einer Wertpapierbörse oder an einem Handelssystem auf Veranlassung der Emittentin notiert sind und die Regularien dieser Börse bzw. dieses Handelssystems dies verlangen, werden alle die Schuldverschreibungen betreffenden Mitteilungen im Einklang mit den Regularien der Börse bzw. dieses Handelssystems, an der die Schuldverschreibungen notiert sind, veröffentlicht.

(b)      If the Bonds are traded on any stock exchange or on a trading facility, at the initiative of the Issuer, and the rules of that stock exchange or that trading facility so require, all notices concerning the Bonds will be made in accordance with the rules of the stock exchange or trading facility on which the Bonds are traded.

(c)     Die Emittentin wird zusätzlich alle die Schuldverschreibungen betreffenden Mitteilungen an (i) das Clearingsystem zur Weiterleitung an die Anleihegläubiger und (ii) die Berechnungsstelle übermitteln.
(c) In addition, the Issuer will deliver all notices concerning the Bonds to (i) the Clearing System for communication by the Clearing System to the Bondholders and (ii) the Calculation Agent.

(d) Eine Mitteilung gemäß § 14(a) bis (c) gilt mit dem Tag als wirksam erfolgt, an dem sie erstmalig wirksam übermittelt wurde oder als wirksam übermittelt gilt.	(d) A notice effected in accordance with § 14(a) to (c) above will be deemed to be effected on the date on which the first such communication is, or is deemed to be, effective.

§ 15 Begebung weiterer Schuldverschreibungen	§ 15 Issue of Additional Bonds

Die Emittentin behält sich vor, von Zeit zu Zeit ohne Zustimmung der Anleihegläubiger weitere Schuldverschreibungen mit gleicher Ausstattung (mit Ausnahme, unter anderem, des Tags der Begebung) in der Weise zu begeben, dass sie mit diesen Schuldverschreibungen zusammengefasst werden, eine einheitliche Emission mit ihnen bilden und ihren Gesamtnennbetrag erhöhen. Der Begriff “Schuldverschreibungen” umfasst im Falle einer solchen Erhöhung auch solche zusätzlich begebenen Schuldverschreibungen.

The Issuer reserves the right from time to time without the consent of the Bondholders to issue additional Bonds with identical terms (save for inter alia the date of issue), so that the same will be consolidated, form a single issue with and increase the aggregate principal amount of these Bonds. The term “Bonds” will, in the event of such increase, also comprise such additionally issued Bonds.

§ 16 Vorlegungsfrist	§ 16 Presentation Period

Die Vorlegungsfrist gemäß § 801 Absatz 1 Satz 1 BGB für die Schuldverschreibungen beträgt 10 Jahre.	The period for presentation of the Bonds pursuant to § 801(1) sentence 1 BGB will be 10 years.

§ 17 Änderung der Emissionsbedingungen durch Beschluss der Anleihegläubiger; Gemeinsamer Vertreter	§ 17 Amendments to the Terms and Conditions, by resolution of the Bondholders; Joint Representative

(a) Änderung der Emissionsbedingungen. Die Emittentin kann die Emissionsbedingungen mit Zustimmung aufgrund Mehrheitsbeschlusses der Anleihegläubiger nach Maßgabe der §§ 5 ff. des	(a) Amendment of the Terms and Conditions. The Issuer may amend the Terms and Conditions with the consent of a majority resolution of the Bondholders pursuant to § 5 et seqq. of the

Gesetzes über Schuldverschreibungen aus Gesamtemissionen (“SchVG”) in seiner jeweils geltenden Fassung ändern. Eine Änderung der Emissionsbedingungen ohne Zustimmung der Emittentin scheidet aus.
German Act on Issues of Debt Securities (Gesetz über Schuldverschreibungen aus Gesamtemissionen), as amended (the “SchVG”). There will be no amendment of the Terms and Conditions without the Issuer’s consent.

Die Anleihegläubiger können insbesondere einer Änderung wesentlicher Inhalte der Emissionsbedingungen, einschließlich der in § 5 Absatz 3 SchVG vorgesehenen Maßnahmen, durch Beschlüsse mit den in dem nachstehenden § 17(b) genannten Mehrheiten zustimmen. Ein ordnungsgemäß gefasster Mehrheitsbeschluss ist für alle Anleihegläubiger gleichermaßen verbindlich.

In particular, the Bondholders may consent to amendments which materially change the substance of the Terms and Conditions, including such measures as provided for under § 5(3) SchVG by resolutions passed by such majority of the votes of the Bondholders as stated under § 17(b) below. A duly passed majority resolution will be binding equally upon all Bondholders.

(b)    Mehrheit. Vorbehaltlich des nachstehenden Satzes und der Erreichung der erforderlichen Beschlussfähigkeit beschließen die Anleihegläubiger mit der einfachen Mehrheit der an der Abstimmung teilnehmenden Stimmrechte. Beschlüsse, durch welche der wesentliche Inhalt der Emissionsbedingungen, insbesondere in den Fällen des § 5 Absatz 3 Nr. 1 bis 9 SchVG, geändert wird oder sonstige wesentliche Maßnahmen beschlossen werden, bedürfen zu ihrer Wirksamkeit einer Mehrheit von mindestens 75 % der an der Abstimmung teilnehmenden Stimmrechte (eine “Qualifizierte Mehrheit”).

(b)     Majority. Except as provided by the following sentence and provided that the quorum requirements are being met, the Bondholders may pass resolutions by simple majority of the voting rights participating in the vote. Resolutions which materially change the substance of the Terms and Conditions, in particular in the cases of § 5(3) numbers 1 through 9 SchVG, or relating to material other matters may only be passed by a majority of at least 75 per cent. of the voting rights participating in the vote (a “Qualified Majority”).

(c) Beschlussfassung. Die Anleihegläubiger können Beschlüsse in einer Gläubigerversammlung gemäß §§ 5 ff. SchVG oder im Wege einer Abstimmung ohne Versammlung gemäß § 18 und §§ 5 ff. SchVG fassen.
(c)     Passing of resolutions. The Bondholders can pass resolutions in a meeting (Gläubigerversammlung) in accordance with § 5 et seqq. SchVG or by means of a vote without a meeting (Abstimmung ohne Versammlung) in accordance with § 18 and § 5 et seqq. SchVG.

(i)      Die Teilnahme an der Gläubigerversammlung und die Ausübung der Stimmrechte sind von einer vorherigen Anmeldung der Anleihegläubiger abhängig. Die Anmeldung muss unter der in der Bekanntmachung der Einberufung mitgeteilten Adresse spätestens an dem dritten Tag vor der Gläubigerversammlung zugehen. Mit der Anmeldung müssen die Anleihegläubiger ihre Berechtigung zur Teilnahme an der Abstimmung durch einen in Textform erstellten besonderen Nachweis der Depotbank gemäß § 19(d)(i)(A) und (B) und durch Vorlage

(i)      Attendance at the meeting and exercise of voting rights is subject to the Bondholders’ registration. The registration must be received at the address stated in the convening notice no later than the third day preceding the meeting. As part of the registration, Bondholders must provide evidence of their eligibility to participate in the vote by means of a special confirmation of the Custodian in accordance with § 19(d)(i)(A) and (B) hereof in text form and by submission of a blocking instruction by the Custodian stating that the relevant Bonds are not transferable from and eines Sperrvermerks der Depotbank, aus dem hervorgeht, dass die betreffenden Schuldverschreibungen ab dem Tag der Absendung der Anmeldung (einschließlich) bis zum angegebenen Ende der Gläubigerversammlung (einschließlich) nicht übertragbar sind, nachweisen.
including the day such registration has been sent until and including the stated end of the meeting.

(ii)    Zusammen mit der Stimmabgabe müssen die Anleihegläubiger ihre Berechtigung zur Teilnahme an der Abstimmung ohne Versammlung durch einen in Textform erstellten besonderen Nachweis der Depotbank gemäß § 19(d)(i)(A) und (B) und durch Vorlage eines Sperrvermerks der Depotbank, aus dem hervorgeht, dass die betreffenden Schuldverschreibungen ab dem Tag der Stimmabgabe (einschließlich) bis zum letzten Tag des Abstimmungszeitraums (einschließlich) nicht übertragbar sind, nachweisen.

(ii)    Together with casting their vote, Bondholders must provide evidence of their eligibility to participate in the vote without a meeting by means of a special confirmation of the Custodian in accordance with § 19(d)(i)(A) and (B) hereof in text form and by submission of a blocking instruction by the Custodian stating that the relevant Bonds are not transferable from and including the day such vote has been cast until and including the day the voting period ends.

(d)     Zweite Versammlung. Wird für die Gläubigerversammlung gemäß § 17(c)(i) oder die Abstimmung ohne Versammlung gemäß § 17(c)(ii) die mangelnde Beschlussfähigkeit festgestellt, kann – im Falle der Gläubigerversammlung – der Vorsitzende eine zweite Versammlung im Sinne von § 15 Absatz 3 Satz 2 SchVG und – im Falle der Abstimmung ohne Versammlung – der Abstimmungsleiter eine zweite Versammlung im Sinne von § 18 Absatz 4 Satz 2 und § 15 Absatz 3 Satz 3 SchVG einberufen. Die Teilnahme an der zweiten Versammlung und die Ausübung der Stimmrechte sind von einer vorherigen Anmeldung der Anleihegläubiger abhängig. Für die Anmeldung der Anleihegläubiger zu einer zweiten Versammlung gelten die Bestimmungen des § 17(c)(i) entsprechend.

(d)     Second Meeting. If it is ascertained that no quorum exists for the meeting in accordance with § 17(c)(i) or the vote without a meeting in accordance with § 17(c)(ii), in case of a meeting the chair (Vorsitzender) may convene a second meeting in accordance with § 15(3) sentence 2 SchVG or in case of a vote without a meeting the scrutineer (Abstimmungsleiter) may convene a second meeting within the meaning of § 18(4) sentence 2 and § 15(3) sentence 3 SchVG. Attendance at the second meeting and exercise of voting rights is subject to the Bondholders’ registration. The provisions set out in § 17(c)(i) will apply mutatis mutandis to Bondholders’ registration for a second meeting.

(e)    Gemeinsamer Vertreter. Die Anleihegläubiger können durch Mehrheitsbeschluss die Bestellung oder Abberufung eines gemeinsamen Vertreters (der “Gemeinsame Vertreter”), die Aufgaben und Befugnisse des Gemeinsamen Vertreters, die Übertragung von Rechten der Anleihegläubiger auf den Gemeinsamen Vertreter und eine Beschränkung der Haftung des Gemeinsamen Vertreters bestimmen. Die

(e)     Bondholders’ Representative. The Bondholders may by majority resolution provide for the appointment or dismissal of a bondholders’ representative (the “Bondholders’ Representative”), the duties and responsibilities and the powers of such Bondholders’ Representative, the transfer of the rights of the Bondholders to the Bondholders’ Representative and a limitation of liability of the Bondholders’

Bestellung eines Gemeinsamen Vertreters bedarf einer Qualifizierten Mehrheit, wenn er ermächtigt werden soll, Änderungen des wesentlichen Inhalts der Emissionsbedingungen oder sonstigen wesentlichen Maßnahmen gemäß § 17(b) zuzustimmen.

Representative. Appointment of a Bondholders’ Representative may only be passed by a Qualified Majority if such Bondholders’ Representative is to be authorised to consent, in accordance with § 17(b) hereof, to a material change in the substance of the Terms and Conditions or other material matters.

(f) Veröffentlichung. Mitteilungen betreffend diesen § 17 erfolgen ausschließlich gemäß den Bestimmungen des SchVG.	(f) Publication. Any notices concerning this § 17 will be made exclusively pursuant to the provisions of the SchVG.

(g) Die oben aufgeführten auf die Änderung der Emissionsbedingungen anwendbaren Bestimmungen finden sinngemäß auf die Bestimmungen der Ersetzungsgarantie gemäß § 18(a)(ii) Anwendung.	(g) The provisions set out above applicable to the amendment of the Terms and Conditions will apply mutatis mutandis to the Substitution Guarantee pursuant to § 18(a)(ii).

§ 18 Ersetzung der Emittentin	§ 18 Substitution of Issuer

(a)      Die Emittentin (oder die Nachfolgeschuldnerin) ist jederzeit berechtigt, sofern sie sich nicht mit einer Zahlung von Kapital oder einer anderen Zahlung aus den Schuldverschreibungen in Verzug befindet, ohne Zustimmung der Anleihegläubiger ein mit der Fresenius SE & Co. KGaA Verbundenes Unternehmen an ihrer Stelle als Hauptschuldnerin (ein solches Unternehmen ist die “Nachfolgeschuldnerin”) für alle Verpflichtungen aus und im Zusammenhang mit den Schuldverschreibungen einzusetzen, vorausgesetzt, dass:

(a)     The Issuer (or the Substitute Debtor) may, without the consent of the Bondholders, if no payment of principal or any other amount in respect of the Bonds is in default, at any time substitute for the Issuer, any Affiliate of Fresenius SE & Co. KGaA as the principal debtor in respect of all obligations arising from or in connection with the Bonds (any such company, the “Substitute Debtor”), provided that:

(i)     die Nachfolgeschuldnerin alle Verpflichtungen der Emittentin im Zusammenhang mit den Schuldverschreibungen rechtswirksam übernimmt und sie sämtliche sich aus oder im Zusammenhang mit den Schuldverschreibungen ergebenden Zahlungsverpflichtungen in der Festgelegten Währung ohne die Notwendigkeit (vorbehaltlich Ziffer (v)) einer Einbehaltung an der Quelle oder des Abzugs irgendwelcher Steuern oder Abgaben in dem Land oder Hoheitsgebiet, in dem die Nachfolgeschuldnerin ihren Sitz hat (mit Ausnahme von Steuern, die auch angefallen wären, wäre die Ersetzung nicht erfolgt), erfüllen sowie die hierzu erforderlichen Beträge ohne

(i)     the Substitute Debtor assumes all obligations of the Issuer in respect of the Bonds and is in a position to fulfil all payment obligations arising from or in connection with the Bonds in the Specified Currency without, subject to clause (v) below, the necessity of any taxes or duties levied by the country or jurisdiction in which the Substitute Debtor is domiciled (other than taxes which would also be levied in the absence of such substitution) to be withheld or deducted at source and to transfer all amounts which are required therefore to the Paying Agent without any restrictions, and that in particular all necessary authorisations to this effect by any competent authority have been obtained, and, to the extent service of process must

Beschränkungen an die Zahlstelle transferieren kann und sie insbesondere jede hierfür notwendige Genehmigung der Behörden ihres Landes erhalten hat, und, sofern eine Zustellung an die Nachfolgeschuldnerin außerhalb von Deutschland erfolgen müsste, ein Zustellungsbevollmächtigter in Deutschland bestellt wird;
be effected to the Substitute Debtor outside of Germany, a service of process agent in Germany is appointed;

(ii)   die Emittentin unwiderruflich und unbedingt gegenüber den Anleihegläubigern die Zahlung aller von der Nachfolgeschuldnerin auf die Schuldverschreibungen zahlbaren Beträge garantiert (die “Ersetzungsgarantie”); und
(ii) the Issuer irrevocably and unconditionally guarantees in favour of each Bondholder the payment of all sums payable by the Substitute Debtor in respect of the Bonds (the “Substitution Guarantee”);

(iii)   die Nachfolgeschuldnerin und die Emittentin alle für die Ersetzung und die Emittentin alle für die Abgabe der Ersetzungsgarantie notwendigen internen Ermächtigungen erhalten haben, diese Ermächtigungen weiterhin in vollem Umfang gültig und wirksam sind und die Verpflichtungen der Nachfolgeschuldnerin aus den Schuldverschreibungen und die von der Emittentin gestellte Ersetzungsgarantie jeweils gemäß ihren Bestimmungen wirksam, rechtsverbindlich und durch jeden Anleihegläubiger durchsetzbar sind;

(iii)   the Substitute Debtor and the Issuer have obtained all necessary internal approvals and consents for such substitution and for the giving by the Issuer of the Substitution Guarantee in respect of the obligations of the Substitute Debtor, that all such approvals are in full force and effect and that the obligations assumed by the Substitute Debtor under the Bonds and the Substitution Guarantee given by the Issuer are each valid and binding in accordance with their respective terms and enforceable by each Bondholder;

(iv)    § 12 dergestalt als ergänzt gilt, dass ein zusätzlicher Kündigungsgrund unter dieser Bestimmung der Wegfall der Wirksamkeit, Rechtsverbindlichkeit oder Durchsetzbarkeit der Ersetzungsgarantie gegen die Emittentin ist;

(iv)    § 12 shall be deemed to be amended so that it shall also be an Event of Default under such provision if the Substitution Guarantee shall cease to be valid or binding on or enforceable against the Issuer;

(v)     die Nachfolgeschuldnerin sich verpflichtet, jedem Anleihegläubiger alle Steuern, Gebühren oder Abgaben zu erstatten, die ihm im Zusammenhang mit Zahlungen auf die Schuldverschreibungen (einschließlich Steuern und Abgaben, die an der Quelle abgeführt oder einbehalten wurden), durch den Schuldnerwechsel oder in anderer Weise infolge der Schuldübernahme durch die Nachfolgeschuldnerin auferlegt werden, vorausgesetzt, dass sich die Verpflichtung auf Beträge beschränkt, die der

(v)     the Substitute Debtor undertakes to reimburse any Bondholder for such taxes, fees or duties which may be imposed upon such Bondholder in connection with any payments on the Bonds (including taxes or duties being deducted or withheld at source), upon conversion or otherwise, as a consequence of the assumption of the Issuer’s obligations by the Substitute Debtor, provided that such undertaking shall be limited to amounts that would not have

Anleihegläubiger ohne die Ersetzung der Emittentin nicht hätte tragen müssen; und	been imposed upon the Bondholder had such substitution not occurred; and

(vi)    der Zahlstelle jeweils ein Rechtsgutachten bezüglich der betroffenen Rechtsordnungen von anerkannten Rechtsanwälten vorgelegt wurden, die bestätigen, dass die Bestimmungen in den vorstehenden Unterabsätzen (i) bis (v) erfüllt wurden.

(vi)    there shall have been delivered to the Paying Agent one opinion for each jurisdiction affected of lawyers of recognised standing to the effect that numbers (i) through (v) above have been satisfied.

(b) Jede Ersetzung ist gemäß § 14 mitzuteilen.	(b) Notice of any such substitution will be published in accordance with § 14.

(c)     Sofern die Voraussetzungen gemäß § 18(a) erfüllt sind, wird die Ersetzung in dem in der Mitteilung genannten Zeitpunkt wirksam. Mit Wirksamwerden der Ersetzung folgt die Nachfolgeschuldnerin der Emittentin nach und übernimmt alle Rechte und Pflichten der Emittentin, als ob die Nachfolgeschuldnerin in diesen Emissionsbedingungen als Emittentin genannt worden wäre, und wird die Emittentin von sämtlichen Verpflichtungen aus Schuldverschreibungen befreit.

(c)     Provided that the requirements in accordance with § 18(a) have been fulfilled, the substitution will take effect at the point in time specified in the notice. Upon the substitution becoming effective the Substitute Debtor will succeed to, and will assume all rights and obligations of, the Issuer under the Bonds with the same effect as if the Substitute Debtor had been named as the Issuer herein, and the Issuer will be released from its obligations under the Bonds.

(d)     Im Falle einer Ersetzung gilt jede Bezugnahme in diesen Emissionsbedingungen auf die Emittentin ab dem Zeitpunkt der Ersetzung als Bezugnahme auf die Nachfolgeschuldnerin, wobei jede Bezugnahme auf das Land, in dem die Emittentin ihren Sitz oder Steuersitz hat, ab diesem Zeitpunkt zusätzlich als Bezugnahme auf das Land, in dem die Nachfolgeschuldnerin ihren Sitz oder Steuersitz hat, gilt.

(d)     In the event of any such substitution, any reference in these Terms and Conditions to the Issuer will from then on be deemed to refer to the Substitute Debtor, provided that any reference to the country in which the Issuer is domiciled or resident for tax purposes will from then on be deemed to also refer to the country of domicile or residence for tax purposes of the Substitute Debtor.

Klarstellend sei erwähnt, dass dies nur gilt, soweit sich nicht aus Sinn und Zweck der jeweiligen Bedingung ergibt, dass die Bezugnahme entweder weiterhin nur auf die Fresenius SE & Co. KGaA erfolgen soll oder dass die Bezugnahme auf die Nachfolgeschuldnerin und gleichzeitig auch auf die Fresenius SE & Co. KGaA im Hinblick auf deren Verpflichtungen aus der Ersetzungsgarantie gemäß § 18(a)(ii) erfolgen soll.

For the avoidance of doubt this will apply only to the extent that the meaning and purpose of the relevant condition requires that the relevant reference will continue to be a reference only to Fresenius SE & Co. KGaA, or that the reference will be to the Substitute Debtor and Fresenius SE & Co. KGaA, in relation to Fresenius SE & Co. KGaA’s obligations under the Substitution Guarantee in accordance with § 18(a)(ii), at the same time.

(e) Nach einer Ersetzung gemäß diesem § 18 kann die Nachfolgeschuldnerin ohne Zustimmung der Anleihegläubiger weitere Ersetzungen durchführen. Die in § 18 genannten Bestimmungen finden entsprechende
(e)     After a substitution in accordance with this § 18, the Substitute Debtor may, without the consent of Bondholders, effect further substitutions. All the provisions specified in § 18 will apply mutatis mutandis, and references in these Terms and

Anwendung. Bezugnahmen in diesen Emissionsbedingungen auf die Emittentin gelten, wo der Zusammenhang dies erfordert, als Bezugnahmen auf eine derartige weitere Nachfolgeschuldnerin.	Conditions to the Issuer will, where the context so requires, be deemed to be or include references to any such further Substitute Debtor.

§ 19 Schlussbestimmungen	§ 19 Final Clauses

(a) Form und Inhalt der Schuldverschreibungen sowie die Rechte der Anleihegläubiger und die Pflichten der Emittentin bestimmen sich in jeder Hinsicht nach dem Recht der Bundesrepublik Deutschland.	(a) The form and content of the Bonds and the rights of the Bondholders and the obligations of the Issuer will in all respects be governed by the laws of the Federal Republic of Germany.

(b) Erfüllungsort ist Frankfurt am Main, Bundesrepublik Deutschland.	(b) Place of performance is Frankfurt am Main, Federal Republic of Germany.

(c)     Gerichtsstand für sämtliche im Zusammenhang mit den Schuldverschreibungen entstehenden Klagen oder sonstigen Verfahren ist, soweit rechtlich zulässig, Frankfurt am Main, Bundesrepublik Deutschland. Dies gilt nur vorbehaltlich eines zwingenden Gerichtsstandes für besondere Rechtsstreitigkeiten im Zusammenhang mit dem SchVG.

(c)     To the extent legally permitted, the courts of Frankfurt am Main, Federal Republic of Germany will have jurisdiction for any action or other legal proceedings arising out of or in connection with the Bonds. This is subject to any exclusive court of venue for specific legal proceedings in connection with the SchVG.

(d)     Jeder Anleihegläubiger ist berechtigt, in jedem Rechtsstreit gegen die Emittentin oder in jedem Rechtsstreit, in dem der Anleihegläubiger und die Emittentin Partei sind, die Rechte aus den Schuldverschreibungen im eigenen Namen geltend zu machen gegen Vorlage:

(d)     Any Bondholder may in any proceedings against the Issuer or to which the Bondholder and the Issuer are parties protect and enforce in their own name the rights arising under the Bonds on the basis of:

(i) einer Bescheinigung der Depotbank, die	(i) a certificate issued by the Custodian

(A) den vollen Namen und die volle Anschrift des Anleihegläubigers angibt;	(A) stating the full name and address of the Bondholder;

(B)     den Gesamtnennbetrag von Schuldverschreibungen angibt, die an dem Ausstellungstag dieser Bescheinigung den bei dieser Depotbank bestehenden Wertpapierdepotkonten dieses Anleihegläubigers gutgeschrieben sind; und
(B) specifying the aggregate principal amount of Bonds credited on the date of such statement to such Bondholder’s securities accounts maintained with the Custodian; and

(C) bestätigt, dass die Depotbank dem Clearingsystem und der Zahlstelle eine Mitteilung gemacht hat, die die Angaben gemäß (A) und (B) enthält und Bestätigungsvermerke des	(C) confirming that the Custodian has given a notice to the Clearing System and the Paying Agent containing the information specified in (A) and (B) and bearing acknowledgements of the

Clearingsystems sowie des betroffenen Kontoinhabers bei dem Clearingsystem trägt; sowie	Clearing System and the relevant account holder in the Clearing System; as well as

(ii) einer von einem Vertretungsberechtigten des Clearingsystems oder der Zahlstelle bestätigten Ablichtung der Globalurkunde.	(ii) a copy of the Global Bond, certified as being a true copy by a duly authorised officer of the Clearing System or the Paying Agent.

(e) Die deutsche Version dieser Emissionsbedingungen ist bindend. Die englische Übersetzung dient nur zu Informationszwecken.	(e) The German version of these Terms and Conditions will be binding. The English translation is for information purposes only.

Schedule 2
Form of Global Bond

NEITHER THE BONDS REPRESENTED BY THIS GLOBAL BOND NOR THE SECURITIES INTO WHICH SUCH BONDS ARE EXCHANGEABLE HAVE BEEN REGISTERED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE OF THE UNITED STATES. THE BONDS REPRESENTED BY THIS GLOBAL BOND HAVE BEEN SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE U.S. STATE SECURITIES LAWS.

ISIN: DE000A4DFSR9
Common Code: [●]
WKN: A4DFSR

Fresenius SE & Co. KGaA
Bundesrepublik Deutschland
(die “Emittentin”)

INHABER-GLOBALSCHULDVERSCHREIBUNG

über

EUR 600.000.000
(in Worten: sechs hundert Millionen Euro)
Umtauschschuldverschreibungen fällig 2028
mit Umtauschrecht in auf den Inhaber lautende Stammaktien (Stückaktien)
der Fresenius Medical Care AG

eingeteilt in untereinander gleichberechtigte, auf den Inhaber lautende
Schuldverschreibungen im Nennbetrag von je EUR 100.000

Diese Inhaber-Globalschuldverschreibung (die “Globalurkunde”) verbrieft Umtauschschuld-verschreibungen im Gesamtnennbetrag von EUR 600.000.000 der Emittentin, eingeteilt in Schuldverschreibungen im festgelegten Nennbetrag von je EUR 100.000 (die “Schuldverschreibungen”). Einzelne Wertpapierurkunden über die Schuldverschreibungen werden nicht ausgegeben. Für die Schuldverschreibungen gelten die beigefügten Emissionsbedingungen. Die Emissionsbedingungen sind Teil dieser Globalurkunde. Bezugnahmen in dieser Globalurkunde auf die “Emissionsbedingungen” verstehen sich auf die Emissionsbedingungen wie hier beigefügt. Die hierin verwendeten Begriffe und Ausdrücke haben die gleiche Bedeutung wie in den Emissionsbedingungen.

Die Emittentin verpflichtet sich, nach Maßgabe der Emissionsbedingungen an den Inhaber der Globalurkunde die hierauf nach den Emissionsbedingungen zahlbaren Beträge zur Weiterleitung an die Gläubiger der Schuldverschreibungen zu zahlen.

Die Emittentin verpflichtet sich, nach Maßgabe der Emissionsbedingungen die Schuldverschreibungen zurückzuzahlen oder an die Gläubiger der Schuldverschreibungen im Fall des Umtauschs auf den Inhaber lautende Stammaktien (Stückaktien) der Gesellschaft zu liefern.

Diese Globalurkunde wird bei der Clearstream Banking AG, Frankfurt am Main (“Clearstream Frankfurt”) hinterlegt und ist ausschließlich zur depotmäßigen Verwahrung durch Clearstream Frankfurt oder für deren Rechnung bestimmt.

Clearstream Frankfurt ist hiermit ermächtigt, den Nennbetrag dieser Globalurkunde in Höhe der Nennbeträge der Schuldverschreibungen herabzusetzen, hinsichtlich derer das Umtauschrecht ausgeübt worden ist oder die zurückgezahlt und entwertet worden sind. Die jeweilige Anzahl von Schuldverschreibungen, die durch diese Globalurkunde verbrieft wird, ergibt sich aus der jeweiligen aktuellen EDV-Eintragung von Clearstream Frankfurt.

Diese Globalurkunde unterliegt deutschem Recht und ist in Übereinstimmung mit diesem auszulegen.

Diese Globalurkunde wird in jeder Hinsicht erst wirksam und bindend, wenn sie die eigenhändigen Unterschriften von zwei durch die Emittentin bevollmächtigten Personen sowie die Unterschrift eines Kontrollbeauftragten der Deutsche Bank Aktiengesellschaft trägt.

Bad Homburg von der Höhe, _______________ 2025

Fresenius SE & Co. KGaA

vertreten durch Fresenius Management SE, ihrem persönlich haftenden Gesellschafter

Durch:	Durch:

(Zeichnungsberechtigter)	(Zeichnungsberechtigter)

Kontrollunterschrift (ohne Obligo, Gewährleistung oder Rückgriff):

(Zeichnungsberechtigter)

Die Emissionsbedingungen sind als Anlage beizufügen.

[ENGLISH CONVENIENCE TRANSLATION – NOT TO BE EXECUTED]

NEITHER THE BONDS REPRESENTED BY THIS GLOBAL BOND NOR THE SECURITIES INTO WHICH SUCH BONDS ARE EXCHANGEABLE HAVE BEEN REGISTERED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE OF THE UNITED STATES. THE BONDS REPRESENTED BY THIS GLOBAL BOND HAVE BEEN SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE U.S. STATE SECURITIES LAWS.

ISIN: DE000A4DFSR9
Common Code: [●]
German Securities Code (WKN): A4DFSR

Fresenius SE & Co. KGaA
Federal Republic of Germany
(the “Issuer”)

GLOBAL BEARER BOND

representing

EUR 600,000,000
(in words: six hundred million euro)
Exchangeable Bonds due 2028
exchangeable into no par value ordinary bearer shares of Fresenius Medical Care AG, divided into bearer bonds in the principal amount of EUR 100,000 each and ranking pari passu among themselves.

This global bearer bond (the “Global Bond”) represents exchangeable bonds of the Issuer in an aggregate principal amount of EUR 600,000,000, divided into Bonds in the principal amount of EUR 100,000 each (the “Bonds”), described, and having the provisions specified, in the Terms and Conditions as annexed hereto. Definitive bonds representing the Bonds will not be issued. The Terms and Conditions form part of this Global Bond. References in this Global Bond to the “Terms and Conditions” shall be to the Terms and Conditions as annexed hereto. Words and expressions defined or set out in the Terms and Conditions shall have the same meaning when used in this Global Bond.

The Issuer, subject to and in accordance with the Terms and Conditions, agrees to pay to the bearer of this Global Bond for on-payment to the Bondholders of the Bonds any sums payable in respect thereof under the Terms and Conditions.

The Issuer, subject to and in accordance with the Terms and Conditions, undertakes to deliver to the Bondholders of the Bonds upon exchange ordinary bearer shares of the Company.

This Global Bond shall be deposited with Clearstream Banking AG, Frankfurt am Main (“Clearstream Frankfurt”) and is issued exclusively for the purpose of being held in safe custody by or for the account of Clearstream Frankfurt.

Clearstream Frankfurt is authorized to reduce the principal amount of this Global Bond by the aggregate of the principal amounts of the Bonds in relation to which the exchange has been exercised or which have been redeemed and cancelled. The relevant number of Bonds which are represented by this Global Bond will result from the relevant current electronic data records of Clearstream Frankfurt.

This Global Bond is governed by, and shall be construed in accordance with, German law.

This Global Bond will only be valid if it bears the handwritten signatures of two duly authorized representatives of the Issuer and the control signature of a person duly authorized by Deutsche Bank Aktiengesellschaft.

Bad Homburg von der Höhe, _______________ 2025

Fresenius SE & Co. KGaA

represented by Fresenius Management SE, its general partner

By:	By:

(Authorized Signatory)	(Authorized Signatory)

Authentication Signature (without liability, warranty or recourse):

(Authorized Signatory)

The Terms and Conditions must be annexed hereto.

Schedule 3
Selling Restrictions

1
General: No action has been or will be taken in any jurisdiction by the Managers or the Issuer that would to the best of their knowledge permit a public offering of the Bonds, or possession or distribution of any offering or publicity material relating to the Bonds, in any country or jurisdiction where action for that purpose is required. Each Manager will comply to the best of its knowledge and belief in all material respects with all applicable laws and regulations in each jurisdiction in which it engages, acquires, offers, sells or delivers Bonds or distributes any offering or publicity material relating to the Bonds or the Shares to be delivered upon exchange of the Bonds, in all cases at its own expense.

2	United States:

2.1
The Bonds and the Shares to be delivered upon exchange of the Bonds have not been and will not be registered under the Securities Act and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

2.2	Each Manager represents that none of it, any of its Affiliates or any person acting on its or their behalf:

2.2.1
has made or will make any offer or sale of the Bonds constituting part of its allotment at any time except outside the United States in “offshore transactions” (within the meaning of Regulation S) in accordance with Rule 903 of Regulation S;

2.2.2
has made or will make, directly or indirectly, offers or sales of any security, or has solicited or will solicit, directly or indirectly, offers to buy any security, or has otherwise negotiated or will negotiate in respect of any security under circumstances that would require the registration of any of the Bonds or the Shares under the Securities Act;

2.2.3	has engaged or will engage in any “general solicitation” or “general advertising” (within the meaning of Rule 502(c) of Regulation D) with respect to the Shares; and

2.2.4	has engaged or will engage in “directed selling efforts” (within the meaning of Rule 902(c) of Regulation S) with respect to the Bonds or the Shares.

2.3
Each Manager represents that it has not entered and agrees that it will not enter into any contractual arrangement with any distributor (as that term is defined in Regulation S) with respect to the distribution or delivery of the Bonds, except with its affiliates or with the prior written consent of the Issuer.

3	United Kingdom:

3.1	Prohibition of Sales to UK Retail Investors

Each Manager represents and agrees that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Bonds to any retail investor in the UK. For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following:

(a)	a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or

(b)
a customer within the meaning of the provisions of the Financial Services and Markets Act 2000, as amended (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA.

3.2	Other regulatory restrictions

Each Manager represents, warrants and agrees that:

3.2.1
it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any Bonds in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and

3.2.2	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Bonds in, from or otherwise involving the United Kingdom.

4	European Economic Area – Prohibition of Sales to EEA Retail Investors:

The Bonds are not intended, to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”), the UK or elsewhere. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (“MiFID II”) or (ii) a customer within the meaning of Directive 2016/97/EU (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Accordingly, each Manager represents, warrants and agrees that it has not offered or sold, and will not offer or sell, any of the Bonds to any retail investor in the EEA, the UK or elsewhere.

Schedule 4
Form of Pricing Agreement

THIS PRICING AGREEMENT (the “Pricing Agreement”) is made on 4 March 2025 between:

(1)	Fresenius SE & Co. KGaA, Else-Kröner-Str. 1, 61352 Bad Homburg vor der Höhe, Federal Republic of Germany (the “Issuer”);

(2)	BofA Securities Europe SA, 51 rue La Boétie, 75008 Paris, France (“BofA”);

(3)	Goldman Sachs Bank Europe SE, Marienturm, Taunusanlage 9-10, 60329 Frankfurt am Main, Federal Republic of Germany (“Goldman Sachs”, and together with BofA, the “Joint Global Coordinators”);

(4)	BNP PARIBAS, 16, boulevard des Italiens, 75009 Paris, France (“BNP”);

(5)
Deutsche Bank Aktiengesellschaft, Taunusanlage 12, 60325 Frankfurt am Main, Federal Republic of Germany (“Deutsche Bank”, and together with the Joint Global Coordinators and BNP, the “Joint Bookrunners”); and

(6)
Banco Santander, S.A., Paseo de Pereda 9-12, 39004 Santander, Spain (“Santander” or the “Co-Lead Manager”, and the Co-Lead Manager together with the Joint Bookrunners the “Managers” and each a “Manager”, and the Seller and the Managers each a “Party” and together the “Parties”).

Whereas:

On 3 March 2025, the Issuer and the Managers entered into a subscription agreement with respect to the Bonds (the “Subscription Agreement”) which provides that the final terms and conditions of the Bonds, in particular the Aggregate Principal Amount of the Bonds, the Issue Price and the Exchange Price will be determined in a bookbuilding process and fixed in this Pricing Agreement.

IT IS AGREED as follows:

1	Certain Definitions; Subscription Agreement

1.1
References to capitalized terms not defined in this Pricing Agreement are to those terms as defined in the Subscription Agreement and in the Terms and Conditions (as defined in the Subscription Agreement), except where the context requires otherwise.

1.2
In case of any conflicts between the provisions contained in (A) this Pricing Agreement, (B) the Subscription Agreement or (C) any other agreement entered into between the Issuer and the Managers prior to the date of this Pricing Agreement and relating to the transaction contemplated by this Pricing Agreement, the provisions contained in this Pricing Agreement shall prevail.

2	Terms of the Issuance of the Bonds

2.1	The terms of the Bonds have been agreed between the parties to this Pricing Agreement as follows:

Maturity Date:	11 March 2028

Aggregate Principal Amount of Bonds:	EUR [●]

Issue Price:	[●] per cent. of the Aggregate Principal Amount of Bonds

Reference Share Price:	EUR [●] (being the placing price of the concurrent accelerated equity offering by the Issuer of a certain block of Shares and the placing price of a Share in the Concurrent Equity Offering)

Exchange Premium:	[●] per cent.

Exchange Price:	EUR [●]

2.2	The final Terms and Condition are attached hereto as Annex.

3	Final Clauses

3.1	This Pricing Agreement shall be governed by, and construed in accordance with, the laws of Germany.

3.2	Any non-contractual rights and obligations arising out of or in connection with this Pricing Agreement shall also be governed by the laws of Germany.

3.3	Place of performance is Frankfurt am Main, Germany.

3.4
Any action or other legal proceedings (the “Proceedings”) arising out of or in connection with this Pricing Agreement shall be brought in the District Court (Landgericht) in Frankfurt am Main, Germany. Nothing contained herein shall limit the right of any party hereto to take Proceedings against any other party hereto in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not.

3.5	Any provision of this Pricing Agreement, including this Clause 3.5, may be amended or supplemented only if the Issuer and the Managers so agree in writing.

Annex
Terms and Conditions

[to be inserted]

Signature Page to the
Pricing Agreement

This Pricing Agreement has been entered into the day and year first above written.

FRESENIUS SE & CO. KGAA
represented by FRESENIUS MANAGEMENT SE, its general partner

By:	By:

Signature Page to the
Pricing Agreement

This Pricing Agreement has been entered into the day and year first above written.

BOFA SECURITIES EUROPE SA

By:

GOLDMAN SACHS BANK EUROPE SE

By:	By:

BNP PARIBAS

By:	By:

DEUTSCHE BANK AKTIENGESELLSCHAFT

By:	By:

BANCO SANTANDER, S.A.

By:	By:

Schedule 5
Form of Closing Certificate

[On the letterhead of the Issuer]

BofA Securities Europe SA
51 rue La Boétie
75008 Paris
France

Goldman Sachs Bank Europe SE
Marienturm
Taunusanlage 9-10
60329 Frankfurt am Main
Federal Republic of Germany

(together, the “Joint Global Coordinators” on behalf of the Managers)

11 March 2025

Fresenius SE & Co. KGaA
(the “Issuer”)

EUR 600,000,000 Exchangeable Bonds due 2028
ISIN DE000A4DFSR9
exchangeable into no par value ordinary bearer shares of
Fresenius Medical Care AG
(the “Bonds”)

Closing Certificate

Reference is made to the Subscription Agreement in respect of the Bonds dated 3 March 2025 (the “Subscription Agreement”) and the pricing agreement in respect of the Bonds dated 4 March 2025 (the “Pricing Agreement”). References to capitalized terms used but not defined herein are to those terms as defined in the Subscription Agreement.

We hereby certify on behalf of the Issuer that

(a)	the representations and warranties contained in the Subscription Agreement are true, accurate and correct in all respects as at, and as if made on, the date hereof; and

(b)	the Issuer has performed all of its material obligations under the Contracts to be performed on or before the date hereof and is not in breach of any provision of the Contracts.

Yours sincerely,

FRESENIUS SE & CO. KGAA

represented by FRESENIUS MANAGEMENT SE, its general partner

By:	By:
Title:	Title:

Signature Page
to the Subscription Agreement

This Agreement has been entered into the day and year first above written.

FRESENIUS SE & CO. KGAA
represented by FRESENIUS MANAGEMENT SE, its general partner

/s/ Sara Hennicken	/s/ Thomas Neidert
By: Sara Hennicken, CFO	By: Thomas Neidert, SVP Global Treasury

S-1

Signature Page
to the Subscription Agreement

This Agreement has been entered into the day and year first above written.

BOFA SECURITIES EUROPE SA

/s/ Jerome Renard
By: Jerome Renard, Head of EU ECM

GOLDMAN SACHS BANK EUROPE SE

/s/ Jens Hofmann	/s/ Philipp Suess
By: Jens Hofmann, Managing Director	By: Philipp Suess, Managing Director

BNP PARIBAS

/s/ Carsten Schwefer	/s/ Thierry Petit
By: Carsten Schwefer, Managing Director	By: Thierry Petit, Managing Director

DEUTSCHE BANK AKTIENGESELLSCHAFT

/s/ Heiko Leopold	/s/ Rico Pedrett
By: Heiko Leopold	By: Rico Pedrett

BANCO SANTANDER, S.A.

/s/ Javier Mata	/s/ Pablo Mateo
By: Javier Mata	By: Pablo Mateo

S-2